UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.              )

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CLEAN ENERGY FUELS CORP.
(Name of Registrant as Specified in its Charter)
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CLEAN ENERGY FUELS CORP.

4675 MacArthur Court, Suite 800

Newport Beach, California 92660

April 3, 2020

Dear Stockholder,

You are cordially invited to attend the annual meeting of stockholders (“Annual Meeting”) of Clean Energy Fuels Corp. (the “Company,” “we,” “us” or “our”) on Friday, May 15, 2020, at 9:00 a.m. Pacific Time. The Annual Meeting will be a virtual meeting conducted via live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/CLNE2020. At this website, you will be able to listen to the Annual Meeting live, submit questions for our management, directors and representatives of our independent registered public accounting firm in attendance, and submit your vote while the Annual Meeting is being held.

We are pleased to take advantage of laws and rules that allow issuers to make use of the Internet in conducting a meeting of stockholders, as well as in furnishing proxy materials. As a result, we will not only host the Annual Meeting virtually on the Internet, but we will also furnish the proxy materials for the Annual Meeting to our stockholders on the Internet. We believe this use of the Internet meaningfully lowers our costs, increases efficiencies and helps reduce the environmental impact of the Annual Meeting, while permitting and encouraging increased stockholder attendance and engagement.

The accompanying notice of Annual Meeting and proxy statement include the agenda for the Annual Meeting, explain the matters that will be discussed and voted on at the Annual Meeting and provide certain other information about our Company.

Your vote is very important. Please vote as promptly as possible. Thank you for supporting our Company.

Sincerely,

MITCHELL W. PRATT
Corporate Secretary

CLEAN ENERGY FUELS CORP.

4675 MacArthur Court, Suite 800

Newport Beach, California 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 15, 2020

The annual meeting of stockholders (“Annual Meeting”) of Clean Energy Fuels Corp. (the “Company,” “we,” “us” or “our”) will be held on Friday, May 15, 2020, at 9:00 a.m. Pacific Time via live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/CLNE2020, for the following purposes:

1.     To elect nine directors to the Board of Directors;

2.     To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020;

3.     To hold an advisory, non-binding vote to approve executive compensation;

4.To approve an amendment to the Company’s 2016 Performance Incentive Plan (“2016 Plan”) to increase the aggregate number of shares available under the 2016 Plan by 18,800,000; and

5.     To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The foregoing items of business are more fully described in the proxy statement that accompanies this notice.

The Company’s Board of Directors has fixed the close of business on March 25, 2020 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting at our principal executive offices during normal business hours for a period of 10 days before the Annual Meeting.

By order of the Board of Directors,

Dated: April 3, 2020	MITCHELL W. PRATT Corporate Secretary

CLEAN ENERGY FUELS CORP.

4675 MacArthur Court, Suite 800

Newport Beach, California 92660

2020 PROXY STATEMENT

CLEAN ENERGY FUELS CORP.

4675 MacArthur Court, Suite 800

Newport Beach, California 92660

2020 PROXY STATEMENT

GENERAL INFORMATION

The board of directors (“Board”) of Clean Energy Fuels Corp., a Delaware corporation (the “Company,” “we,” “us” or “our”), is providing this proxy statement (“Proxy Statement”) and all other proxy materials to you in connection with the solicitation of proxies for use at our 2020 annual meeting of stockholders (“Annual Meeting”). The Annual Meeting will be held on Friday, May 15, 2020, at 9:00 a.m. Pacific Time (“PT”) via live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/CLNE2020, or any adjournment or postponement thereof, for the purposes stated in this Proxy Statement. In addition to any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof, stockholders are being asked to vote at the Annual Meeting on the following three proposals:

Proposal 1.    The election of nine directors to the Board.

Proposal 2.    The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.

Proposal 3.    The approval, on an advisory, non-binding basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (“SEC”).

Proposal 4.    The approval of an amendment to our 2016 Performance Incentive Plan (“2016 Plan”) to increase the aggregate number of shares available under the 2016 Plan by 18,800,000.

This Proxy Statement summarizes the information you need to know in order to vote on these proposals in an informed manner.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The Notice of Annual Meeting, Proxy Statement and our Annual Report are available at www.proxyvote.com. You are encouraged to access and review all of the important information contained in our proxy materials before voting.

Use of the Internet

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials for the Annual Meeting, including this Proxy Statement and our Annual Report, on the Internet. Accordingly, on or about April 3, 2020, we are mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to all of the Company’s stockholders of record who have not previously elected an alternative delivery method, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners.   The Notice will include instructions on how you may access the proxy materials for the Annual Meeting at www.proxyvote.com. For stockholders who have previously elected to receive copies of the proxy materials by mail or e-mail, we will be sending the Annual Report, this Proxy Statement and a proxy card by that method on or about April 3, 2020.  Stockholders who receive a Notice will not receive printed copies of the proxy materials for the Annual Meeting unless they request them, in which case printed copies of the proxy materials and a paper proxy card will be provided at no charge. Any stockholder may request to receive the proxy materials for the Annual Meeting in printed form by mail or electronically by e‑mail on an ongoing basis until the one‑year anniversary of the date of the Annual Meeting by following the instructions in the Notice. We encourage you to take advantage of the availability of our proxy materials on the Internet in order to lower our printing and delivery costs and help reduce the environmental impact of the Annual Meeting.

We have held our annual meetings of stockholders virtually since 2017, and we have again elected to hold this year’s Annual Meeting virtually on the Internet. We have made this decision for a number of reasons, including:

•     The attendance at our most recent in-person stockholder meetings was low, consisting of an average of 12 stockholders who attended each of our most recent three meetings in person. The most recent such meeting was in 2017, when we held a “hybrid” meeting that included both in-person and virtual access to the meeting. Despite these historically low in-person attendance levels, offering in-person access to our stockholder meetings can involve significant costs, including monetary expenses and increased management and employee time. As a result, we determined that offering in-person access to the Annual Meeting would not provide sufficient benefits to our stockholders to justify the associated costs.

•     Attendance at our stockholder meetings held in 2018 and 2019, both of which included a virtual component, increased substantially. The number of stockholders who attended each of these meetings via the Internet rose to an average of 32 stockholders per meeting. In light of this increase in average attendance, we believe the virtual meeting format, which allows our stockholders to attend meetings from their locations around the world, is an effective way to encourage and enable more of our stockholders to participate in our annual meeting process. As a result, we determined to host the Annual Meeting virtually in order to support similar or further increased stockholder attendance levels at this year’s meeting.

•     Stockholders who attend the Annual Meeting virtually will be able to listen to the meeting live and submit their vote while the Annual Meeting is being held, and will also be able to submit, either anonymously or identified by name, questions or comments for our management, directors and representatives of our independent registered public accounting firm in attendance at the meeting. This functionality provides our stockholders with opportunities for participation and engagement at the Annual Meeting that are comparable to those that would be available at an in-person meeting. As a result, we believe the virtual nature of the Annual Meeting will not decrease engagement capabilities and could facilitate increased stockholder participation with the ability to submit comments and questions anonymously if a stockholder desires to do so.

•     We are sensitive to the public health and travel concerns stockholders may have regarding the coronavirus (COVID-19) and the protocols that federal, state and local governments are imposing. Accordingly, we believe that holding this year’s Annual Meeting virtually is prudent in order to mitigate the health and safety risks to our stockholders while also facilitating stockholder attendance and participation at the Annual Meeting.

Stockholders who choose to attend the Annual Meeting will do so by accessing a live audio webcast of the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/CLNE2020. Please see “Attending the Annual Meeting” below for more information.

Record Date and Outstanding Shares

All stockholders that owned shares of our common stock at the close of business on March 25, 2020, the date fixed by the Board as the record date, are entitled to vote at the Annual Meeting.

On the record date, 203,696,127 shares of our common stock were outstanding.

Voting Matters

Voting Rights

Each share of our common stock entitles the owner of the share to one vote on all matters to be voted on at the Annual Meeting.

Quorum Requirement

We will have the required quorum to conduct the business of the Annual Meeting if holders as of the record date representing a majority of the outstanding shares of our common stock entitled to vote are present in person or represented by proxy at the Annual Meeting. Abstentions and broker non‑votes (discussed under “Effect of Not Providing Voting Instructions; Broker Non-Votes” below) will be counted for purposes of determining the presence of a quorum at the Annual Meeting.

Effect of Not Providing Voting Instructions; Broker Non-Votes

Stockholders of Record. You are a “stockholder of record” if your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent. If you were a stockholder of record at the close of business on the record date for the Annual Meeting and you submit a valid proxy but do not provide voting instructions with respect to your shares, all shares represented by your proxy will be voted in accordance with the recommendation of our Board on each proposal to be presented at the Annual Meeting, as described in this Proxy Statement.

Beneficial Owners of Shares Held in Street Name. You are a “beneficial owner of shares held in street name” if your shares are not held of record in your name but are held by a broker, bank or other nominee on your behalf as the beneficial owner. Pursuant to applicable stock exchange rules, if your shares were held in street name through a brokerage account at the close of business on the record date for the Annual Meeting, you must provide voting instructions to your broker if you want your shares to be voted on the election of directors (Proposal 1), the approval, on an advisory, non-binding basis, of the compensation of our named executive officers (Proposal 3), and the approval of an amendment to the Company’s 2016 Plan to increase the aggregate number of shares available under the 2016 Plan by 18,800,000 (Proposal 4). These proposals constitute “non-routine” matters on which a broker is not entitled to vote shares held for a beneficial owner without receiving voting instructions from the beneficial owner. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 2) is considered a “routine” matter for which your shares may be voted in the discretion of your broker if voting instructions have not been received.  As a result, if you hold your shares in street name and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal 2 at the Annual Meeting, but will not be permitted to vote on Proposal 1,  Proposal 3 or Proposal 4 at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting. Moreover, if you are a beneficial owner of shares in street name and you properly submit a voting instruction form to your broker, bank or other nominee that is signed but unmarked with respect to your vote on Proposals 1, 2,  3 or 4, applicable rules will generally permit your broker, bank or other nominee to vote your shares on these proposals in accordance with the recommendations of the Board as set forth in this Proxy Statement.

Voting Requirements

The election of directors (Proposal 1) will be determined by a plurality of the votes cast on the proposal at the Annual Meeting. This means that the nine nominees who receive the highest number of affirmative votes will be elected as directors.  Shares voted “Withhold” and broker non‑votes are not counted as votes cast and will have no effect on the outcome of the election of directors.

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 2), the approval, on an advisory, non-binding basis, of the compensation of our named executive officers (Proposal 3), and the approval of an amendment to the Company’s 2016 Plan to increase the aggregate number of shares available under the 2016 Plan by 18,800,000 (Proposal 4) must each be approved by the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. For purposes of determining the number of votes cast for Proposal 2 and Proposal 3, only shares voted “FOR” or “AGAINST” are counted. Abstentions and broker non-votes are not treated as votes cast and will not be counted in determining the outcome of Proposal 2 or Proposal 3. In addition, under NYSE listing standards applicable to stockholder approval of equity incentive plans, abstentions are treated as votes cast. Accordingly, for purposes of Proposal 4, abstentions will have the effect of a vote “AGAINST” the proposal.

The following is a summary of the voting requirements for each proposal to be voted on at the Annual Meeting:

Proposal	Vote Required	Routine vs. Non- Routine Matter	Effect of Abstentions and Broker Non-Votes
1: Election of Directors	Plurality of Votes Cast	Non-Routine	No effect
2: Ratification of Independent Registered Public Accounting Firm	Majority of Votes Cast	Routine	Abstentions: No effect Broker non-votes: None expected
3: Advisory, Non-Binding Vote on Executive Compensation	Majority of Votes Cast	Non-Routine	No effect
4. Approve an Amendment to the Company’s Plan to Increase the Aggregate Number of Shares Available Under the 2016 Plan by 18,800,000	Majority of Votes Cast	Non-Routine	Abstentions: Vote against Broker non-votes: No effect

Tabulation of Votes

The inspector of elections of the Annual Meeting will tabulate the votes of our stockholders at the Annual Meeting. All shares of our common stock represented by proxy at the Annual Meeting will be voted in accordance with the instructions given on the proxy, as long as the proxy is properly submitted and unrevoked and is received by the applicable deadline, all as described under “How to Cast or Revoke Your Vote” below. If the Annual Meeting is adjourned or postponed, properly submitted and unrevoked proxies will remain effective and will be voted at the adjourned or postponed Annual Meeting, and stockholders will retain the right to revoke any such proxy until it is actually voted at the adjourned or postponed Annual Meeting.

Voting Results

Preliminary results will be announced at the Annual Meeting. Final results will be reported in a current report on Form 8‑K to be filed with the SEC within four business days after the Annual Meeting concludes. If the official results are not available at that time, we will provide preliminary voting results in such a Form 8‑K and will provide the final results in an amendment to the Form 8‑K as soon as they become available.

How to Cast or Revoke Your Vote

Stockholders of Record

If you are a stockholder of record entitled to vote at the Annual Meeting, you may vote in any one of the following ways:

•      On the Internet. You may vote on the Internet in one of two ways: (1) you may vote by proxy before the Annual Meeting starts by visiting www.proxyvote.com and by following the instructions in the Notice or proxy card you received.

•      By Telephone. If you receive printed copies of the proxy materials for the Annual Meeting, you may vote by proxy by calling the toll-free number found on the proxy card delivered with these proxy materials.

•      By Mail. If you receive printed copies of the proxy materials for the Annual Meeting, you may vote by proxy by completing the proxy card delivered with these proxy materials and mailing it in the envelope provided.

•      During the Annual Meeting.  You may vote during the Annual Meeting by attending the live audio webcast at www.virtualshareholdermeeting.com/CLNE2020 and by following the instructions at www.virtualshareholdermeeting.com/CLNE2020.

Votes submitted by proxy on the Internet or by telephone must be received by 11:59 p.m. Eastern Time on Thursday, May 14, 2020 to be counted. Votes submitted on the Internet during the Annual Meeting by stockholders attending the meeting and votes submitted by mail must be received no later than the close of voting at the Annual Meeting to be counted.

Once you have submitted your proxy on the Internet or by telephone or mail, you may revoke it at any time before it is voted at the Annual Meeting by taking any one of the following actions:

•     Later-Dated Vote. You may revoke a previously submitted proxy by submitting a later-dated vote on the Internet, by telephone or by mail.

•     Written Notice. You may revoke a previously submitted proxy by sending or otherwise delivering a written notice of revocation to the attention of our Corporate Secretary at the address of our principal executive offices.

•     Voting During the Annual Meeting.  If you attend the live audio webcast of the Annual Meeting at www.virtualshareholdermeeting.com/CLNE2020, you may vote your shares electronically at the Annual Meeting, which will revoke any previously submitted proxy.

To be effective, any later-dated vote must be received by the applicable deadline for the voting method used, as described above, and any written notice of revocation must be received no later than the close of voting at the Annual Meeting. Only your latest-dated vote that is received by the deadline applicable to the voting method used will be counted.

Beneficial Owners of Shares Held in Street Name

If you are a beneficial owner of shares held in street name, you have the right to instruct your broker, bank or other nominee on how to vote your shares at the Annual Meeting. You should do so by following the instructions provided by your broker, bank or other nominee regarding how to vote your shares and how to revoke a previously submitted proxy. The availability of Internet, telephone or other methods to vote your shares by proxy, and the deadlines by which to vote your shares using each such voting method, will depend on the voting processes of the broker, bank or other nominee that holds your shares.

Attending the Annual Meeting

All stockholders that owned our common stock at the close of business on the record date for the Annual Meeting, or their duly appointed proxies, may attend and participate in the Annual Meeting. Even if you plan to attend the Annual Meeting, you are encouraged to vote on the Internet, by telephone or by mail before the Annual Meeting, to ensure that your vote will be counted. Please see “How to Cast or Revoke Your Vote” above.

To attend and participate in the Annual Meeting, stockholders will need to access the live audio webcast of the meeting. To do so, stockholders of record will need to visit www.virtualshareholdermeeting.com/CLNE2020 and use their 16‑digit control number provided in the Notice to log in to this website, and beneficial owners of shares held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares. We encourage stockholders to log in to this website and access the webcast before the Annual Meeting’s start time.

Further instructions on how to attend, participate in and vote at the Annual Meeting, including how to demonstrate your ownership of our common stock as of the record date in order to gain access to the Annual Meeting, are available at www.proxyvote.com.

Submitting your proxy before the Annual Meeting will not affect your right to vote at the Annual Meeting if you decide to attend; however, your attendance at the Annual Meeting after having submitted a valid proxy will not in and of itself constitute a revocation of your proxy. To  revoke a previously submitted proxy by attending that Annual Meeting, you must submit an online vote during the webcast of the Annual Meeting reflecting your new vote.

Solicitation

This solicitation is made by our Board, and we will bear the entire cost of soliciting proxies, including the costs of preparing, printing, assembling and mailing the Notice, any printed copies of this Proxy Statement, the proxy card, the Annual Report or our other proxy materials that may be requested by stockholders, and any additional information that we may elect to furnish to stockholders. We will provide copies of solicitation materials to brokers, banks and other nominees holding in their names shares of our common stock that are beneficially owned by others for forwarding to the beneficial owners of those shares who have requested printed materials, and we may reimburse persons representing beneficial owners for their costs of forwarding solicitation materials to the beneficial owners. Solicitations will be made primarily through the Notice and the solicitation materials made available on the Internet or via e‑mail or in print to those who request copies, but may be supplemented by telephone, mail, e-mail or personal solicitation by our directors, executive officers or other employees. We will pay no additional compensation to these individuals for these activities. In addition, although we have not engaged employees for the specific purpose of soliciting proxies or a proxy solicitation firm to assist us in soliciting proxies, we may elect to engage and pay the cost of such employees or such a proxy solicitation firm at any time.

Separate Copy of Annual Report or Other Proxy Materials

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of this Proxy Statement and our Annual Report to multiple stockholders who share the same address and who did not receive a Notice or otherwise receive their proxy materials by e-mail, unless we have received contrary instructions from a stockholder. This procedure reduces our printing and mailing costs and other fees. Stockholders who participate in householding will continue to be able to request and receive a  separate Notice or proxy card. Additionally, upon written or oral request, we will deliver promptly a separate copy of this Proxy Statement or the Annual Report to any stockholder at a shared address to which we have delivered a single copy of these documents. To receive a separate copy of this Proxy Statement or the Annual Report, or to notify us that you wish to receive separate copies of our proxy materials for future annual meetings of our stockholders, write to the attention of Investor Relations at the address of our principal executive offices or call (949) 437‑1000. Stockholders who share an address and are receiving multiple copies of our proxy materials may also request to receive a single copy of this Proxy Statement and the Annual Report or our proxy materials for future annual meetings of our stockholders by writing or calling us at the address or telephone number provided above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The two tables below show the beneficial ownership of certain persons with respect to our common stock, our only outstanding class of voting securities. Except as indicated by the footnotes to these tables, we believe, based on the information furnished or otherwise available to us, that the persons and entities named in these tables have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.

We have determined beneficial ownership as shown in these tables in accordance with the rules of the SEC. In accordance with these rules, in computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of our common stock subject to (1) stock options held by that person that are currently exercisable or exercisable within 60 days after March 25, 2020, and (2) restricted stock units (“RSUs”) held by that person that are subject to vesting and settlement within 60 days after March 25, 2020. We did not, however, deem these shares outstanding for the purpose of computing the percentage ownership of any other person. We calculated percentage ownership as shown in these tables based on 203,696,127 shares of our common stock outstanding on March 25, 2020. The information in these tables is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in these tables does not constitute an admission of beneficial ownership of the shares.

The following table shows the amount and percentage of our common stock beneficially owned by each holder of more than 5% of the outstanding shares of our common stock:

	Common	Percent of
	Stock	Common
	Beneficially	Stock
Name and Address of Beneficial Owner	Owned	Outstanding
TOTAL(1)	67,443,954	33.1%
2, place Jean Millier
La Défense 6
92400 Courbevoie
France
Dimensional Fund Advisors LP(2)	10,856,983	5.3%
Building One
6300 Bee Cave Road
Austin, Texas 78746
T. Boone Pickens Trust(3)	13,635,968	6.7%
C/O BP Capital, L.P.
8117 Preston Road, Suite 260
Dallas, Texas 75225

(1)   Based on a Schedule 13D/A filed by TOTAL S.A. (“TOTAL”) and its direct wholly owned subsidiary Total Marketing Services S.A. (“Total Marketing Services”) on June 14, 2018 that reflects shares of common stock beneficially owned as of June 13, 2018. The shares of common stock beneficially owned consist of (i) 50,856,296 shares of common stock that were purchased from us by TOTAL and (ii) 16,587,658 shares of common stock that are the subject of a voting agreement, dated May 9, 2018, among Total Marketing Services, us and all of our then-directors and officers, pursuant to which each such director and officer appointed Total Marketing Services as such person’s proxy and attorney-in-fact, and authorized Total Marketing Services to represent and vote (or consent, if applicable) all shares of common stock owned or controlled by such person with respect to the election of the individuals designated by Total Marketing Services to serve on our Board pursuant to Total Marketing Services’ director designation rights (described below under “Certain Relationships and Related Party Transactions”). TOTAL and Total Marketing Services have expressly disclaimed beneficial ownership of any shares of common stock subject to the voting agreement discussed in (ii) above.

(2)   Based on a Schedule 13G filed by Dimensional Fund Advisors LP on February 12, 2020 that reflects shares of common stock beneficially owned as of December 31, 2019.  According to the Schedule 13G, Dimensional Fund

Advisors LP has sole voting power with respect to 10,333,131 shares of our common stock and sole dispositive power with respect to 10,856,983 shares of our common stock. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over shares of our common stock that are owned by the Funds, and may be deemed to be the beneficial owner of shares of our common stock held by the Funds. However, all shares of our common stock reported in the table above are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(3)   The T. Boone Pickens Trust became the beneficial owner of these shares of common stock upon the passing of Mr. Pickens in September 2019. Beneficial ownership consists of (a) 565,000 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2020, and (b) 13,070,968 shares of outstanding common stock held directly.

The following table shows the amount and percentage of our common stock beneficially owned on March 25, 2020 by each of our named executive officers and current and nominated directors and by all of our current executive officers and directors as a group:

	Common Stock
	Beneficially Owned
Name of Beneficial Owner	Number	%
Andrew J. Littlefair(1)	2,502,306	1.2%
Robert M. Vreeland(2)	654,098	*
Mitchell W. Pratt(3)	1,188,204	*
Barclay F. Corbus(4)	1,027,352	*
Lizabeth Ardisana(5)	52,000	*
Philippe Charleux	—	—
John S. Herrington(6)	654,109	*
James C. Miller III(7)	380,501	*
Philippe Montantême	—	—
James E. O’Connor(8)	336,618	*
Stephen A. Scully(9)	363,618	*
Kenneth M. Socha(10)	439,258	*
Vincent C. Taormina(11)	536,518	*
All current executive officers and directors as a group (13 persons)(12)	8,134,582	3.9%

*      Represents less than 1%.

(1)   Beneficial ownership consists of (a) 1,030,069 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2020, and (b) 1,472,237 shares of outstanding common stock held directly.

(2)   Beneficial ownership consists of (a) 375,581 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2020, and (b) 278,517 shares of outstanding common stock held directly.

(3)   Beneficial ownership consists of (a) 520,399 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2020 and held directly or by the Pratt Family Trust, over which Mr. Pratt possesses sole voting and investment control, and (b) 667,805 shares of outstanding common stock held directly or by the Pratt Family Trust.

(4)   Beneficial ownership consists of (a) 507,426 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2020, and (b) 519,926 shares of outstanding common stock held directly or by an individual retirement account for the benefit of Mr. Corbus.

(5)   Beneficial ownership consists of (a) 42,000 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2020; and (b) 10,000 shares of outstanding common stock held directly.

(6)   Beneficial ownership consists of (a) 249,500 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2020 and held directly or by the J&L Herrington 2002 Family Trust, over which Mr. Herrington possesses sole voting and investment control, and (b) 404,609 shares of outstanding common stock held by the J&L Herrington 2002 Family Trust.

(7)   Beneficial ownership consists of (a) 249,500 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2020, and (b) 131,001 shares of outstanding common stock held directly or by a trust over which Mr. Miller possesses shared voting and investment control.

(8)   Beneficial ownership consists of (a) 209,500 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2020, and (b) 127,118 shares of outstanding common stock held by the James E. O’Connor Revocable Trust, over which Mr. O’Connor possesses sole voting and investment control.

(9)   Beneficial ownership consists of (a) 164,500 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2020, and (b) 199,118 shares of outstanding common stock held by the Scully Family Trust, over which Mr. Scully possesses sole voting and investment control.

(10) Beneficial ownership consists of (a) 249,500 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2020, (b) 30 shares of outstanding common stock held in a Uniform Transfers to Minors Act account for which Mr. Socha is the custodian and over which Mr. Socha possesses sole voting and investment control, and (c) 189,728 shares of outstanding common stock held directly.

(11) Beneficial ownership consists of (a) 249,500 shares of common stock subject to options currently exercisable or exercisable within 60 days after March 25, 2020, and (b) 287,018 shares of outstanding common stock held by the Vincent C. Taormina REV Intervivos Trust UAD 5/14/84, over which Mr. Taormina possesses sole voting and investment control.

(12) Beneficial ownership consists of (a) 3,847,475 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2020, and (b) 4,287,107 shares of outstanding common stock held directly by our executive officers and directors, by individual retirement accounts for the benefit of a director or executive officer, or by trusts or a Uniform Transfers to Minors Act account over which an executive officer or director possesses voting and investment control.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board, acting pursuant to our amended and restated bylaws, has determined that the number of directors constituting the full Board is to be ten. James E. O’Connor, a current director, has not been nominated for re-election at the Annual Meeting and will no longer serve on the Board following the election of directors at the Annual Meeting and, as a result, there will exist a vacancy on the Board immediately following the Annual Meeting. Accordingly, upon the recommendation of our nominating and corporate governance committee, the Board nominated Andrew J. Littlefair, Stephen A. Scully, Lizabeth Ardisana, Philippe Charleux, John S. Herrington, James C. Miller III, Philippe Montantême, Kenneth M. Socha and Vincent C. Taormina for election as members of the Board. Each of our director nominees other than Messrs. Charleux, Littlefair, Montantême are independent directors within the meaning of applicable rules of The Nasdaq Stock Market (“Nasdaq”).  You are being asked to vote on the election of each of these nine director nominees. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the nine nominees named in this Proxy Statement.

Each of the nominees is a director of our Company and, except for Mr. Charleux and Ms. Ardisana, was elected by our stockholders at our 2019 annual meeting of stockholders. Messrs. Montantême and Charleux were appointed as directors in September 2018 and February 2020, respectively, pursuant to director designation rights granted to Total Marketing Services in June 2018, in a transaction described under “Certain Relationships and Related Party Transactions” below. Ms. Ardisana was appointed as a director in December 2019 and was initially recommended as a director candidate by Messrs. Littlefair and Socha.

Upon election at the Annual Meeting, each director will serve a one‑year term until the next annual meeting of our stockholders and until his or her respective successor is duly elected and qualified or until his or her earlier resignation or removal. Each of the Board’s director nominees has agreed to serve if elected, and, as of the date of this Proxy Statement, we have no reason to believe any nominee will be unable or unwilling to serve as a director if elected. If, however, any nominee is unable to serve, or for good cause will not serve, as a director at the time of the Annual Meeting, the persons who are designated as proxies may vote your shares, in their discretion, for another nominee that may be proposed by the Board or the Board may choose to reduce the size of the Board.

We, as a matter of policy, encourage our directors to attend meetings of our stockholders and, in 2019, all of our then-current directors attended our annual meeting.

Director Nominees

The names of the director nominees, their ages as of the date of this Proxy Statement, their current positions and offices with our Company and other information about their professional backgrounds are shown below. We believe each of these nominees contributes to the Board’s effectiveness as a whole based on the wealth of executive leadership experience they bring to the Board, as well as the other specific attributes, qualifications and skills described below. There are no family relationships between any director, executive officer or person nominated or chosen to become a director or executive officer of our Company, and except as described under “General” above with respect to

Messrs. Montantême and Charleux, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such individual was or is selected as a director or nominee.

Name of Director Nominee	Age	Position(s) and Office(s)
Andrew J. Littlefair	59	President, Chief Executive Officer and Director
Stephen A. Scully	60	Chairman of the Board
Lizabeth Ardisana	68	Director
Philippe Charleux	58	Director
John S. Herrington	80	Director
James C. Miller III	77	Director
Philippe Montantême	60	Director
Kenneth M. Socha	73	Director
Vincent C. Taormina	64	Director

Andrew J. Littlefair, one of our founders, has served as our President, Chief Executive Officer and a director since June 2001. From 1996 to 2001, Mr. Littlefair served as President of Pickens Fuel Corp., and from 1987 to 1996, Mr. Littlefair served in various management positions at Mesa, Inc., an energy company. From 1983 to 1987, Mr. Littlefair served in the Reagan Administration as a Staff Assistant to the President. Mr. Littlefair served as Chairman of NGV America, the leading U.S. advocacy group for natural gas vehicles, from March 1993 to March 2011. Mr. Littlefair has served on the board of directors of Hilltop Holdings Inc. (formerly PlainsCapital Corporation), a reporting company under the Securities Exchange Act of 1934, as amended (“Exchange Act”), since 2009. Mr. Littlefair earned a B.A. from the University of Southern California.

Mr. Littlefair brings to our Board his experience as a co-founder and the Chief Executive Officer of our Company, which gives him unique insight into our Company's operations, challenges and opportunities.

Stephen A. Scully has served as a director of our Company since January 2014 and was appointed as Chairman of the Board on January 1, 2018. Mr. Scully was founder and President of the Scully Companies, a California‑based truck leasing and specialized contract carriage provider. He started the Scully Companies immediately after graduating from the University of Southern California in 1981 and subsequently sold it to Ryder System in January 2011. The Scully Companies was the largest independent asset-based logistics provider in the western United States. Since selling the Scully Companies, Mr. Scully has been a private investor. Additionally, he was the Chairman of the Board of the National Truck Leasing System from 1999 to 2010, a board member of the Truck Rental and Leasing Association from 1990 to 1999, a board member of Ameriquest Transportation and Logistics Resources from 2007 to 2008 and is a former member of the California Trucking Association.

Mr. Scully brings to our Board the insight of a successful entrepreneur and operator, as well as extensive knowledge of the trucking industry.

Lizabeth Ardisana has served as a director of our Company since December 2019.    Ms. Ardisana is the chief executive officer and the principal owner of the firm ASG Renaissance, LLC, which she founded in 1987. ASG Renaissance is a technical and communication services firm with experience providing services to clients in the automotive, environmental, defense, construction, healthcare, banking, and education sectors. Ms. Ardisana is also chief executive officer of Performance Driven Workforce, LLC, a scheduling and staffing firm that was founded in 2015 and has since expanded into five states.  Ms. Ardisana, a Hispanic and female business owner, is an active business and civic leader in Michigan. Ms. Ardisana has held numerous leadership positions in a variety of non-profit organizations, including the United Way for Southeastern Michigan (where she serves as chair), Skillman Foundation, CS Mott Foundation, Kettering University, Metropolitan Affairs Coalition and Focus: Hope. She was appointed by the governor of Michigan to the executive board of the Michigan Economic Development Corporation, and serves on its finance committee. Ms. Ardisana is also vice chair of the Wayne State University Physicians Group where she serves on the audit committee. She holds a bachelor’s degree in Mathematics and Computer Science from the University of Texas, a master’s degree in Mechanical Engineering from the University of Michigan and a master’s degree in Business Administration from the University of Detroit. Ms. Ardisana has been a member of the board of directors of Huntington Bancshares Inc. since 2016, and was a member of the board of directors of FirstMerit Corporation from 2013 to 2016.

Ms. Ardisana brings to our Board key experience and relationships in the automotive and environmental industries, as well skills acquired through serving as a chief executive officer and as a member of multiple public and private company boards.

Philippe Charleux has served as a director of our Company since February 2020.  Since 2017, Mr. Charleux has been Senior Vice-President Lubricants and Specialties of TMS; he is also a member of Total’s Group Performance Management Committee.  Mr. Charleux began his career with Total in 1986 as a research engineer, and in 1991, he became a process model engineer in the Refining Division. From 1993 to 1994, he headed the Import / Export desk of Elf Hydrocarbons, and from 1994 to 1996, he was the personal assistant of the Managing Director of the Mitteldeutsche Erdöl Raffinerie Construction project in Leuna, Germany. In 1996, he was appointed Head of the Product Quality Department at Elf Antar France, and then headed that company’s Strategy team from 1999 to 2000. From 2000 to 2003, he worked as Senior Strategy Consultant for TotalFinaElf and became General Manager for HFO sales and then General Manager Bitumen of Total France from 2006 to 2009. In November 2009, he was appointed Vice President of Total ACS (Additives & Special fuels) in Lyon, and in 2012 he became General Manager of Commercial Sales at Total France. In July 2013, he became Vice President Lubricants and Chief Executive Officer of Total Lubrifiants, SA. Mr. Charleux holds a Master’s degree in Chemistry and Chemical Engineering from the École Supérieure de Chimie Physique Électronique de Lyon.

Mr. Charleux was appointed as a director pursuant to director designation rights granted to Total Marketing Services in June 2018, in a transaction described under “Certain Relationships and Related Party Transactions” below.  Mr. Charleux brings to our Board extensive natural gas and energy industry experience, significant management skills and key relationships within the TOTAL group.

John S. Herrington has served as a director of our Company since November 2005. For over a decade, Mr. Herrington has been a self‑employed businessman and attorney‑at‑law. From 1985 to 1989, Mr. Herrington served as the U.S. Secretary of Energy, and from 1983 to 1985, Mr. Herrington served as Assistant to the President for presidential personnel in the Reagan Administration. From 1981 to 1983, Mr. Herrington served as Assistant to the President and Assistant Secretary of the U.S. Navy. Mr. Herrington earned an A.B. from Stanford University and a J.D. and an LL.B. from the University of California, Hastings College of the Law.

Mr. Herrington brings to our Board a profound understanding of energy markets and policy gained during his service as the U.S. Secretary of Energy. Mr. Herrington also contributes the perspective of an entrepreneur, the legal insight of an attorney and the discipline of an officer in the U.S. Marine Corps.

James C. Miller III has served as a director of our Company since May 2006. Mr. Miller served on the board of governors of the United States Postal Service from April 2003 to December 2011 and as its Chairman from January 2005 to 2008. Mr. Miller served on the board of directors of the Washington Mutual Investors Fund from October 1992 to December 2017. From 1981 to 1985, Mr. Miller was Chairman of the U.S. Federal Trade Commission in the Reagan Administration, and also served as Director of the U.S. Office of Management and Budget from 1985 to 1988. In 2017, Mr. Miller began serving as a Senior Fellow of the Administrative Conference of the United States, an independent federal agency dedicated to improving the administrative process. Mr. Miller earned a B.B.A. from the University of Georgia and a Ph.D. from the University of Virginia.

Mr. Miller brings to the Board significant financial expertise and extensive knowledge of regulatory affairs gained during his service on the board of governors of the United States Postal Service, as Chairman of the U.S. Federal Trade Commission and as Director of the U.S. Office of Management and Budget. Mr. Miller also contributes financial acumen and experience dealing with large and financially complex organizations.

Philippe Montantême has served as a director of our Company since September 2018, when he was appointed to the Board pursuant to Total Marketing Services’ director designation rights described elsewhere in the Proxy Statement. Mr. Montantême has served as Senior Vice President, Strategy Marketing Research of Total Marketing Services since July 2013. Mr. Montantême joined the TOTAL group of companies (referred to as the “TOTAL Group”) in 1984 and served in various operational positions in France and Africa. He joined the Strategy Development team of the TOTAL Group in 1984, and became Head of Strategy for the TOTAL Group’s downstream activities in Africa and the Middle East in 1996. From 1999 to 2004, Mr. Montantême occupied several positions in the TOTAL Group’s Lubricants business unit, including Head of the Global Supply Chain. From 2005 to 2011, he served as Vice President of the TOTAL Group’s Special Fluids business unit, and from 2011 to 2013, he returned to the TOTAL Group’s Lubricants business unit to serve as Vice President. Mr. Montantême graduated as a Chemical Engineer from the École Nationale Supérieure de Chimie in Toulouse and holds an MBA from the EM Lyon Business School.

Mr. Montantême was appointed as a director pursuant to director designation rights granted to Total Marketing Services in June 2018, in a transaction described under “Certain Relationships and Related Party Transactions” below.  He brings to our Board extensive natural gas and energy industry experience, significant management skills and key relationships within the TOTAL group.

Kenneth M. Socha has served as a director of our Company since January 2003. From 1995 until his retirement at the end of 2014, Mr. Socha served as a Senior Managing Director of Perseus, L.L.C., a private equity fund management company. Previously, Mr. Socha practiced corporate and securities law as a partner in the New York office of Dewey Ballantine. Mr. Socha earned an A.B. from the University of Notre Dame and a J.D. from Duke University Law School.

Mr. Socha brings to our Board legal insight gained during his distinguished legal career and the perspective and financial acumen of a highly successful private equity investor.

Vincent C. Taormina has served as a director of our Company since April 2008. Mr. Taormina is the former Chief Executive Officer of Taormina Industries, Inc., one of California’s largest solid waste and recycling companies. In 1997, Taormina Industries merged with Republic Services, a publicly‑held waste handling company that operates throughout the United States. Mr. Taormina served as Regional Vice President of Republic Services from 1997 to 2001, managing the overall operations of eleven western states. Since 2001, Mr. Taormina has served and continues to serve as a consultant to Republic Services and is a private investor. Mr. Taormina is a past President of the Orange County Solid Waste Management Association, past President Elect of the California Refuse Removal Council and a former board member of the Waste Recyclers Council for the National Solid Waste Management Board.

Mr. Taormina brings to our Board the perspective of a highly successful entrepreneur and industry leader in the refuse and recycling industry.

Selecting Our Director Nominees

Under its charter and our corporate governance guidelines, our nominating and corporate governance committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of potential new Board members, as well as the composition of the Board as a whole. This assessment includes an analysis of each member’s qualifications as a director and each member’s independence, as well as consideration of age, experience and other diversity factors in the context of the needs of the Board.

Minimum Criteria

Pursuant to our corporate governance guidelines, a majority of our directors must meet the standards for independence as required by Nasdaq, and no director may serve on more than three other public company boards of directors unless approved in advance by the Board. Further, applicable Nasdaq rules provide that at least one member of our Board must meet the criteria for an “audit committee financial expert” as defined by SEC rules, and the members of certain of our Board committees must satisfy enhanced independence and financial expertise standards under applicable Nasdaq and SEC rules. We also believe all directors should possess the following attributes:

•      Professional ethics and values, consistent with our code of ethics (described below under “Corporate Governance—Code of Ethics”);

•      A commitment to building stockholder value;

•      Business acumen and broad experience and expertise at the policy-making level in one or more of the areas of particular consideration described under “Key Qualifications, Skills and Attributes” below;

•      The ability to provide insights and practical wisdom based on the individual’s experience or expertise; and

•      Sufficient time to effectively carry out duties as a Board member.

Other than the foregoing, there are no stated minimum criteria for director nominees, and the nominating and corporate governance committee may consider these factors and any such other factors as it deems appropriate. The nominating and corporate governance committee does, however, review the activities and associations of each potential director candidate to ensure there is no legal impediment, conflict of interest or other consideration that might hinder or prevent service on our Board.

Diversity

Although we do not have a formal policy with respect to Board diversity, the nominating and corporate governance committee strives to assemble a board of directors that brings to our Company a variety of perspectives, skills and expertise. In order to achieve this, the nominating and corporate governance committee considers individuals from various disciplines and backgrounds in recommending director nominees to the Board, including diversity characteristics that may be self-identified by directors or director nominees, such as race, gender, military service, or other socioeconomic or demographic characteristics. The nominating committee also seeks to recommend directors who possess a broad range of business, professional, governmental, community involvement and natural gas and energy industry experience.

The nominating and corporate governance committee assesses these and other factors as it deems appropriate in connection with its annual review of each director and the Board as a whole, and takes these factors into account when determining whether to nominate existing directors for re-election in connection with this annual review. The nominating and corporate governance committee also takes these factors into account when considering any director nominee outside of its annual review process, such as when a vacancy exists on the Board or when a stockholder suggests a new director candidate that the committee or the Board decides to consider for a mid-year appointment. In addition, as part of its annual self‑evaluation process, the nominating and corporate governance committee assesses its consideration of diversity in identifying and evaluating director candidates, including the key qualifications, skills and attributes that it aims for directors to possess.

The nominating and corporate governance committee is committed to further diversifying the Board across a number of metrics, including gender. In September 2018, California enacted a law requiring publicly held corporations whose principal executive offices are located in California to have at least one female director on their boards by the end of the 2019 calendar year and, if our Board maintains its existing size, at least three female directors by the end of the 2021 calendar year. Because our principal executive offices are located in California, the nominating and corporate governance committee intends to comply with the requirements of this law on or before the applicable deadlines.  Our Board appointed Lizabeth Ardisana as a director in December 2019,  and the nominating and corporate governance committee is actively reviewing and evaluating a number of potential female director candidates for appointment or election at a future date.

Key Qualifications, Skills and Attributes

The nominating and corporate governance committee regularly reviews the appropriate skills and characteristics required of Board members in the context of the composition of the Board, our operating requirements, and the long-

term interests of stockholders. When conducting its review of the key qualifications, skills and attributes desired of Board members, the nominating and corporate governance committee particularly considers:

Senior Leadership Experience:

Board members who have served in senior leadership positions, such as a chief executive officer, chairman, senior executive, or leader of significant operations, are important to us because they have the experience and perspective to analyze, shape and oversee the execution of important strategic, operational and policy issues. These Board members’ insights and guidance, and their ability to assess and respond to situations encountered by our Board, may be enhanced by leadership experience at complex businesses or organizations.

Natural Gas and Industry Experience:

Because we are seeking to drive adoption of natural gas as a vehicle fuel by fleet vehicle operators, primarily in the trucking, airport, refuse, public transit, industrial and institutional energy user and government fleet markets, relevant education or experience in our industry is key for understanding our markets, strategy, risk management and operations.

Government, Legal, Public Policy and Regulatory Expertise:

Board members who have served in government positions provide experience and insights that help us work constructively with governments and address significant public policy issues. Board members with a background in law can assist the Board and legal team in fulfilling its oversight responsibilities regarding our legal and regulatory compliance and our engagement with regulatory authorities.

Financial Expertise:

Knowledge of financial markets, financing and funding operations and accounting and financial disclosure and reporting processes is important to have well-represented on our Board. This experience helps our Board members in understanding and overseeing our capital structure, financing and investing activities, as well as our financial reporting and internal controls.

Public and Private Company Board Experience:

Board members with public and private company board experience understand the dynamics and operations of a corporate board. These matters include the relationship of a company board with senior management personnel, the legal and regulatory landscape in which companies must operate, the importance of particular agenda and oversight issues, and how to oversee an ever-changing mix of strategic, operational and compliance-related matters.

Diversity and Board Refreshment:

Board members with a diversity of life experiences and backgrounds are important to bring a variety of perspectives to our Board, as discussed under “Diversity” above. In addition, we aim to regularly bring new directors to our Board to ensure the Board benefits from fresh ideas and perspectives, while balancing the importance of directors with long tenure and experience with our Company.

From time to time, the nominating and corporate governance committee will also consider such other qualifications, skills and attributes as it deems appropriate given the needs of the Board and the Company to maintain a balance of knowledge, experience, background and capability.

Director Nominee Evaluations

At least annually, our nominating and corporate governance committee leads an evaluation of each of our directors and our Board as a whole and each of its committees. In evaluating whether a current director should continue to serve on our Board, the nominating and corporate governance committee considers a number of factors, including the minimum criteria and diversity goals described above and each director’s qualifications, skills and attributes in the areas identified by the committee as particularly important to our Board. In concluding that each of the director nominees should continue to serve as directors of the Company, the nominating and corporate governance committee considered their knowledge, experience and expertise in these areas as indicated in the table below, which they gained from their professional backgrounds described under “Director Nominees” above.

Director	Senior Leadership Experience	Natural Gas and Industry Experience	Government, Legal and Regulatory Expertise	Financial Expertise	Company Board Experience	Board Refreshment(1)
Andrew J. Littlefair	√	√	√		√
Stephen A. Scully	√	√		√	√
Lizabeth Ardisana	√	√	√	√	√	√
Philippe Charleux	√	√		√	√	√
John S. Herrington	√	√	√	√	√
James C. Miller III	√	√	√	√	√
Philippe Montantême	√	√		√		√
Kenneth M. Socha	√	√	√		√
Vincent C. Taormina	√	√

(1)    For purposes of this table, reflects directors whose tenure on our Board is three years or less.

OUR BOARD RECOMMENDS A VOTE “FOR ALL” THE DIRECTOR NOMINEES

NAMED IN THIS PROPOSAL 1

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

We are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020. KPMG LLP has audited our financial statements annually since 2001. Representatives of KPMG LLP are expected to be present at the Annual Meeting to answer appropriate questions and make a statement if they desire to do so.

Although our amended and restated bylaws do not require that our stockholders approve the appointment of our independent registered public accounting firm, we are submitting the appointment of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders vote against the ratification of the appointment of KPMG LLP, the audit committee of the Board may consider whether to retain the firm. Even if our stockholders ratify the appointment of KPMG LLP, the audit committee of the Board may choose to appoint a different independent registered public accounting firm at any time during the year if the committee determines that such a change would, in its judgment, be in the best interests of our Company and our stockholders.

Independent Registered Public Accounting Firm Fees and Services

The following table shows the aggregate fees billed to us for services rendered by KPMG LLP during the periods presented:

	Year Ended December 31,
	2018	2019
	($)	($)
Audit Fees(1)	1,325,000	1,255,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	1,325,000	1,255,000

(1)     Audit fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of our interim condensed consolidated financial statements included in our quarterly reports, the audit of our internal control over financial reporting, audits of stand‑alone financial statements of certain of our subsidiaries, professional services rendered in connection with our filing of various registration statements (such as registration statements on Form S‑8 and Form S‑3, including related comfort letters) and other services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Pre‑Approval Policies and Procedures

Pursuant to our audit committee charter, all audit and permitted non‑audit and tax services, as well as the fees and terms of such services, that are provided by our independent registered public accounting firm are pre-approved by the audit committee of the Board. The audit committee may also delegate authority to grant pre-approvals to one or more audit committee members, provided that the pre-approvals are reported to the full audit committee at its regularly scheduled meetings.  In considering such services for approval, the audit committee considers, among other things, whether the provision of the services is compatible with maintaining the independence of our independent registered public accounting firm.

All services provided by KPMG LLP in 2018 and 2019 were pre‑approved by the audit committee in accordance with the foregoing pre-approval policy.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF

KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3

ADVISORY, NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. We currently provide our stockholders the opportunity to vote on such a proposal, commonly known and referred to below as a “say-on-pay” proposal, every year. As a result, following the Annual Meeting, the next vote on a say-on-pay proposal will occur at our 2021 annual meeting of stockholders.

As described in detail under “Compensation Discussion and Analysis” below, our executive compensation program is designed to attract, retain and motivate talented and dedicated executive officers; to reward individual performance and achievement of key corporate objectives without promoting excessive or unnecessary risk-taking; to align the interests of our executives with those of our stockholders; and to provide compensation that we believe is fair in light of an executive’s experience, responsibilities, performance and tenure with our Company and in relation to the compensation provided to other executives of our Company and certain peer companies. Under this program, determinations regarding each named executive officer’s compensation are based on, among other factors, the individual’s performance and contribution to our strategic plans and other business objectives; the Company’s overall performance, in light of business and industry conditions; general industry benchmarks and trends, including the compensation practices of certain peer companies; the level of the individual’s responsibility; the seniority of the individual; the individual’s long-term commitment to our Company; the available pool of individuals with similar skills; principles of pay equity and relative pay; the role of each compensation component in achieving the objectives of our executive compensation program; and the compensation committee’s business judgment and experience. Please read the “Compensation Discussion and Analysis” beginning on page 41 for additional details about our executive compensation program.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. We believe the compensation of our named executive officers is appropriate and serves to both incentivize and retain our highly skilled executive leadership team. Attracting, retaining and motivating key executives is crucial to our success. This say-on-pay proposal gives our stockholders the opportunity to indicate whether they approve of our named executive officers’ compensation. This vote is not intended to address any specific component of compensation, but rather relates to the overall compensation of our named executive officers and our executive compensation philosophy, policies and practices described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. Accordingly, we ask that our stockholders vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory, non-binding basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for its 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure included therein.”

This say-on-pay proposal is being provided as required by Section 14A of the Exchange Act, and is advisory and therefore not binding on the Company, the compensation committee or our Board in any way. Our Board and our compensation committee value the opinions of our stockholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address these concerns.

Our current policy is to provide stockholders with an opportunity to vote on the compensation of our named executive officers each year at the annual meeting of stockholders.  It is expected that the next such advisory vote will occur at the 2021 annual meeting of stockholders.

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC

PROPOSAL NO. 4

APPROVAL OF THE AMENDMENT TO THE CLEAN ENERGY FUELS CORP.

2016 PERFORMANCE INCENTIVE PLAN

General

The Company’s long-term incentive compensation program is implemented under the Clean Energy Fuels Corp. 2016 Performance Incentive Plan. The 2016 Plan emphasizes achievement of long-term performance and shareholder value creation.

On February 26, 2020, the Board approved amending and restating the 2016 Plan, subject to shareholder approval. At the Annual Meeting, we are asking our stockholders to approve the following amendments set forth in the amended and restated 2016 Plan:

•

Increase in Aggregate Share Limit. The 2016 Plan currently limits the aggregate number of shares of the Company’s common stock that may be delivered pursuant to all awards granted under the 2016 Plan to 6,050,000 shares, plus any shares of common stock subject to outstanding awards under the Clean Energy Fuels Corp. Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”) and the Clean Energy Fuels Corp. Amended and Restated 2002 Stock Option Plan (the “2002 Plan”) that expire, are cancelled, or otherwise terminate after the date of the Company’s 2016 annual meeting in which the 2016 Plan was originally approved by our stockholders. The proposed amendment would increase this limit by an additional 18,800,000 shares so that the new aggregate share limit for the 2016 Plan would be 24,850,000 shares, plus any shares of common stock subject to outstanding awards under the 2006 Plan and the 2002 Plan that expire, are cancelled, or otherwise terminate after the date of the Company’s 2016 annual meeting. If this proposal is approved, in no event will the new share limit exceed 39,394,159. The proposed amendments would also increase the limit on the number of shares that may be delivered pursuant to “incentive stock options” granted under the 2016 Plan by 18,800,000 shares for a new limit of 24,850,000 incentive stock options. For purposes of clarity, any shares that are delivered pursuant to incentive stock options also count against (and are not in addition to) the aggregate 2016 Plan share limit described above.

•

Extension of Plan Term. The 2016 Plan is currently scheduled to expire on February 15, 2026. The proposed amendments would extend our ability to grant new awards under the 2016 Plan until February 26, 2030.

•

Removal of Limit on Certain Types of Awards; Section 162(m) of the Internal Revenue Code.   The Tax Cut and Jobs Act of 2017 removed the performance-based compensation deductibility exception under Section 162(m) of the Code. Given this change to the tax code, the proposed amendment to the 2016 Plan would remove certain limits from the plan on the maximum number of options, stock appreciation rights, restricted stock and restricted stock unit awards, and other awards that may be granted in any fiscal year to any one participant since those limits had previously been included to satisfy the requirements of Section 162(m). Furthermore, provisions of the 2016 Plan that provided flexibility to grant performance-based compensation satisfying the compensation deductibility exception under Section 162(m) of the Code have been removed from the proposed amendment since that deductibility exception is no longer applicable to any new award grant. The Company may continue to grant performance-based awards under the 2016 Plan; only the provisions related to the performance-based compensation exception of Section 162(m) have been removed since that exception no longer applies to new award grants.

As of March 25, 2020, a total of 11,187,803 shares of the Company’s common stock were then subject to outstanding awards granted under the 2016 Plan, and only 169,927 shares of the Company’s common stock were then available for new award grants under the 2016 Plan (assuming that all outstanding performance-based awards are paid-out at the maximum performance level). The proposed amendments would increase the reserved shares under the plan by 18,800,000 shares. Based solely on the closing price of the Company’s common shares as reported by the Nasdaq on March 25, 2020, the maximum aggregate market value of the additional 18,800,000 new shares that could be issued under the 2016 Plan is approximately $30,456,000.  All of the share numbers reported in this paragraph are actual share amounts, and do not give effect to the 1.5 to 1 fungible share counting ratio contained in the 2016 Plan that is described in more detail below.

The Company believes that incentives and stock‑based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the 2016 Plan are an important attraction, retention and motivation tool for participants in the plan. The Board believes that the number of shares currently available under the 2016 Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives. The Board believes that the additional shares give the Company greater flexibility to structure future incentives and better attract, retain and award key employees.

If shareholders do not approve this proposal, the current share limits under, and the other terms and conditions of, the 2016 Plan will continue in effect.

Key Features of the 2016 Plan

Some of the key features of the 2016 Plan are highlighted below. This section is qualified in its entirety by the full text of the 2016 Plan, which appears as Annex A to this Proxy Statement.

•	No Evergreen Feature. The 2016 Plan does not include any “evergreen feature” that automatically increases the shares available for issuance under the 2016 Plan each year.
•	No Repricings Without Stockholder Approval. The 2016 Plan expressly prohibits the Company from repricing or buying‑out options and stock appreciation rights (“SARs”) without stockholder approval.
•	Change in Control Definition. The change in control provisions under the 2016 Plan require the actual occurrence of a qualifying transaction.
•

No “Single Trigger” Change in Control Provision.  The 2016 Plan does not require automatic vesting of outstanding awards upon the occurrence of a change in control of the Company. Instead, outstanding awards may be assumed, exchanged, or otherwise continued following the change in control, and outstanding awards will only vest if they are not assumed, exchanged or otherwise continued and terminate in connection with the change in control, or if the terms of the individual awards require accelerated vesting.

•

No Change in Control Gross‑Ups.  The 2016 Plan does not include any gross‑up payment for golden parachute excise taxes that may be triggered under Sections 280G and 4999 of the Internal Revenue Code (the “Code”) as a result of a change in control of the Company.

•	No Reload Options. The 2016 Plan does not provide for the grant of reload options.
•

No Liberal Share Recycling Provisions.  Any shares that are not issued or that are tendered back to the Company as payment for any options, SARs or other “full value” awards, as well as any shares withheld or tendered to satisfy tax withholding obligations related to options, SARs or other “full value” awards, will not again be available for new grants under the 2016 Plan. In addition, the gross number of shares for which a SAR award is exercised, and not the number of shares actually issued, will count against the share limits of the 2016 Plan. Any shares repurchased with the proceeds of any option exercise price will not be available for new grants under the 2016 Plan.

•

Vesting Requirements for Dividends and Dividend Equivalents.  Any dividends and/or dividend equivalents on unvested awards are subject to termination and forfeiture to the same extent as the corresponding portion of the unvested award to which they relate.  If the underlying unvested award is forfeited, the dividends and/or dividend equivalents on the unvested awards will also be forfeited.

•

Minimum Vesting.  Except as described below, all awards granted under the 2016 Plan must have a minimum vesting period of one year and no portion of an award may vest earlier than the first anniversary of the grant date of the award.

Please see the following section for a more detailed summary of the principal terms of the 2016 Plan.

Summary Description of the 2016 Plan

The principal terms of the 2016 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2016 Plan, which appears as Annex A to this Proxy Statement.

Purpose.  The purpose of the 2016 Plan is to promote the success of the Company and the interests of our stockholders by providing an additional means for us to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards. Equity‑based awards are also intended to further align the interests of award recipients and our stockholders.

Administration.  Our Board or one or more committees appointed by our Board will administer the 2016 Plan. Our Board has delegated general administrative authority for the 2016 Plan to the compensation committee. A committee may delegate some or all of its authority with respect to the 2016 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company. (The appropriate acting body, be it the Board, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2016 Plan, including, without limitation, the authority:

•	to select eligible participants and determine the type(s) of award(s) that they are to receive;
•

to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share‑based awards, the number of shares to be offered or awarded;

•

subject to the minimum vesting requirements set forth below, to determine any applicable vesting and exercise conditions for awards (including any applicable performance‑based vesting or exercisability conditions), and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required, and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;
•	subject to the other provisions of the 2016 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;
•

to determine the method of payment of any purchase price for an award or shares of the Company’s common stock delivered under the 2016 Plan, as well as any tax‑related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already‑owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;

•

to modify the terms and conditions of any award, establish sub‑plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where the Company or one of its subsidiaries operates or where one or more eligible participants reside or provide services;

•	to approve the form of any award agreements used under the 2016 Plan; and
•	to construe and interpret the 2016 Plan, make rules for the administration of the 2016 Plan, and make all other determinations necessary or advisable for the administration of the 2016 Plan.

All awards granted under the 2016 Plan are subject to a minimum vesting requirement of one year and no portion of any award may vest earlier than the first anniversary of the grant date of the award. This minimum vesting requirement does not apply to 5% of the total number of shares under the 2016 Plan and does not limit or restrict the Administrator’s discretion to accelerate the vesting of any award in circumstances it determines to be appropriate.

No Repricing.  In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility.  Persons eligible to receive awards under the 2016 Plan include officers or other employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Currently, approximately 420 officers and other employees of the Company and its subsidiaries (including all of the Company’s named executive officers), and each of the Company’s nine non‑employee directors, are considered eligible under the 2016 Plan.

Authorized Shares; Limits on Awards.  The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2016 Plan equals the sum of: (1) 6,050,000 shares, plus (2) the number of any shares subject to stock options granted under the 2006 Plan or the 2002 Plan and outstanding as of the date of the 2016 annual meeting in which the 2016 Plan was approved which expire, or for any reason are cancelled or terminated, after the date of such annual meeting without being exercised, plus (3) the number of any shares subject to restricted stock and restricted stock unit awards granted under the 2006 Plan or the 2002 Plan that are outstanding and unvested as of the date of the 2016 annual meeting in which the 2016 Plan was approved which are forfeited, terminated, cancelled, or otherwise reacquired after the date of such annual meeting without having become vested. As of March 25, 2020, zero shares were subject to awards then outstanding under the 2002 Plan and approximately 4,364,895 shares were subject to awards then outstanding under the 2006 Plan. If shareholders approve this proposal, the maximum number of common shares that may be delivered pursuant to awards under the 2016 Plan will be 24,850,000 shares (the “Share Limit”), an increase of 18,800,000 additional shares.

Shares issued in respect of any “full‑value” award granted under the 2016 Plan will be counted against the Share Limit as 1.5 shares for every one share actually issued in connection with the award. For example, if the Company granted a bonus of 100 shares of its common stock under the 2016 Plan, 150 shares would be counted against the Share Limit with respect to that award. For this purpose, a “full‑value” award generally means any award granted under the 2016 Plan other than a stock option or SAR.

The following other limits are also contained in the 2016 Plan:

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 24,850,000 shares.
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The maximum grant date fair value for awards granted to a non‑employee director under the 2016 Plan during any one calendar year is $400,000, except that this limit will be $600,000 as to (1) a non‑employee independent director who is serving as the Chairman of the Board or the lead independent director (if there is one) at the time the applicable grant is made or (2) any new non‑employee director for the calendar year in which the non‑employee director is first elected or appointed to the Board. For purposes of this limit, the “grant date fair value” of an award means the value of the award on the date of grant of the award determined using the equity award valuation principles applied in the Company’s financial reporting. This limit does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Company or one of its subsidiaries. This limit applies on an individual basis and not on an aggregate basis to all non‑employee directors as a group.

Except as described below, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2016 Plan will not be counted against the Share Limit and will again be available for subsequent awards under the 2016 Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under the 2016 Plan (whether a stock option, SAR or other “full‑value” award), as well as any shares exchanged by a participant or withheld by the Company or one of its subsidiaries to satisfy the tax withholding obligations related to any award (whether a stock option, SAR or other “full‑value” award), will be counted against the Share Limit and will not be available for subsequent awards under the 2016 Plan. Any shares repurchased with the proceeds of any option exercise price shall not be available for awards under the 2016 Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right granted under the 2016 Plan, the number of underlying shares as to which the exercise related will be counted against the Share Limit. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares will be charged against the Share Limit with respect to such exercise.) In addition, shares that are exchanged by a participant or withheld by the Company after the date of our 2016 annual meeting as full or partial payment in connection with any award granted under the 2002 Plan or the 2006 Plan, as well as any shares exchanged by a participant or withheld by the Company after the date of our 2016 annual meeting to satisfy the tax withholding obligations related to any award granted under the 2002 Plan or the 2006 Plan, will not be available for new awards under the 2016 Plan. To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the 2016 Plan. In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award will be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 75 shares (after giving effect to the “full‑value” award premium counting rules) will be counted against the Share Limit.)  In addition, the 2016 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2016 Plan. The Company may not increase the applicable share limits of the 2016 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards.  The 2016 Plan authorizes stock options, stock appreciation rights, and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as cash bonus awards. The 2016 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.

A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “U.S. Federal Income Tax Consequences of Awards Under the 2016 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the Code and the 2016 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a share of the Company’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

The other types of awards that may be granted under the 2016 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units or phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock), dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.

Any awards under the 2016 Plan (including awards of stock options and stock appreciation rights) may be subject to time‑ and/or performance‑based vesting requirements.

Dividend Equivalents; Deferrals.  The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that awards under the 2016 Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of common stock, provided that as to any dividend equivalent rights granted in connection with an award granted under the 2016 Plan that is subject to any type of vesting requirements, no dividend equivalent payment will be made unless the related vesting conditions of the award are satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related vesting conditions are not satisfied).  This ensures that if the underlying unvested award is forfeited, the dividends and/or dividend equivalents on the unvested awards will also be forfeited.

Assumption and Termination of Awards.  If an event occurs in which the Company does not survive (or does not survive as a public company in respect of its common stock), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Company, awards then‑outstanding under the 2016 Plan will not automatically become fully vested pursuant to the provisions of the 2016 Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then‑outstanding under the 2016 Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested, subject to any exceptions that the Administrator may provide for in an applicable award agreement (such as for awards subject to performance‑based vesting requirements). The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2016 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment. For the treatment of outstanding equity awards held by the Named Executive Officers in connection with a termination of employment and/or a change in control of the Company, please see the description under “Potential Payments Upon Termination or Change in Control” below in this Proxy Statement.

Transfer Restrictions.  Subject to certain exceptions contained in Section 5.6 of the 2016 Plan, awards under the 2016 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

Adjustments.  As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2016 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance‑based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority.  The 2016 Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Termination of or Changes to the 2016 Plan.  The Board may amend or terminate the 2016 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Board. Unless terminated earlier by the Board and subject to any extension that may be approved by stockholders, the authority to grant new awards under the 2016 Plan will terminate on February 15, 2026.  If shareholders approve this proposal, the authority to grant new awards under the 2016 Plan will be extended and will terminate on February 26, 2030.  Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

U.S. Federal Income Tax Consequences of Awards under the 2016 Plan

The U.S. federal income tax consequences of the 2016 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2016 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2016 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock‑based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2016 Plan in connection with a “change in control” (as this term is used under the Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered). Furthermore, under Section 162(m) of the Code, the aggregate compensation in excess of $1,000,000 payable to current or former named executive officers of the Company may not be deducible by the Company in certain circumstances.

Specific Benefits under the 2016 Performance Incentive Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the 2016 Plan. The Company is not currently considering any other specific award grants under the 2016 Plan. If the proposed amendments to the 2016 Plan had been in existence in fiscal 2019, the Company expects that its award grants for fiscal 2019 would not have been substantially different from those actually made in that year under the 2016 Plan. For information regarding stock‑based awards granted to the Company’s named executive officers and non‑employee directors during fiscal 2019, see the material under “Compensation of Executive Officers and Directors” below.

Potential Dilution

The following paragraphs include additional information to help you assess the potential dilutive impact of the Company’s equity awards and the 2016 Plan. The Company’s Employee Stock Purchase Plan (the “ESPP”) is intended as a qualified employee share purchase plan under Section 423 of the Code and generally provides for broad‑based participation by employees of the Company (and certain of its subsidiaries) and affords employees who elect to participate an opportunity to purchase shares of the Company’s common stock at a discount. Certain information regarding the number of shares of Company common stock available for issuance under the Company’s ESPP is included under “Equity Compensation Plan Information” in this Proxy Statement. The discussion that follows in this “Potential Dilution” section does not include any shares that have been purchased under, may be purchased in the current purchase period under, or that remain available for issuance or delivery under the Company’s ESPP.

“Overhang” refers to the number of shares of the Company’s common stock that are subject to outstanding awards or remain available for new award grants. The following table shows the total number of shares of the Company’s common stock that were subject to outstanding restricted stock unit awards granted under the 2016 Plan and the 2006 Plan, that were subject to outstanding stock options granted under the 2016 Plan and the 2006 Plan, and that were then available for new award grants under the 2016 Plan as of December 31, 2019 and as of March 25, 2020. (In this proposal, the number of shares of the Company’s common stock subject to restricted stock unit awards granted during any particular period or outstanding on any particular date is presented based on the actual number of shares of the Company’s common stock covered by those awards, and does not give effect to the 1.5 to 1 fungible share counting ratio contained in the 2016 Plan. For awards subject to performance‑based vesting requirements, such as the Volume‑Vested Options (as defined and described below under “Compensation Discussion and Analysis—Elements of Compensation—Equity Incentives”) the number of shares presented is based on achieving the maximum level of performance, even though the actual share payout for these awards may range from zero to the maximum number below.)

	As of December 31, 2019	As of March 25, 2020
Shares subject to outstanding restricted stock unit awards	1,231,805	1,024,142
Shares subject to outstanding stock options (excluding performance-based vesting options)	8,612,047	9,660,055
Shares subject to outstanding performance‑based vesting options	509,618	503,606
Shares available for new award grants	2,054,993	169,927

Other than the 2016 Plan, the 2006 Plan and the Company’s ESPP, we do not have any other compensatory plans or arrangements in place under which shares of the Company’s common stock are eligible to be awarded or under which there are outstanding awards with respect to shares of the Company’s common stock. No new awards may be granted under the 2006 Plan.

The weighted‑average number of shares of the Company’s common stock outstanding in each of the last three fiscal years was 150,430,239 shares outstanding in 2017; 180,655,435 shares outstanding in 2018; and 204,573,287 shares outstanding in 2019. The number of shares of the Company’s common stock issued and outstanding as of December 31, 2019 and March 25, 2020 was 204,723,055 and 203,696,127 shares, respectively.

“Burn rate” refers to the number of shares that are subject to awards that we grant over a particular period of time. The total number of shares of the Company’s common stock subject to awards that the Company granted under the 2016 Plan in each of the last three fiscal years, and to date (as of March 25, 2020) for 2020, are as follows:

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4,745,100 shares in 2017 (which was 3.2% of the weighted‑average number of shares of the Company’s common stock outstanding in 2017), of which 2,835,331 shares were subject to restricted stock unit awards, 1,139,500 shares were subject to stock options (excluding performance-based vesting options), zero shares were subject to performance-based vesting options, and 770,269 shares were subject to special stock awards in connection with the sale of substantially all of the assets of our subsidiary’s RNG production business;

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3,771,860 shares in 2018 (which was 2.1% of the weighted‑average number of shares of the Company’s common stock outstanding in 2018), of which 1,907,800 shares were subject to restricted stock unit awards, 1,864,060 shares were subject to stock options (excluding performance-based vesting options), and zero shares were subject to performance-based vesting options;

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2,183,691 shares in 2019 (which was 1.1% of the weighted‑average number of shares of the Company’s common stock outstanding in 2019), of which zero shares were subject to restricted stock unit awards, 1,639,577 shares were subject to stock options (excluding performance-based vesting options), and 544,114 shares were subject to performance-based vesting options;

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1,679,480 shares in 2020 through March 25, 2020 (which was 0.8% of the number of shares of the Company’s common stock outstanding on March 25, 2020), of which 554,192 shares were subject to restricted stock unit awards, 1,125,288 shares were subject to stock options (excluding performance-based vesting options), and zero shares were subject to performance-based vesting options.

Thus, the total number of shares of the Company’s common stock subject to awards granted under the 2016 Plan per year over the last three fiscal years (2017, 2018 and 2019) has been, on average, 2.1% of the weighted‑average number of shares of the Company’s common stock outstanding. Performance‑based vesting awards have been included above in the year in which the award was granted. The actual number of performance‑based vesting stock options that became eligible to vest each year because the applicable performance‑based condition was satisfied in that year (subject to the satisfaction of any applicable time‑based vesting requirements) was as follows: zero in 2017, zero in 2018, zero in 2019, and 172,945 to date (as of March 25, 2020) in 2020.

The total number of shares of our common stock that were subject to awards granted under the 2016 Plan, the 2006 and the 2002 Plan that terminated or expired, and thus became available for new award grants under the 2016 Plan, in each of the last three fiscal years, and to date (as of March 25, 2020) in 2020, are as follows: 4,227,918 in 2017, 2,256,579 in 2018, 1,798,865 in 2019, and 68,598 in 2020.

The compensation committee of the Board anticipates that the 18,800,000 additional shares requested for the 2016 Plan (together with the available shares for new award grants under the 2016 Plan on the Annual Meeting date and assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards) will provide the Company with flexibility to continue to grant equity awards under the 2016 Plan through approximately the end of 2025 (reserving sufficient shares to cover potential payment of performance‑based awards). However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares that are subject to the Company’s award grants in any one year or from year‑to‑year may change based on a number of variables, including, without limitation, the value of the Company’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity‑based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards the Company grants, and how the Company chooses to balance total compensation between cash and equity‑based awards.

The closing market price for a share of the Company’s common stock as of March 25, 2020 was $1.62 per share.

Aggregate Equity Awards Previously Granted Under the Plan

As of March 25, 2020, awards covering 11,871,364 shares of the Company’s common stock had been granted under the 2016 Plan. (This number of shares includes shares subject to awards that expired or terminated without having been exercised and paid and became available for new award grants under the 2016 Plan.) The following table shows information regarding the distribution of all awards among the persons and groups identified below, option exercises and restricted stock unit or other stock awards vesting prior to that date, and option and unvested restricted stock unit or other stock award holdings as of that date.

	Options				Restricted Units/Stock Awards
							Number of
							Shares/Units
	Number of					Number of	Outstanding
	Shares	Number of	Number of Shares Underlying		Number of	Shares/Units	and
	Subject to	Shares	Options as of March 25, 2020		Shares/Units	Vested as of	Unvested as
	Past Option	Acquired			Subject to	March 25,	of March 25,
	Grants	On Exercise	Exercisable	Unexercisable	Past Awards	2020	2020
Named Executive Officers:
Andrew J. Littlefair, President and Chief Executive Officer	806,300	—	485,069	321,231	965,849	834,112	131,737
Robert M. Vreeland, Chief Financial Officer	381,391	—	215,581	165,810	247,107	173,717	73,387
Mitchell W. Pratt, Chief Operating Officer and Corporate Secretary	363,209	—	197,399	165,810	580,663	507,276	73,387
Barclay F. Corbus, Senior Vice President, Strategic Development	348,236	—	182,426	165,810	479,975	406,588	73,387
Total for All Current Executive Officers as a Group (4 persons):	1,899,136	—	1,080,475	818,661	2,273,591	1,921,693	351,898
Stephen A. Scully	124,500	—	124,500	—	99,118	99,118	—
John S. Herrington	124,500	—	124,500	—	99,118	99,118	—
James C. Miller	124,500	—	124,500	—	99,118	99,118	—
Philippe Charleux	—	—	—	—	—	—	—
Philippe Montantéme	—	—	—	—	—	—	—
Lizabeth Ardisana	42,000	—	42,000	—	—	—	—
James E. O’Connor	124,500	—	124,500	—	99,118	99,118	—
Kenneth M. Socha	124,500	—	124,500	—	99,118	99,118	—
Vincent C. Taormina	124,500	—	124,500	—	99,118	99,118	—
Total for all Current Non-Executive Directors as a Group (9 persons):	789,000	—	789,000	—	594,708	594,708	—
Each other person who has received 5% or more of the options, warrants or rights under the 2016 Plan	—	—	—	—	—	—	—
All employees, including all current officers who are not executive officers or directors, as a group	3,623,903	89,320	1,555,792	1,554,838	2,691,026	1,797,239	672,244
Total	6,312,039	89,320	3,425,267	2,373,499	5,559,325	4,313,640	1,024,142

Required Vote and Board Recommendation

The Board believes that the adoption of the amendments to the 2016 Plan will promote the interests of the Company and its stockholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.

All members of the Board and all of the Company’s executive officers are eligible for awards under the 2016 Plan and thus have a personal interest in the approval of the 2016 Plan.

Approval of the amendments to the 2016 Plan requires the affirmative vote of a majority of the votes cast on this proposal by shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF AMENDMENTS TO THE CLEAN ENERGY FUELS CORP. 2016 PERFORMANCE INCENTIVE PLAN AS DESCRIBED ABOVE AND SET FORTH IN ANNEX A HERETO.

CORPORATE GOVERNANCE

Board and Committee Composition

The following sets forth certain key features of the composition of our Board and its standing committees:

Board Committees
	Board of Directors	Audit(1)	Compensation(1)	Nominating and Corporate Governance	Hedging / Derivative
Directors:
Andrew J. Littlefair					©
Stephen A. Scully	♦, I	•
Lizabeth Ardisana	I		•	•
Philippe Charleux
John S. Herrington	I	•	©*	©
James C. Miller	I	©, ▲			•
Philippe Montantême
James E. O’Connor(2)	I
Kenneth M. Socha	I		•	•
Vincent C. Taormina	I	•		•
Former Directors: (3)
Warren I Mitchell	I
Momar Nguer
Observer:
Henri-Max Ndong-Nzue(4)		√
Meetings:
Held in 2019(5)	4(6)	5	2	2	-

♦      Chairman of the Board.

I      Determined by our Board to be an independent director, within the meaning of applicable rules of Nasdaq. Mr. Mitchell was determined by our Board to be an independent director during his service on the Board from May 2005 to February 2020. Mr. Nguer was not an independent director due to serving as President of Total Marketing Services.

•      Committee member.

©     Committee Chair.

©*Acting Committee Chair.

▲    Audit committee financial expert, as defined in the rules of Nasdaq and the SEC.

(1)   Our Board has determined that each member of the audit and compensation committees satisfies the enhanced independence standards applicable to members of such a committee under, and with respect to the compensation committee considering the factors set forth in, Nasdaq and SEC rules. In addition, our Board has determined that each member of the audit committee has sufficient knowledge in reading and understanding the Company’s financial statements to serve on such committee, and each member of the compensation committee is a non-employee director as defined in Rule 16b‑3 under the Exchange Act and an outside director as defined in Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986 (“Code”).

(2)   James E. O’Connor, a current director, has not been nominated for re-election at the Annual Meeting and will no longer serve on the Board following the election of directors at the Annual Meeting.

(3)   Mr. Mitchell served as a director of our Company from May 2005 until his retirement on February 26, 2020. Mr. Nguer served as a director of our Company from September 2018 until February 25, 2020 due to his retirement from Total Marketing Services.

(4)   Mr. Ndong-Nzue, the Senior Vice President Corporate Affairs & Americas of Total Marketing Services, was appointed as an observer of the audit committee in February 2020 pursuant to Total Marketing Services’ director and observer designation rights, described under “Certain Relationships and Related Party Transactions” below.  Mr. Ndong-Nzue replaced Isabelle Gaildraud who served as an observer on the audit committee from September 2018 until February 2020.

(5)   Each director attended at least 75% of the total number of meetings of the Board and all applicable committees on which he served that were held in 2019.

(6)   Our directors typically hold at least two executive sessions each year, and held four such executive sessions in 2019.

Board Committees

We have established an audit committee, compensation committee, nominating and corporate governance committee, and hedging/derivative committee. Our Board also creates committees from time to time to oversee financing transactions or other significant corporate matters. Our Board and audit committee generally meet at least quarterly and our other committees meet on an as‑needed basis. Each of the Board committees has the responsibilities described below. Copies of the current charters of the audit committee, compensation committee, nominating and corporate governance and hedging/derivative committee, as adopted by the Board, are accessible on our website at http://investors.cleanenergyfuels.com/corporate-governance.

Audit Committee

We believe the functioning of our audit committee complies with all applicable requirements of the Sarbanes Oxley Act of 2002 and with all applicable Nasdaq and SEC rules. The functions of this committee include:

•     Appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm;

•     Assessing the independence of our independent registered public accounting firm;

•     Discussing our annual audited and quarterly financial statements and the conduct of each audit with management, our internal finance department and our independent registered public accounting firm;

•     Establishing procedures for employees to anonymously submit concerns regarding accounting or auditing matters;

•     Periodically reviewing with our independent registered public accounting firm and with management our financial reporting processes and internal controls;

•     Discussing our policies with respect to risk assessment and risk management; and

•     Reviewing, overseeing and approving all related‑party transactions (as such term is defined in applicable SEC rules).

Compensation Committee

We believe the functioning of our compensation committee complies with all applicable Nasdaq and SEC rules. The functions of this committee include:

•     Reviewing and approving all of our compensation plans, policies and programs as they affect our executive officers;

•     Administering our equity incentive plans and employee stock purchase plans;

•     Retaining and assessing the independence of any compensation consultants or advisors;

•     Reviewing and approving the fees and other compensation paid to our directors;

•     Monitoring our compliance with the requirements under the Sarbanes‑Oxley Act of 2002 relating to loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits; and

•     Overseeing our compliance with SEC rules and regulations regarding stockholder approval of certain executive compensation matters.

The compensation committee may designate one or more subcommittees, each subcommittee to consist of two or more members of the compensation committee, and may generally delegate its authority to any such subcommittee(s).

Nominating and Corporate Governance Committee

We believe the functioning of our nominating and corporate governance committee complies with all applicable Nasdaq and SEC rules. The functions of this committee include:

•     Developing and recommending to the Board criteria to be used in screening and evaluating potential director candidates;

•     Reviewing, evaluating and recommending to the Board qualified director candidates;

•     Establishing and overseeing a policy for considering stockholder nominees for director, and evaluating any such nominees;

•     Monitoring and reviewing any issues regarding director independence or involving potential conflicts of interest; and

•     Developing and recommending to the Board corporate governance guidelines and a code of ethics, and reviewing and recommending changes to these documents as appropriate.

Hedging/Derivative Committee

The functions of the hedging/derivative committee include carrying out the Board’s responsibilities related to oversight, direction and implementation of our hedging activities; interfacing with our hedging consultants and advisors regarding recommended hedging activities and strategies; and making recommendations to the Board regarding fees and other compensation to be paid to our hedging consultants and advisors.

Board Leadership Structure

The Board has determined that our current structure of separating the roles of Chairman of the Board and Chief Executive Officer is in the best interests of the Company and our stockholders. Mr. Scully has served as Chairman of the Board since January 2018, and Mr. Littlefair has been the Chief Executive Officer of the Company since June 2001. As Chairman of the Board, Mr. Scully focuses on organizing Board activities to enable the Board to effectively provide guidance to and oversight (including risk oversight) and accountability of management. The Chairman of the Board, among other things, creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with the other members of the Board, provides the Chief Executive Officer ongoing direction regarding Board needs, interests and opinions, and ensures the Board agenda is appropriately directed toward matters significant to the Company. Separating the roles of Chairman of the Board and Chief Executive Officer allows Mr. Littlefair, as Chief Executive Officer, to focus on managing the day‑to‑day direction and implementing the long‑term strategic goals of the Company.

The functions of the Board are carried out by the full Board and, when delegated, by the Board’s committees. Each director is a full and equal participant in the major strategic and policy decisions of our Company.

Board Role in Risk Oversight

Risk is inherent in every business. We face a number of risks, including business, operational, strategic, competitive, financial, political, legislative, environmental, safety and regulatory risks, as well as risks related to compensation, cybersecurity threats or incidents, capital expenditures, derivative transactions, commodity-based exposures, acquisitions or other strategic transactions and financing and other liquidity matters. In general, our management is responsible for the day-to-day management of the risks we face, while our Board, as a whole and through its committees, is responsible for the oversight of risk management.

In its risk oversight role, the Board and each of its committees regularly review and discuss, internally and with management, the material risks confronting our business, based on reports prepared and delivered by management that address these risks and other information deemed relevant. The Board also monitors our risk management and corporate governance policies, including the day-to-day risk management processes designed and implemented by management, and generally evaluates how management operates our Company with respect to risk exposures. These risks and risk management policies are also reviewed and analyzed in depth by the Board at an annual strategic planning session with members of senior management. Additionally, the Board considers the risks and vulnerabilities we face when granting authority to management and approving business strategies and particular transactions.

The Board performs its risk oversight function in part through its committees, which, except for the hedging/derivative committee, are comprised solely of independent directors. Each Board committee’s risk oversight role is as follows:

•      The audit committee oversees management of risks related to our financial reporting and disclosure processes and accounting policies, as well as any related party or conflict-of-interest transactions;

•      The compensation committee oversees management of risks related to our compensation practices and policies;

•      The nominating and corporate governance committee oversees management of risks related to Board processes and composition, including director independence, and corporate governance matters; and

•      The hedging/derivative committee oversees management of risks related to the Company’s derivative activities, including any significant fixed‑price sales contracts, commodity swap arrangements or other hedging activity.

We believe our Board’s regular review and analysis of our material risks and risk management policies, as well as the role of our Board committees in the Board’s performance of its risk oversight function and our Board’s leadership structure (which separates the roles of Chairman of the Board and Chief Executive Officer, as discussed above), provide an appropriate level of independent oversight, including risk oversight, of our management.

Code of Ethics

We have adopted a written code of ethics applicable to our directors, officers and other employees, including our principal executive, financial and accounting officers and controller or persons performing similar functions. This code of ethics establishes policies to promote honest and ethical conduct, and is designed to comply with applicable Nasdaq and SEC rules. The nominating and corporate governance committee reviews our code of ethics periodically, and may propose or adopt additions or amendments that it determines are required or appropriate.

Our code of ethics is accessible on our website at http://investors.cleanenergyfuels.com/corporate-governance. We expect that any amendments to or waivers from certain provisions of our code of ethics applicable to any principal executive, financial or accounting officer or controller or persons performing similar functions will be disclosed on our website to the extent required by applicable Nasdaq or SEC rules.

Corporate Governance Guidelines

We have adopted written corporate governance guidelines that set forth standards for director qualifications and responsibilities, Board committees, Board leadership structure, director compensation, Chief Executive Officer evaluation and management succession, Board self‑evaluations, Board oversight of the Company’s strategic planning, and director and officer stock ownership, among other things. The nominating and corporate governance committee reviews our corporate governance guidelines periodically, and may from time to time propose or adopt additions or amendments it determines are required or appropriate. Our corporate governance guidelines are accessible on our website at http://investors.cleanenergyfuels.com/corporate-governance.

Board Evaluations

At least annually, our nominating and corporate governance committee leads an evaluation of each of our directors and our Board as a whole and each of its committees. As part of this evaluation, the Board considers the areas in which the Board believes it could improve.

Chief Executive Officer Evaluation and Management Succession

Our Board works with our nominating and corporate governance committee to evaluate potential successors to our Chief Executive Officer and to ensure that a CEO succession plan is in place. Our Chief Executive Officer also makes available his recommendations and evaluations of potential successors, as well as reviews any development plans recommended for such individuals.

Director Stock Ownership Guidelines

We believe it is important to encourage our directors to hold a material amount of our common stock, which links their long‑term economic interest directly to that of our stockholders. To achieve this goal, we have established stock ownership guidelines applicable to our directors. These guidelines provide that each non-employee director is required to own shares of our common stock valued at $180,000 or more by the later of December 14, 2019 and five years after the date of a director’s initial election to the Board. Stock options are not counted toward satisfaction of these stock ownership requirements. Directors who attain this stock ownership level by the stated deadline will continue to satisfy the stock ownership requirements if the value of their stock holdings declines after such deadline solely due to a decrease in the trading price of our common stock. All of our non-employee directors, with the exception of Ms. Ardisana, who joined our Board in December 2019 and Messrs. Montantême and Charleux,  who are not subject to the policy as described below, had satisfied these stock ownership guidelines as of the record date for the Annual Meeting. The Board has determined that the director stock ownership guidelines do not apply to Mr. Montantême or Mr. Charleux for so long as each is designated by Total Marketing Services to serve as a director and waives his right to receive compensation for serving on the Board. See the descriptions under “Proposal 1: Election of Directors—General” and “Director Compensation” for more information.

We have also established stock ownership guidelines applicable to certain of our executive officers, which are described under “Compensation Disclosure and Analysis—Executive Stock Ownership Guidelines” below.

Stockholder Communications with the Board

We have adopted a formal process by which stockholders and interested parties may communicate with our Board, which is accessible on our website at http://investors.cleanenergyfuels.com/corporate-governance/contact-the-board. This centralized process assists the Board in reviewing and responding to communications from stockholders and other interested parties in an appropriate manner. Communications to the Board must be in writing and mailed to our Corporate Secretary at the address of our principal executive offices. The communication can be addressed to one or more individual directors or to the Board as a group, and the name of any specific intended recipient(s) should be noted in the communication. Communications submitted by postal mail may be anonymous. The Corporate Secretary typically reviews all such communications and will forward them to the Board or any identified individual director(s), unless any such communication is deemed to be, in the Corporate Secretary’s discretion, unrelated to the duties and responsibilities of the Board or unduly hostile, threatening, illegal or similarly unsuitable for Board consideration.

Director Nomination Process

Our Board, as a whole and through our nominating and corporate governance committee, is responsible for identifying, evaluating and recommending nominees to serve as directors of our Company.

Identifying and Evaluating Director Nominees

Our nominating and corporate governance committee is responsible for identifying individuals qualified to become members of the Board and recommending these candidates to our Board for nomination or appointment. Our nominating and corporate governance committee may utilize a variety of methods to identify potential director candidates. For example, candidates may come to the attention of the nominating and corporate governance committee through current members of the Board, executive officers, professional search firms, stockholders or others. These candidates may be evaluated and considered by our nominating and corporate governance committee at any point during the year, including in connection with each annual meeting of our stockholders. For each such annual meeting, the nominating and corporate governance committee recommends to our Board certain director nominees to stand for election at the annual meeting based on the committee’s evaluation of all potential director candidates, including incumbent directors. The Board then selects its director nominees based on its determination, relying on the recommendation of and other information provided by the nominating and corporate governance committee as it deems appropriate, of the suitability of each potential director candidate to serve as a director of our Company.

Stockholder Recommendations of Director Candidates

In accordance with its charter, our nominating and corporate governance committee is responsible for considering and evaluating properly submitted stockholder recommendations of candidates for Board membership. Any such recommendation of director candidates for nomination by the Board in connection with our next annual meeting of stockholders should be made in writing by January 1st of the applicable year and delivered or mailed to our Corporate Secretary at the address of our principal executive offices, and should include the name, address and a current resume of the proposed director candidate, a statement describing the candidate’s qualifications and consent to serve on our Board if selected as a director nominee, and contact information for personal and professional references. The submission should also include the name and address of the stockholder who is submitting the proposed director candidate, the number of shares of our common stock that are owned of record or beneficially by the submitting stockholder and a description of all arrangements or understandings between the submitting stockholder and the proposed director candidate. We may also request that any proposed director candidate and any stockholder proposing a director candidate furnish us with such other information as may reasonably be required for our nominating and corporate governance committee to determine the eligibility of such proposed director candidate to serve as a director of our Company.

All properly submitted stockholder recommendations will be aggregated together and with any other director candidates proposed by other sources, for consideration and evaluation by our nominating and corporate governance committee, and will receive the same consideration by our nominating and corporate governance committee as is received by any other director candidate. In evaluating all director candidates, the nominating and corporate governance committee will consider, among other things, the director qualifications set forth in our corporate governance guidelines, as described in “Proposal 1: Election of Directors” above. Any stockholder-recommended director candidate that is selected by our nominating and corporate governance committee would be recommended by the committee as a director nominee to the Board, which would then consider and evaluate the candidate in the same manner and based on the same criteria and qualifications as other prospective director candidates. If approved by the Board, the stockholder-recommended candidate would be appointed as a director to a vacant seat on the Board or included in the Board’s slate of director nominees to stand for election at our next annual meeting of stockholders.

Sustainability and Safety

We believe that natural gas-fueled trucks, transportation and commercial vehicles are the best and most immediate solution for eliminating the negative impact of pollutants from diesel fuel and combatting climate change, and we take pride in our ability to deliver a cleaner vehicle fuel. In our Corporate Sustainability Report, which is accessible on our website at https:/www.cleanenergyfuels.com/sustainability, we describe our sustainability goals and our multi-pronged approach to achieving these objectives. Importantly, we aim to offer 100% Redeem™, our renewable natural gas vehicle fuel, at all of our vehicle fueling stations by 2025, 20 years ahead of California’s goal of transforming the state’s power supply to 100% renewable energy by 2045, and we also aim to reduce our company-wide carbon footprint by 25% by 2025. We encourage all of our stockholders to review our Corporate Sustainability Report to better understand our commitment to maintain and improve sustainability in the vehicle fuels marketplace.

We are committed to providing a safe and healthful working environment for our employees, which includes maintaining compliance with all applicable federal, state and local laws, rules and regulations relating to workplace safety and conditions. We strive for zero work-related injuries or illnesses. To that end, we have implemented written programs, including a Health and Safety Program and an Injury and Illness Prevention Program, which set forth our policies and procedures for workplace safety, hazard identification and correction, compliance, communication, investigations, training and recordkeeping. Any significant safety or health matters are communicated to the audit committee and/or the full Board.

The foregoing disclosure, including the statements about our sustainability and safety goals, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements are statements other than historical facts. These statements relate to future events or circumstances or our future performance, and they are based on our current assumptions, expectations and beliefs concerning future developments. Although these forward-looking statements reflect our good faith judgment based on available information, they involve known and unknown risks, uncertainties and other factors that may cause actual achievements, performance or other events to be materially different from any future achievements, performance or other events expressed or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, among others: the willingness of fleets and other consumers to adopt natural gas as a vehicle fuel, and the rate and level of any such adoption; future supply, demand, use and prices of crude oil, gasoline, diesel, natural gas, and other vehicle fuels, including overall levels of and volatility in these factors; natural gas vehicle and engine cost, fuel usage, availability, quality, safety, convenience, design and performance, as well as operator perception with respect to these factors; our ability to capture a substantial share of the market for alternative vehicle fuels and vehicle fuels generally and otherwise compete successfully in these markets; the availability of environmental, tax and other government regulations, programs and incentives that promote natural gas or other alternatives as a vehicle fuel, including long-standing support for gasoline- and diesel-powered vehicles and growing support for electric and hydrogen-powered vehicles that could result in programs or incentives that favor these or other vehicles or vehicle fuels over natural gas; the effect of or potential for changes to federal, state or local greenhouse gas emissions regulations or other environmental regulations applicable to natural gas production, transportation or use; our ability to manage and grow our renewable natural gas business, including our ability to continue to receive revenue from sales of tradable credits we generate by selling conventional and renewable natural gas as vehicle fuel and the effect of any increase in competition for renewable gas supply; our ability to accurately predict natural gas vehicle fuel demand in the geographic and customer markets in which we operate and effectively calibrate our strategies, timing and levels of investments to be consistent with this demand; our ability to recognize the anticipated benefits of our natural gas fueling station network; construction, permitting and other factors that could cause delays or other problems at station construction projects; general political, regulatory, economic and market conditions; uncertainties regarding the impact of COVID-19 on our business and the economy generally; and the other risks discussed under “Risk Factors” in our annual report on Form 10‑K for our fiscal year ended December 31, 2019, which was filed with the SEC on March 10, 2020 and is included as part of the Annual Report. In addition, we operate in a competitive and rapidly evolving industry in which new risks emerge from time to time, and it is not possible for us to predict all of the risks we may face, nor can we assess the impact of all factors on our business or the extent to which any factor or combination of factors could cause actual results to differ from our expectations. As a result of these and other potential risks and uncertainties, our forward-looking statements should not be relied on or viewed as guarantees of future events or conditions. All of our forward-looking statements speak only as of the date they are made and, except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, including to conform these statements to actual results or to changes in our expectations.

INFORMATION ABOUT EXECUTIVE OFFICERS

The names of our executive officers, their ages as of the date of this Proxy Statement, their current positions and offices with our Company and, for executive officers who are not also a member of our Board, other information about their backgrounds are shown below. We have entered into employment agreements with each of our executive officers, which are described under “Compensation Discussion and Analysis—Employment Agreements” below, that establish, among other things, each executive officer’s term of office. There are no arrangements or understandings between any of our executive officers and any other person pursuant to which such individual was or is selected as an officer of our Company.

Name	Age	Position(s) and Office(s)
Andrew J. Littlefair	59	President, Chief Executive Officer and Director
Robert M. Vreeland	59	Chief Financial Officer
Mitchell W. Pratt	60	Chief Operating Officer and Corporate Secretary
Barclay F. Corbus	53	Senior Vice President, Strategic Development

Robert M. Vreeland has served as our Chief Financial Officer since October 2014. From 2012 to 2014, Mr. Vreeland served as our Vice President, Finance and Accounting. Prior to joining the Company, Mr. Vreeland was a consultant at RV CPA Services, PLLC, a provider of certified public accounting services. From 1997 to 2009, Mr. Vreeland held various finance and accounting positions at Hypercom, an electronic payment and digital transactions service provider, including Interim Chief Financial Officer, Senior Vice President and Corporate Controller, Senior Vice President, Operations, and Vice President of Financial Planning and Analysis. Prior to joining Hypercom, Mr. Vreeland spent 12 years at Coopers & Lybrand, an accounting firm that later merged to become PricewaterhouseCoopers. Mr. Vreeland earned a B.S. from Northern Arizona University and is a certified public accountant.

Mitchell W. Pratt was appointed Chief Operating Officer in December 2010 and has served as our Corporate Secretary since December 2002. Prior to being appointed as Chief Operating Officer, Mr. Pratt served as our Senior Vice President, Engineering, Operations and Public Affairs, from January 2006 to December 2010. From August 2001 to December 2005, Mr. Pratt served as our Vice President, Business Development & Public Affairs. From 1983 to July 2001, Mr. Pratt held various positions in sales and marketing, operations and public affairs at Southern California Gas Company. Mr. Pratt earned a B.S. from the California State University at Northridge and an M.B.A. from the University of California, Irvine.

Barclay F. Corbus has served as our Senior Vice President, Strategic Development, since September 2007. From July 2003 to September 2007, Mr. Corbus served as Co‑Chief Executive Officer and a director of WR Hambrecht + Co, an investment bank that managed our initial public offering. Mr. Corbus joined WR Hambrecht + Co in 1999 and, from October 2000 to July 2003, Mr. Corbus served as Head of Investment Banking of WR Hambrecht + Co. From 1989 to 1999, Mr. Corbus worked with Donaldson, Lufkin & Jenrette. Mr. Corbus serves as a director of Overstock.com, a publicly traded company, and is a Trustee of the College of the Atlantic. Mr. Corbus earned an A.B. from Dartmouth College and an M.B.A. from Columbia Business School.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the material features of the compensation awarded to, earned by, or paid to each person who served as our principal executive officer (Andrew J. Littlefair) or principal financial officer (Robert M. Vreeland) in 2019, and the only two other individuals who were serving as executive officers at the end of 2019 (Mitchell W. Pratt and Barclay F. Corbus). Messrs. Littlefair, Vreeland, Pratt and Corbus are collectively referred to as our “named executive officers.” This analysis also discusses our compensation philosophy and objectives, the methodologies used for establishing the compensation programs for the named executive officers, and the policies and practices for administering such programs.

Business Highlights and Challenges

We are seeking to drive adoption of natural gas as a vehicle fuel by fleet vehicle operators, primarily in the trucking, airport, refuse, public transit, industrial and institutional energy user and government fleet markets. In particular, we are focused on providing the cleanest fuel for the transportation market.  Through our sales of Redeem™ renewable natural gas (“RNG”), which is derived from biogenic methane produced by the breakdown of organic waste, we help thousands of vehicles, from airport shuttles to city buses to waste and heavy-duty trucks, to reduce their amount of climate-harming greenhouse gas by at least 70% and up to 300% depending on the source of the RNG feedstock. Redeem RNG is delivered as compressed natural gas (“CNG”) and liquefied natural gas (“LNG”). We expect our sales of Redeem RNG and conventional natural gas to grow as more companies look to operate in an increasingly sustainable way. In addition to pressure from politicians, regulators and non-governmental organizations, the investment community has dramatically stepped up demands on companies to diminish their contributions to climate change. We believe that RNG is the best tool available today to reduce climate-harming greenhouse gas and meet sustainability objectives.  By way of example, in January 2020, Microsoft announced that it will be carbon negative by 2030, and that by 2050 it will remove from the environment all the carbon Microsoft has emitted either directly or by electrical consumption since it was founded in 1975.  We believe that by 2027, Microsoft can be carbon negative and offset all of its post-1975 carbon emissions if it adopts 100% carbon negative RNG.

In executing the foregoing mission, we have adopted a strategic plan (the “Strategic Plan”) that sets meaningful objectives we expect will drive RNG, CNG and LNG adoption as a vehicle fuel and expand our business in our key markets, while also managing our capital and controlling our expenses. In implementing our Strategic Plan and our other business strategies, we have experienced meaningful progress and significant challenges.

Highlights of our achievements in 2019 included:

•      We delivered 400.8 million gasoline gallon equivalents (“GGEs”) of CNG, LNG and RNG, compared to 365.5 million GGEs and 351.4 million GGEs in 2018 and 2017, respectively.  In 2019 we returned to double digit annual volume growth, and it was the first year in our history for which we exceeded the 400 million GGE mark.

•      We delivered 143.3 million GGEs of our Redeem RNG vehicle fuel, compared to 110.1 million GGEs delivered in 2018 and 78.5 million GGEs delivered in 2017.

•      We secured reinstatement of the U.S. federal excise tax credits for alternative fuels ("AFTC") for 2018, 2019 and 2020.  AFTC provided us with $47.1 million of revenue in 2019, and we expect AFTC to provide us with an additional approximately $20.0 million of revenue in 2020.

•      Our non-GAAP Adjusted EBITDA (as defined below) for the year ended December 31, 2019 was $85.6 million; our non-GAAP Adjusted EBITDA for the year ended December 31, 2018 was $59.7 million.

•      We ended 2019 with $106.1 million in cash and investments, not including the additional $47.1 million in AFTC cash that we expect to receive in the quarterly period ended June 30, 2020.  At December 31, 2019 we had debt of $88.9 million, which consisted principally of $50.0 million of convertible debt we will repay in June 2020 and $33.7 million of equipment financing for our NG Advantage LLC subsidiary.

•      Our 2019 SG&A expense was at a near-term low of $73.4 million (our SG&A was $77.2 million for 2018).

•      Prices for LCFS Credits generated under the California Low Carbon Fuel Standard remained relatively high.

Factors that negatively affected our performance in 2019 included:

•      Prices of oil and diesel fuel continued to be low and volatile.

•      Sales and deployments of natural gas vehicles did not meet our expectations.

•      The cost of natural gas vehicles continued to be higher than comparable diesel and gasoline vehicles, principally due to the cost of the CNG and LNG storage systems.

•      Competition increased in the market for vehicle fuels generally, including advances and improvements in non-natural gas vehicle fuels or engines powered by these fuels.

•      Support for electric powered vehicles increased, including among lawmakers, regulators, policymakers, environmental organizations and other powerful groups.

•      Market prices for RINs, which are generated under the U.S. renewable fuel standard when we deliver RNG to a vehicle, fell from approximately $1.90 to approximately $0.50.

Key 2019‑2020 Pay Decisions

Key pay decisions for 2019 and 2020 to date include the following:

•      The compensation committee determined to maintain the base salaries for our named executive officers at their 2018 levels, except for a 6% increase to Mr. Vreeland’s base salary in 2019 to better align his compensation with his responsibilities and the base salaries of our other senior executives;

•      The compensation committee determined to maintain the performance measures and their weighting under our 2019 and 2020 performance-based cash bonus plans;

•      Based on the compensation committee’s assessment of the Company’s performance with respect to the objectives set forth in our 2019 performance-based cash bonus plan, Mr. Littlefair received approximately 73% of his target (or “middle”) bonus and our other named executive officers received approximately 72% of their target (or “middle”) bonuses for 2019;

•      The compensation committee did not award any additional discretionary cash bonuses to our named executive officers for performance in 2019;

•      In the first quarter of 2019, the compensation committee granted stock options to our named executive officers in line with its equity award practices adopted in 2017, with 30% of the total shares subject to each executive’s options subject to performance-based vesting criteria based on our achievement over time of certain volume-based performance goals described below; and

•      In the first quarter of 2020, the compensation committee granted RSUs and stock options to our named executive officers in line with its equity award practices adopted in 2017.

Compensation Program Objectives and Philosophy

Our compensation committee oversees the design and administration of our executive compensation program. The primary objectives of our executive officer compensation program are to attract, retain and motivate talented and dedicated executive officers; to reward individual performance and achievement of key corporate objectives, including the objectives set forth in our Strategic Plan, without promoting excessive or unnecessary risk-taking; to align the interests of our executives with those of our stockholders; and to provide compensation that we believe is fair in light of an executive’s experience, responsibilities, performance and tenure with our Company and in relation to the compensation provided to other executives of our Company and comparable executives at certain peer companies.

To achieve these objectives, we maintain an executive compensation program that includes the following components: base salary, cash bonuses, equity incentives, change in control and post-termination severance compensation and other benefits. The compensation committee developed our executive compensation program by drawing on its experience and judgment in establishing programs it believes are appropriately rewarding and responsible for a growth company in a developing industry. The compensation committee reviews and evaluates our executive compensation program, including its objectives and the forms of compensation used to achieve these objectives, on at least an annual basis, and adjusts the program as it deems appropriate and considering factors it considers relevant in establishing appropriate levels and mix of compensation for our executives.

Process for Determining Executive Compensation

The compensation committee’s general practice is to establish the annual compensation mix and levels for each of our executives in the beginning of each fiscal year, typically in our first quarter in connection with annual performance reviews. Performing this process after the end of the prior year allows the compensation committee to incorporate into its analysis information on the Company’s and each individual’s performance during the prior year and to assess each executive’s overall contributions to the Company. The compensation committee then compiles this information to establish annual base compensation and performance-related targets and to adjust long-term incentives as appropriate.

Role of Compensation Consultant

Our compensation committee has the authority to engage the services of compensation consultants or other experts or advisors as it deems appropriate in fulfilling its responsibilities. Since 2012, the compensation committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) from time to time to assist the committee in performing its responsibilities. The compensation committee has the sole authority to approve the terms of this engagement, and Semler Brossy reports solely to the compensation committee under this engagement. Before engaging Semler Brossy, the compensation committee determined that Semler Brossy was independent after taking into consideration the factors set forth in applicable Nasdaq and SEC rules.

Compensation Consultant’s 2017 Review

In the third quarter of 2016, the compensation committee instructed Semler Brossy to complete a full review of the Company’s executive and director compensation programs within the context of the competitive market, including comparing the Company’s executive and director compensation components and levels with a group of selected peer companies and general industry survey data regarding executive compensation practices at companies with a similar market capitalization as our Company at the time of the review. Although the compensation committee primarily utilized and relied upon the review and other information provided by Semler Brossy in connection with its 2017 compensation decisions, the compensation committee also referenced some of the information provided by Semler Brossy in making certain 2019 compensation decisions, and this information further influenced 2019 compensation insofar as the compensation committee determined to maintain the compensation components and levels from 2017 that were informed by Semler Brossy’s review. Semler Brossy did not provide any services to the Company in 2019, and neither the compensation committee nor our management engaged any other compensation consultants in 2019 or in 2018.  In the first quarter of 2020, the compensation committee informally consulted Semler Brossy regarding executive compensation levels and plan design.

2017 Compensation Peer Group

Selecting a group of our peer companies is challenging for many reasons, including principally our belief that we are the only publicly traded company whose primary line of business is to sell natural gas for use as a vehicle fuel. In selecting our peer companies for compensation purposes, our compensation committee generally sought to identify companies that are similar to us across a number of metrics and that, in the compensation committee’s view, compete with us for talent. As a result, with the assistance of Semler Brossy and with input from management, our compensation committee developed a group of peer companies in the third quarter of 2016 consisting of stand-alone, publicly traded companies that were of a similar size as us, based on revenue and market capitalization at the time the peer group was developed; have complex structures; and operate in our industry or in another heavily-regulated energy or non-mature industry. For 2017, the compensation committee selected the following companies as our peer companies for compensation purposes, which we refer to collectively as the “2017 Compensation Peer Group.”

Aemetis, Inc.	Covanta Holding Corp.	Par Pacific Holdings, Inc.
AeroVironment, Inc.	Enphase Energy, Inc.	Plug Power, Inc.
Bill Barrett Corp.	EXCO Resources, Inc.	Power Solutions International, Inc.
Broadwind Energy, Inc.	FuelCell Energy, Inc.	Renewable Energy Group, Inc.
Callon Petroleum Co.	Green Plains, Inc.	Sanchez Energy Corp.
Chart Industries, Inc.	Halcon Resources Corp.	Stone Energy Corp.
Cheniere Energy, Inc.	Northern Oil & Gas, Inc.	W&T Offshore, Inc.
Clayton Williams Energy, Inc.	Pacific Ethanol, Inc.	Westport Fuel Systems, Inc.

The compensation committee used data about the 2017 Compensation Peer Group, as well as general industry survey data and other information provided by Semler Brossy, to serve as market reference points for 2017 executive compensation decisions, including decisions about overall compensation levels, which the compensation committee benchmarked to be near the median of the total compensation paid to similar executives of the 2017 Compensation Peer Group, as well as each compensation component, optimum pay mix and the relative competitive landscape for our 2017 executive compensation program. For compensation decisions in 2019 and 2020 to date, the compensation committee did not tie named executive officer compensation (either specific elements of compensation or total compensation levels) to any predetermined benchmark, but did continue to use the 2017 Compensation Peer Group data as one of many reference points when setting executive officer compensation levels through the exercise of its business judgment.

Although we used benchmarking in 2017 to provide a guideline market reference point for total named executive officer compensation levels, the compensation committee believes this practice may not always be the most appropriate tool for setting compensation due to aspects of our business and objectives that may be unique to us. As a result, the compensation committee retains discretion to vary executive compensation components and levels from targeted market reference points by any degree and at any time.

Review of Stockholder Say-on-Pay Votes

Consistent with the preference of our stockholders, which was expressed at our annual meeting of stockholders held in May 2018, our stockholders have the opportunity to cast an advisory vote on executive compensation, or a “say-on-pay” vote, once every year, and the next such vote will occur at the Annual Meeting. At the Company’s annual meeting of stockholders held in 2019, our executive compensation received a favorable advisory vote from approximately 96.7% of the votes cast on the proposal at the meeting (which excludes abstentions and broker non-votes).

In 2018 and 2019, various members of the Company’s senior management team, including its President and Chief Executive Officer and Chief Financial Officer, initiated engagement with certain of the Company’s stockholders to address the relatively lower level of support on our 2018 say-on-pay vote than we had experienced in prior years.  We considered the feedback from our stockholder engagement efforts, and that was one factor that contributed to the compensation committee’s decision to award 30% of the total shares subject to each executive’s 2019 option award in the form of performance-based VVOs.

Performance-based VVOs will vest only upon the satisfaction of certain performance conditions, namely a specified and objective increase in volume of GGEs of natural gas delivered by the Company on a year-over-year basis. Because we view the volume of natural gas we deliver as a material operating data point and a key indicator of the success of our business initiatives and strategies, the compensation committee believes this performance metric provides an appropriate incentive to our named executive officers to achieve an objective that we believe could meaningfully and positively affect our performance and, in turn, create value for our stockholders.

We believe the high degree of support on our 2019 say-on-pay proposal demonstrates that stockholders support our executive compensation program design and some of the recent changes made by the compensation committee in response to stockholder feedback.

We expect to continue to actively engage with our stockholders to discuss various compensation and governance matters and consider their feedback in determining named executive officer compensation. The compensation committee will also continue to consider the outcome of the Company’s say-on-pay votes, as well as this direct stockholder input, when making future compensation decisions for our named executive officers and in respect of our compensation program generally.

Assessment of Named Executive Officer Performance

The compensation committee believes our named executive officers are highly qualified, talented and dedicated to the Company. The following is a summary of the compensation committee’s assessment of the performance of each named executive officer in 2019:

Andrew J. Littlefair—President and Chief Executive Officer

Mr. Littlefair’s leadership of the Company resulted in substantial growth in 2019 despite certain factors that negatively affected our performance as described above. He led our efforts to secure reauthorization of AFTC.  Mr. Littlefair oversaw our RNG business and led our efforts with the U.S. EPA to address, among other things, matters that affect the market price for RINs. He worked diligently to promote the transition of shippers, manufacturers and other fleet operators to use natural gas vehicle fuel and to obtain commitments from these organizations to fuel at our stations. In addition, Mr. Littlefair served as our principal spokesperson to convey the Company’s message to customers, the finance and investor community, federal, state and local lawmakers and regulators, and the media.

Robert M. Vreeland—Chief Financial Officer

Since his appointment in the fourth quarter of 2014, Mr. Vreeland has directed our financial operations, including financial and capital plans and policies, accounting practices and procedures, and financial and tax reporting functions. He has also acted as the primary management contact for our audit committee and our independent registered public accounting firm. In 2019, he significantly contributed to our efforts to conserve cash resources, limit selling, general and administrative expenses and drive improved financial results.

Mitchell W. Pratt—Chief Operating Officer and Corporate Secretary

Mr. Pratt directed and managed the Company’s operations, engineering, construction, IT and public affairs teams. He also made vital contributions to the planning, engineering, construction, operation and maintenance of our natural gas fueling stations.

Barclay F. Corbus—Senior Vice President, Strategic Development

Mr. Corbus oversaw the development of key growth opportunities and financing strategies for the Company and interacted with the finance and investor community.

Components of Compensation

Our named executive officers’ compensation consists of the following components:

•      Base salary;

•      Performance-based and discretionary cash bonuses;

•      Equity incentives;

•      Change in control and post-termination severance compensation; and

•      Other benefits that are generally available to all of our salaried employees.

The following charts show the components of compensation for our named executive officers for 2019:

The compensation committee views the various components of compensation as distinct methods of achieving the various objectives of our compensation program and, as a result, it generally does not believe significant compensation derived from one component should negate or reduce compensation from other components. The compensation committee does, however, review and evaluate each executive’s total compensation as a whole, and it may make decisions regarding levels of certain compensation components based on this evaluation of overall compensation, including, for instance, determinations regarding target levels under our performance-based cash bonus plan or determinations regarding discretionary cash bonuses. The compensation committee also strives to provide an appropriate mix of long-term and short-term, cash and non-cash, and different forms of non-cash compensation; however, the compensation committee has not adopted formal plans or programs that allocate total compensation among these various characteristics.

In determining the mix and level of compensation components for our named executive officers, Mr. Littlefair typically makes recommendations to our compensation committee regarding appropriate pay. After reviewing Mr. Littlefair’s recommendations, our compensation committee makes the final determination regarding compensation mix and levels for each of our named executive officers. Although Mr. Littlefair submits recommendations to the compensation committee regarding his own proposed compensation, which the committee may take under advisement in its discretion, Mr. Littlefair does not participate in the compensation committee’s deliberations regarding his own compensation.

Mr. Littlefair’s recommendations, and the compensation committee’s decisions, regarding the mix and level of compensation components for each of our named executive officers are based on a number of factors, including, among others, the individual’s performance and contribution to our Strategic Plan and other business objectives; the Company’s overall performance, in light of business and industry conditions; general industry trends and market reference points;

the level of the individual’s responsibility; the seniority of the individual; the individual’s long-term commitment to our Company; the available pool of individuals with similar skills; principles of pay equity and relative pay (we generally believe that executives with comparable experience, levels of responsibility and performance deserve comparable compensation, and that more experienced executives with a greater degree of responsibility and higher performance levels deserve higher levels of compensation on a relative basis); the role of each compensation component in achieving the objectives of our executive compensation program; and the compensation committee’s business judgment and experience.

Base Salary

We provide base salaries to: recognize the experience, skills, knowledge and responsibilities of our named executive officers; reward individual performance and contribution to our overall business goals; and retain our executives. The compensation committee reviews base salaries annually and relies on its judgment and discretion in determining the amount of each named executive officer’s base salary. Proposed base salaries are prepared by Mr. Littlefair and recommended to the compensation committee for its consideration and approval.

2019 and 2020 Base Salaries

In setting 2019 base salaries for our named executive officers, the compensation committee considered Mr. Littlefair’s recommendations; the Company’s performance, in light of business and industry conditions; the compensation committee’s assessment of each executive’s performance, experience, responsibilities, work demands and tenure, as well as the retention risk associated with each executive; and the Company’s key objectives of conserving cash resources and limiting selling, general and administrative expenses. Based on these factors, the compensation committee determined to maintain 2019 and 2020 base salaries for our named executive officers at their 2018 levels, except that Mr. Vreeland’s base salary was increased by 6% for 2019 to better align his compensation with his responsibilities and the base salaries of our other senior executives.

Base salaries for our named executive officers in 2018, 2019 and 2020 are as follows:

	2018 Base	2019 Base	2020 Base
	Salary	Salary	Salary
Named Executive Officer	($)	($)	($)
Andrew J. Littlefair	700,812	700,812	700,812
Robert M. Vreeland	378,000	400,000	400,000
Mitchell W. Pratt	481,268	481,268	481,268
Barclay F. Corbus	443,415	443,415	443,415

Cash Bonuses

2019 Performance-Based Cash Bonus Plan

Structure. Our compensation committee believes a performance-based cash incentive program is important to focus our management on, and reward our executives for, achieving key Company objectives on an annual basis, as well as to deliver adequate retention value when combined with our other incentive programs, which may be denominated in equity and/or designed to incentivize performance over a longer term than annually. Each year, our compensation committee approves a performance-based cash bonus plan and pays bonuses after reviewing our performance with respect to the criteria set forth in the plan, subject to the compensation committee’s discretion to pay amounts that are higher or lower than the payouts prescribed by the criteria set forth in the plan and subject to each named executive officer’s continued service as an executive officer of our Company as of the bonus payment date. The performance criteria for cash bonus awards under the plan for 2019 were designed to incentivize management to make decisions that align our corporate goals with our stockholders’ interests, without promoting excessive risk-taking.

For 2019, the total potential cash bonus award under our performance-based cash bonus plan for each of our named executive officers was based on the following:

•      33% was based on our adjusted EBITDA, which is a non-GAAP financial measure described below;

•      25% was based on the volume of GGEs of natural gas we delivered;

•      22% was based on the achievement (as determined in the compensation committee’s sole discretion) of certain specified strategic initiatives; and

•      20% was based on our volume margin, as defined below.

The compensation committee added the volume margin criteria in 2017 to incentivize our named executive officers to achieve higher margins for the GGEs of natural gas we deliver, which we view as a material operating data point and a key indicator of the success of our business initiatives and strategies. Under the performance-based cash bonus plan, the compensation committee has the discretion to determine and adjust the performance criteria, consider factors and developments it deems relevant and award overall bonuses in the amounts it deems appropriate.

Pursuant to the performance-based cash bonus plan, if we exceed a performance target, then each named executive officer receives a pro-rata portion of the incremental annual cash bonus amount, up to the next performance target. The financial performance criteria are prepared by our Chief Financial Officer based on our annual budget, and the strategic initiatives are developed by our Chief Executive Officer. The financial performance criteria and strategic initiatives are then presented to our compensation committee for review, comment, adjustment and ultimate approval.

Under our 2019 performance-based cash bonus plan:

•      Mr. Littlefair was eligible to receive 70%, 100% or 150% of the base salary to which he is entitled under his employment agreement (which, for 2019, was 10% higher than the base salary actually paid to Mr. Littlefair, based on his voluntary election to reduce his base salary in February 2015) for our achievement of the base, middle and maximum performance targets, respectively, and we consider achievement of the middle performance targets to be Mr. Littlefair’s target bonus amount; and

•      Each of Messrs. Vreeland, Pratt, and Corbus was eligible to receive 50%, 70% or 100% of his respective base salary for our achievement of the base, middle and maximum performance targets, respectively, and we consider achievement of the middle performance targets to be Messrs. Vreeland’s Pratt’s, and Corbus’ target bonus amount.

Performance Criteria. For 2019, we defined the volume of GGEs of natural gas we delivered as (1) the volume of GGEs we sell to our customers as fuel, plus (2) the volume of GGEs dispensed at facilities we do not own but where we provide operation and maintenance services on a per-gallon or fixed fee basis, plus (3) our proportionate share of the GGEs sold as CNG by our joint venture Mansfield Clean Energy Partners, LLC.

For 2019, we defined volume margin as gross profit margin from the volumes of natural gas we delivered, excluding gross profit margin from certain royalties and from our sales of credits we generate under federal and state programs by selling RNG and conventional natural gas as a vehicle fuel, divided by the volumes of natural gas we delivered (where “gross profit margin” is our volume-related revenue less our volume-related cost of sales).

For 2019, we defined adjusted EBITDA as net income (loss) attributable to Clean Energy, plus (minus) income tax expense (benefit), plus interest expense, minus interest income, plus depreciation and amortization expense, plus stock-based compensation expense, plus (minus) loss (income) from equity method investments, and plus (minus) any loss (gain) from changes in the fair value of derivative instruments. The following table shows adjusted EBITDA as we defined it for 2019 and also reconciles this non-GAAP financial measure to the GAAP measure net income (loss):

Year Ended
Dec. 31, 2019
(in thousands)
Net income (loss) attributable to Clean Energy Fuels Corp.	$20,421
Income tax expense	858
Interest expense	7,574
Interest income	(2,437)
Depreciation and amortization	49,625
Stock-Based Compensation	3,880
Loss (income) from equity method investments	119
Loss (gain) from change in fair value of derivative instruments	5,545
Adjusted EBITDA	$85,585

For 2019, our strategic initiatives included ending 2019 with at least $75.0 million in cash; driving heavy duty truck adoption through the Zero Now program; working to accelerate the adoption of natural gas trucks in the Ports of Los Angeles and Long Beach; and securing reauthorization of AFTC.

The base, middle and maximum targets for the performance criteria under the bonus plan approved by our compensation committee for 2019, as well as our actual performance for these criteria, are set forth in the following table:

				Maximum	Actual
Performance Criteria	Weighting	Base Target	Middle Target	Target	Performance
Adjusted EBITDA(1)	33%	$52.1	$54.9	$60.2	$85.6
Volume (in GGEs)(1)	25%	417.3	439.3	461.3	400.8
Volume Margin (per GGE)	20%	$0.18	$0.20	$0.21	$0.18
Strategic Initiatives	22%	—	—	—	—

(1)    Target and actual performance amounts shown in thousands.

Payouts. The compensation committee met in February 2020 to review our 2019 actual performance versus the performance criteria and strategic initiative targets described above and to determine what payouts, if any, would be made under the 2019 performance-based cash bonus plan. The compensation committee determined:

•      50% of the strategic initiatives were achieved, which was consistent with target level performance, and therefore it was appropriate to provide a payout equal to the middle target amount for the strategic initiatives performance criterion.

•      Reinstatement of AFTC in December 2019 resulted in an additional $47.1 million of revenue to our company that positively affected our reported adjusted EBITDA.  In light of this, the compensation committee determined to provide a payout equal to 75% of the maximum amount for the compensation-based adjusted EBITDA criterion.

•      Because we achieved 100% of the base target for volume margin, the compensation committee determined it was appropriate to provide a payout equal to 100% of the base target amounts for the volume margin performance criterion.

•      With respect to the volume performance criterion, we achieved 96% of the minimum volume target in 2019 and as a result, the compensation committee determined it was appropriate to provide no payout for the volume performance criterion.

As further detailed in the table below, the compensation committee awarded Mr. Littlefair a bonus equal to approximately 73% of his target (or “middle”) bonus and awarded the other named executive officers a bonus equal to approximately 72% of their target (or “middle”) bonuses for 2019.

	Percent of	Percent of		Percent of
	Target	Target	Percent of	Target
	Bonus	Bonus	Target	Bonus
	Paid for	Paid for	Bonus	Paid for
	GGE	Adjusted	Paid for	Strategic
	Volume	EBITDA	Volume Margin	Initiatives	Percent of
	Performance	Performance	Performance	Performance	Total Target	Total
Name	Criterion	Criterion	Criterion	Criterion	Bonus Paid	Payout
Andrew J. Littlefair	—	113%	70%	100%	73%	$569,410
Robert M. Vreeland	—	107%	71%	100%	72%	$200,600
Mitchell W. Pratt	—	107%	71%	100%	72%	$241,356
Barclay F. Corbus	—	107%	71%	100%	72%	$222,373

2020 Performance-Based Cash Bonus Plan

In March 2020, the compensation committee approved our 2020 performance-based cash bonus plan. The plan has substantially the same design as our 2019 performance-based cash bonus plan, including the discretion afforded to our compensation committee in determining performance criteria, performance targets and actual payouts. Among other things, the 2020 plan provides that the total potential bonus award for each of our named executive officers under the plan will be based on the following:

•      33% will be based on our adjusted EBITDA, defined in substantially the same manner as was used for the 2019 plan;

•      25% will be based on the volume of GGEs of natural gas we deliver, defined in substantially the same manner as was used for the 2019 plan;

•      22% will be based on the achievement (as determined in the compensation committee’s sole discretion) of certain specified strategic initiatives; and

•      20% will be based on our volume margin, defined in substantially the same manner as was used for the 2019 plan.

2019 Discretionary Special Cash Bonuses

Our compensation committee may, in its discretion, award additional special cash bonuses to reward extraordinary efforts or performance by our named executive officers that the compensation committee believes are not otherwise covered by the performance criteria in our performance-based cash bonus plan. The compensation committee did not award any special cash bonuses to any of our named executive officers for performance in 2019.

Equity Incentives

We believe motivation of long-term performance is achieved through an ownership culture that encourages performance by our named executive officers through the use of stock-based awards. Our equity incentive plans have been established to provide certain of our employees, including our named executive officers, with incentives designed to align these employees’ interests with the interests of our stockholders. In general, the compensation committee develops its equity award determinations based on its judgments as to whether the equity awards provided to our named executive officers are sufficient to further our ownership culture, appropriately align the interests of our named executive officers with those of our stockholders and retain, motivate and adequately reward our executives on a long-term basis.

We have historically granted our named executive officers the following three types of equity awards under our equity incentive plans: stock options, RSUs and price-vested units (“Price-Vested Units” or “PVUs”). In addition, in February 2019, our compensation committee awarded a new type of equity award to our named executive officers, which we refer to as volume-vested options (“Volume-Vested Options” or “VVOs”). Each of these types of equity awards is described below.

Stock Options:

•      Afford the recipient the option to purchase shares of our common stock at a stated price per share.

•      All stock option awards granted under our equity incentive plans include an exercise price equal to the closing price of our common stock on the applicable grant date, and the grant date is always on or after the date of compensation committee approval.

•      Stock option awards granted to our named executive officers typically vest at a rate of 34% on the one-year anniversary of the date of grant and 33% on each subsequent anniversary until fully vested, subject to the named executive officer’s continued service for our Company at each vesting date.

RSUs:

•      Full-value awards that represent the contingent right to receive shares of our common stock upon achievement of stated vesting criteria.

•      RSU awards granted to our named executive officers typically vest at a rate of 34% on the one-year anniversary of the date of grant and 33% on each subsequent anniversary until fully vested, subject to the named executive officer’s continued service for our Company at each vesting date.

PVUs:

•      A form of RSU in which the shares subject to the award are earned if and when certain stock price hurdles (“Stock Price Hurdles”) are achieved.

•      The shares subject to the PVUs are only earned, or “vest,” if the closing price of our common stock equals or exceeds, for 20 consecutive days during the third or fourth year following grant, 135% of the price of our common stock on the grant date.

VVOs:

•      A form of performance-based stock option in which the shares subject to the award are earned if and when certain volume delivery hurdles (“Volume Hurdles”) are achieved.

•      The shares subject to the VVOs are earned, or “vest,” at a rate of 34% on the one-year anniversary of the date of grant and 33% on the second and third anniversaries of the date of grant if, as of each such date, (1) the volume of GGEs of natural gas delivered by us in our most recently completed fiscal year, defined as described under “Cash Bonuses—2019 Performance-Based Cash Bonus Plan—Performance Criteria,” has increased by 10% or more relative to the volume of GGEs of natural gas delivered by us in the fiscal year immediately preceding our most recently completed fiscal year, and (2) the named executive officer continues to be in service for our Company at such date.

In 2017, the compensation committee adopted equity award guidelines for our named executive officers regarding the timing and mix of equity awards (although, as guidelines, these practices remain subject to variance at the compensation committee’s discretion). Under these guidelines, our named executive officers receive annual equity awards in our first quarter, typically in connection with annual performance reviews. These annual equity awards include a mix of different types of awards, which may include stock options, RSUs, PVUs, in addition to the newly adopted VVOs or any other type of equity award our compensation committee may approve. The annual equity award levels, the types of awards and the proportion of award types are determined by the compensation committee on an annual basis in its discretion based on a number of factors, including, for instance, the status of our named executive officers’ then-outstanding equity awards; market factors and trends; and the goals sought to be achieved with each award. The following examples demonstrate the type of factors the compensation committee may consider in making these determinations:

•      As an example, the compensation committee may choose to grant PVUs if a strong stock-price performance incentive is desired because, in its view, PVUs have a robust performance orientation based on the market price of our common stock due to the forfeit of these awards in full if the Stock Price Hurdle is not achieved within the period specified by the award.

•      Similarly, the compensation committee may choose to grant VVOs if a performance incentive is desired, but the preferred metric is operations (volume)-based rather than market-based due to, among a variety of other potential reasons, general unpredictability and instability in the markets or a belief that a volume incentive could provide greater long-term value to the Company under the Strategic Plan and our other business initiatives.

•      As another example, the compensation committee may determine to grant stock option or RSU awards with time-based rather than performance-based vesting in order to provide greater certainty of vesting and value while still incentivizing long-term performance over time, particularly in periods of increased volatility in our stock price due to general market and industry conditions and a resulting decreased likelihood of vesting and/or overall value of other outstanding equity awards.

In determining award types and amounts, the compensation committee may consider a number of factors, including, among others:

•      The greater value of RSUs to executives due to their full-value nature;

•      The ability to use fewer shares to achieve similar value with RSUs as compared to stock options;

•      The need for stock price appreciation in order to provide any value with stock option awards; and

•      The treatment of these forms of equity awards under the terms of the 2016 Plan, including the counting of shares subject to RSU awards at 150% and thereby more rapidly depleting the share reserve under this plan.

The implementation of these equity award guidelines is intended to provide our executives more stable and predictable incentives by granting them awards on an annual basis, while maintaining an appropriate level of discretion by our compensation committee to vary the mix and levels of awards as our business and industry fluctuate and evolve over time. In addition, by splitting annual equity award grants among a mix of different types of awards, these guidelines are also intended to help reduce the effects of equity awards that may have vesting criteria, exercise prices or other conditions that become unattainable or reduce their value over time, in some cases due to factors that may be outside our control, which can cause the awards to deliver inadequate retention value or fail to achieve their long-term incentive purposes, and which can also lead to a large “overhang” of shares subject to outstanding equity awards that are unlikely to vest, settle or be exercised.

2019 Annual Equity Awards

In February 2019,the compensation committee awarded VVOs and stock options to our named executive officers in the amounts set forth in the table below. These awards were granted as annual equity awards under our equity award guidelines for our named executive officers. For 2019, the mix of VVOs and stock options was determined based on the factors described above, with a target proportion of 30% of the total shares subject to each executive’s equity awards being in the form of VVOs and 70% of the total shares subject to each executive’s equity awards being in the form of stock options.

These VVOs are subject to the terms and conditions of the 2016 Plan and a Notice of Grant of Stock Option and Stock Option Agreement, have an exercise price of $2.19 per share, and only vest on each of the first, second and third anniversaries of the date of grant if the applicable Volume Hurdle performance condition is achieved as of each such vesting date. These stock options are subject to the terms and conditions of the 2016 Plan and a Notice of Grant of Stock Option and Stock Option Agreement, have an exercise price of $2.19 per share, and vest according to the typical three-year vesting schedule described above.

	Number of	Number of
Named Executive Officer	VVOs	Stock Options
Andrew J. Littlefair	72,225	168,525
Robert M. Vreeland	37,800	88,200
Mitchell W. Pratt	37,800	88,200
Barclay F. Corbus	37,800	88,200

2020 Annual Equity Awards

In February 2020, the compensation committee awarded RSUs and stock options to our named executive officers in the amounts set forth in the table below. These awards were granted as annual equity awards under our equity award guidelines for our named executive officers.

These RSUs are subject to the terms and conditions of the 2016 Plan and a Notice of Grant of Restricted Stock Unit and Restricted Stock Unit Agreement, and vest according to the typical three-year vesting schedule described above. These stock options are subject to the terms and conditions of the 2016 Plan and a Notice of Grant of Stock Option and Stock Option Agreement, have an exercise price of $2.56 per share, and vest according to the typical three-year vesting schedule described above.

	Number of	Number of
Named Executive Officer	RSUs	Stock Options
Andrew J. Littlefair	61,200	91,800
Robert M. Vreeland	34,200	51,300
Mitchell W. Pratt	34,200	51,300
Barclay F. Corbus	34,200	51,300

Change in Control and Post-Termination Severance Compensation

Our employment agreements with our named executive officers, described under “Employment Agreements” below, provide them certain benefits if their employment is terminated, including a termination following a change in control but excluding a termination by the Company for cause or a voluntary termination by the named executive officer without good reason and not following a change in control. The compensation committee believes these benefits are important tools for retaining the services of our named executive officers and helping to align the interests of our named executive officers with those of our stockholders. The details and amounts of these benefits are described below under “Compensation of Executive Officers and Directors—Potential Payments Upon Termination or Change in Control.”

All equity awards granted to our named executive officers after November 2014, including the RSUs, stock options and VVOs awarded to our named executive officers in 2019 and 2020 to date, are subject to double-trigger vesting upon a change in control. The compensation committee previously determined to modify the standard vesting provisions of our named executive officers’ equity awards from “single-trigger” to “double-trigger” vesting in connection with a change in control because it believes double-trigger vesting more accurately reflects current market practices but still provides appropriate benefits to executives in the event of a termination in connection with a change in control, and is thus in the best interests of our Company and our stockholders. Further, we have not agreed to make any excise tax “gross-up” payments to our executives in connection with a change in control.

Other Benefits

We appreciate the tremendous value and contributions of our employees, and we believe providing a competitive employee benefits program is one of our most important investments. As a result, we offer an employee benefits program with a wide range of plans designed to promote the health and personal welfare of all employees, including our named executive officers. Participation in these plans is generally available to all of our employees on the same basis.

•      Retirement Benefits: 401(k) Plan. We sponsor the Clean Energy 401(k) Plan, which is intended to be a qualified retirement plan under Section 401(k) of the Code and is designed to enable our employees to save for retirement. To help increase the retirement savings of our employees, we contribute (or “match”), on a discretionary basis, up to 50% of our employees’ annual contributions to the 401(k) plan. We believe this contribution, which is not subject to any vesting conditions, exceeds the market practices in our industry.

•      Health and Welfare Benefit Plans. We recognize that good employee health is good business. We provide health and welfare benefit plans that are intended to ensure that our employees and their families have robust, competitive and cost-effective choices. We provide a variety of coverage options that allow employees to choose health and welfare benefits that best meet their needs, and we substantially contribute to the cost of premiums. These plans include HMO and PPO medical, dental, vision, life, AD&D, long term care, disability and pet insurance.

•      Employee Assistance Program (“EAP”).  Our EAP connects employees and their immediate family members to resources that provide counseling and support. Employees have access to professionals 24 hours a day, seven days a week, and these professionals can assist with a variety of personal issues.

•      ESPP. The purpose of our employee stock purchase plan (“ESPP”) is to provide employees with the opportunity to acquire a stock ownership interest in our Company through the purchase of common stock at a discount from the current market price.

Employment Agreements

We entered into employment agreements with each of our named executive officers on December 31, 2015. These employment agreements have the following key terms:

•      Each employment agreement has an initial term of three years ending on December 31, 2018, and automatic renewal thereafter for additional one-year periods (unless either party provides notice of non-renewal).

•      Each named executive officer is entitled to receive an annual base salary of no less than his base salary in 2015, which was the same as each named executive officer’s base salary for 2019 and 2020, except that (1) Mr. Littlefair’s 2019 base salary was lower as a result of his voluntary election to reduce his salary by 10% in February 2015, and (2) Mr. Vreeland’s 2019 and 2020 base salary was higher as a result of a  salary increase from 2018 to 2019 as described above.

•      Each named executive officer is eligible to receive an annual cash bonus of up to a specified percentage of his then-current annual base salary under the terms of our performance-based cash bonus plan in effect for the applicable year.

•      Each named executive officer would be entitled to receive certain severance compensation and benefits under certain circumstances upon a termination of the named executive officer’s employment with us. The details of this severance are described below under “Compensation of Executive Officers and Directors—Potential Payments Upon Termination or Change in Control.” In general, and in comparison to the severance compensation and benefits under our former employment agreements with our named executive officers, the current employment agreements provide for larger severance payments, but condition these payments on a so-called “double-trigger” upon a change in control, rather than a “single-trigger” upon a change in control as was provided in the former employment agreements. The employment agreements also do not include any “gross-up” provision for any excise taxes that may be triggered in connection with a change in control under Sections 280G and 4999 of the Code, and instead include a “best-net” cutback provision under which benefits are reduced to avoid triggering any such excise taxes unless the after-tax benefit is greater to the named executive officer without the cutback. The compensation committee determined that these terms are appropriate because they better align our severance and change of control payment practices with current market expectations and the interests of our named executive officers with those of our stockholders, while still providing a level of benefits the compensation committee believes is fair and reasonable and maintaining the retention value of these benefits.

Other Compensation Policies

Executive Stock Ownership Guidelines

We believe it is important to encourage our named executive officers to hold a material amount of our common stock, which links their long-term economic interest directly to that of our stockholders. To achieve this goal, we have established stock ownership guidelines applicable to our named executive officers. These guidelines provide that our Chief Executive Officer is required to own shares of our common stock valued at three times his annual base salary or more, and each of our Chief Financial Officer, Chief Operating Officer, Chief Marketing Officer, Senior Vice President, Strategic Development, and Senior Vice President, Sales and Finance, in each case if any person is appointed in such position, is required to own shares of our common stock valued at one times his annual base salary or more. Such level of ownership must be attained by the later of December 14, 2019 and five years after the date of an executive officer’s initial appointment as such. Stock options are not counted toward satisfaction of these stock ownership requirements. Executives who attain the applicable stock ownership level by the stated deadline will continue to satisfy the stock ownership requirements if the value of their stock holdings declines after such deadline solely due to a decrease in the trading price of our common stock. Each of our named executive officers had satisfied these stock ownership guidelines as of the record date for the Annual Meeting.

Hedging and Pledging of Company Securities

Our policies do not permit any of our executive officers or directors to “hedge” ownership of our securities by engaging in short sales or trading in put options, call options or other derivatives involving our securities. Further, our policies do not permit an executive officer or director to hold our securities in a margin account or pledge our securities as collateral for a loan unless the executive officer or director demonstrates to our satisfaction financial capacity to substitute other assets for Company securities in the event of a failure to meet a margin call or a default on the loan.

As of the date of this Proxy Statement, none of our directors or executive officers has pledged any of the shares of our common stock he or she owns.

Clawback Policy

The compensation committee has adopted a formal clawback policy regarding recoupment, or a “clawback,” of cash compensation in certain circumstances. The purpose of this clawback policy is to help ensure that executives act in the best interests of the Company and our stockholders. The clawback policy requires certain of our officers, including our named executive officers, to repay or return any cash bonus or other incentive cash compensation awarded to or received by such officer(s) in the event we issue a restatement of our financial statements due to material noncompliance with any financial reporting requirements and the restatement was caused by such officer’s fraud, intentional misconduct or gross negligence. In each case, the officer(s) would be required to repay or return the incentive cash compensation awarded to or received by the officer during the 12‑month period following the filing of the erroneous financial statement at issue. Pursuant to the clawback policy, in the event of any restatement of our financial statements, the compensation committee would consider a number of factors and exercise its business judgment in determining appropriate amounts, if any, to recoup. Further, the compensation committee retains the discretion to adjust or recover awards or payments if the relevant performance measures on which they are based are restated or are otherwise adjusted in a manner that would reduce the size of the award or payment. The clawback policy applies to cash compensation awarded to our officers from and after the date of its adoption.

Tax and Accounting Effects

In designing our compensation programs, the compensation committee considers the financial impact and tax and accounting effects that each element of compensation will or may have on the Company and our executives. One such area the compensation committee considers is the tax deductibility of each component of executive compensation. Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, Section 162(m) generally prohibited us from taking a tax deduction in any tax year for compensation paid to certain executive officers that exceeded $1,000,000, unless the compensation was payable only upon the achievement of pre-established, objective performance goals under a plan approved by our stockholders. As a result, we believe certain stock option, RSU and PVU awards we granted to our named executive officers before the impact of the TCJA have qualified as performance-based compensation under Section 162(m), although there is no guarantee that such equity awards, or any other performance-based compensation paid to our named executive officers, qualify as such. Under the TCJA, the exception for performance-based compensation under Section 162(m) has been repealed, so that the $1,000,000 limit on tax deductions in a tax year generally applies to anyone serving as our chief executive officer or our chief financial officer at any time during a taxable year as well as our top three other highest-compensated executive officers serving at fiscal year-end. These changes generally apply beginning in 2018, but generally do not apply to compensation provided pursuant to a binding written contract in effect on November 2, 2017 that is not modified in any material respect after that date. The compensation committee will continue to monitor developments under the TCJA, and will continue to consider steps that might be in our best interests to comply with Section 162(m), including after the impact from the TCJA. It is the compensation committee’s present intention to seek to structure executive compensation so that it will be deductible to the maximum extent permitted by applicable law, which means administering performance-based equity awards that were granted in 2017 or earlier in accordance with Section 162(m), as amended by the TCJA, in order to preserve their tax deductibility to the greatest extent possible; however, the compensation committee reserves the discretion to make any executive compensation decisions that it considers to be in the best interests of our Company and our stockholders, including to award compensation that may not be deductible or to amend existing compensation arrangements in a manner that could limit their deductibility.

COMPENSATION COMMITTEE REPORT

We, the compensation committee of the Board of Clean Energy Fuels Corp., have reviewed and discussed the Compensation Discussion and Analysis (set forth above) with management of the Company, and, based on such review and discussion, have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Chairman
Compensation Committee: John S. Herrington, Acting Chairman Lizabeth Ardisana Kenneth M. Socha

This compensation committee report shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act, other than as provided by applicable SEC rules, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. This compensation committee report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by or paid to each of our named executive officers for 2017, 2018 and 2019:

					Non‑Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)
Andrew J. Littlefair	2019	700,812	—	308,160	569,410	66,611	1,644,993
President and Chief Executive Officer	2018	700,812	292,838	188,100	713,271	66,361	1,961,382
	2017	700,812	637,404	434,200	512,491	22,626	2,307,533

Robert M. Vreeland	2019	396,192	—	161,280	200,600	12,500	770,572
Chief Financial Officer	2018	378,000	162,688	83,600	234,738	12,250	871,276
	2017	378,000	266,456	182,182	171,525	12,000	1,010,163

Mitchell W. Pratt	2019	481,268	—	161,280	241,356	12,500	896,404
Chief Operating Officer and Corporate Secretary	2018	481,268	162,688	83,600	298,867	12,250	1,038,673
	2017	481,268	222,047	151,818	218,384	12,000	1,085,517

Barclay F. Corbus	2019	443,415	—	161,280	222,373	12,500	839,568
Senior Vice President, Strategic Development	2018	443,415	162,688	83,600	275,361	12,250	977,314
	2017	443,415	156,740	126,813	201,208	12,000	940,176

(1)   The amounts shown in this column represent the grant date fair value of awards granted in each of the periods calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“FASB ASC 718”). For a discussion about the valuation models and assumptions used to calculate the fair value of these awards, see note 14 to the consolidated financial statements included in the Annual Report.  The grant date fair value of the VVO awards granted in 2019 under FASB ASC 718 is the same at the maximum and probable performance levels.

(2)   The amounts shown in this column represent the cash bonuses paid under our performance‑based cash bonus plan, as described under “Compensation Discussion and Analysis—Components of Compensation—Cash Bonuses—2019 Performance‑Based Cash Bonus Plan” above.

(3)   The amounts shown in this column represent, (a) for all named executive officers, the Company’s matching contributions under its savings plan qualified under Section 401(k) of the Code, and (b) for Mr. Littlefair in 2019, $43,485 and $10,626  paid by the Company for life insurance premium and vehicle lease payments, respectively.

Grants of Plan‑Based Awards

The following table summarizes all plan‑based awards granted to each of the named executive officers in 2019:

x
						All Other
						Option	Exercise		Grant
		Estimated Future Payouts				Awards:	or		Date Fair
					Under Equity	Number of	Base		Value of
		Under Non‑Equity Incentive			Incentive	Securities	Price of		Stock and
		Plan Awards(1)			Plan Awards (2)	Underlying	Option		Option
		Threshold	Target	Maximum	Target	Options(3)	Awards		Awards(4)
Name	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)		($)
Andrew J. Littlefair	—	545,076	778,680	1,168,020	—	—	—		—
	02/25/2019	—	—	—	—	168,525	2.19		215,712
	02/25/2019	—	—	—	72,225	—	2.19	(2)	92,448
Robert M. Vreeland	—	200,000	280,000	400,000	—	—	—		—
	02/25/2019	—	—	—	—	88,200	2.19		112,896
	02/25/2019	—	—	—	37,800	—	2.19	(2)	48,384
Mitchell W. Pratt	—	240,634	336,888	481,268	—	—	—		—
	02/25/2019	—	—	—	—	88,200	2.19		112,896
	02/25/2019	—	—	—	37,800	—	2.19	(2)	48,384
Barclay F. Corbus	—	221,708	310,391	443,415	—	—	—		—
	02/25/2019	—	—	—	—	88,200	2.19		112,896
	02/25/2019	—	—	—	37,800	—	2.19	(2)	48,384

(1)   The amounts shown in these columns represent the possible payouts under the 2019 performance‑based cash bonus plan based on achievement levels for certain specified Company performance criteria. The actual amounts paid pursuant to the 2019 performance‑based cash bonus plan are reported in the Summary Compensation Table in the “Non‑Equity Incentive Plan Compensation” column. The 2019 performance‑based cash bonus plan is described under “Compensation Discussion and Analysis—Components of Compensation—Cash Bonuses—2019 Performance‑Based Cash Bonus Plan” above.

(2)   The amounts shown in this column represent shares subject to VVO awards granted on February 25, 2019 pursuant to our 2016 Plan and have a vesting schedule as follows: 34%, 33% and 33% of the total shares subject to the stock option award vest on the first, second and third anniversary of the date of grant, respectively, if, as of each such date, the applicable Volume Hurdle has been achieved. For this purpose, the “Volume Hurdle” will have been achieved if, as of the applicable vesting date, the volume of gasoline gallon equivalents of natural gas we delivered in our most recently completed fiscal year has increased by 10% or more relative to the volume of gasoline gallon equivalents of natural gas we delivered in the fiscal year immediately preceding our most recently completed fiscal year.

(3)   The amounts shown in this column represent shares subject to option awards granted on February 25, 2019 pursuant to our 2016 Plan and have a vesting schedule as follows:  34% of the total shares subject to the stock option award vest on the first anniversary of the date of grant, and 33% vest on each anniversary thereafter until the award is fully vested.

(4)   The amounts shown in this column represent the grant date fair value of awards granted in 2019 calculated in accordance with FASB ASC 718. For a discussion about the valuation models and assumptions used to calculate the fair value of these awards, see note 14 to the consolidated financial statements included in the Annual Report.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes outstanding equity awards held by our named executive officers at December 31, 2019:

	Option Awards(1)							Stock Awards(1)
					Equity
					Incentive
					Plan awards:						Market
	Number of		Number of		Number of				Number of		Value of
	Securities		Securities		Securities				Shares or		Shares or
	Underlying		Underlying		Underlying				Units of		Units of
	Unexercised		Unexercised		Unexercised		Option		Stock That		Stock That
	Options—		Options—		Unearned		Exercise	Option	Have Not		Have Not
	Exercisable		Unexercisable		Options		Price	Expiration	Vested		Vested
Name	(#)		(#)		(#)		($)	Date	(#)		($)
Andrew J. Littlefair	100,000	(2)	—		—		13.49	12/1/2020	—		—
	100,000	(3)	—		—		14.22	1/3/2021	—		—
	150,000	(4)	—		—		13.09	12/12/2022	—		—
	75,000	(6)	—		—		6.01	2/27/2025	—		—
	96,000	(8)	—		—		5.02	11/16/2025	—		—
	24,000	(9)	—		—		3.63	1/5/2026	—		—
	174,200	(10)	85,800	(10)	—		2.83	1/13/2027	—		—
	—		—		—		—	—	74,326	(11)	173,923	(16)
	72,676	(12)	141,074	(12)	—		1.37	3/2/2028	—		—
	—		—		—		—	—	141,074	(13)	330,113	(16)
	—		168,525	(14)	—		2.19	2/25/2029	—		—
	—				72,225	(15)	2.19	2/25/2029	—		—
Robert M. Vreeland	75,000	(5)	—		—		6.51	11/4/2024	—		—
	25,000	(7)	—		—		8.66	5/12/2025	—		—
	48,000	(8)	—		—		5.02	11/16/2025	—		—
	12,000	(9)	—		—		3.63	1/5/2026	—		—
	73,091	(10)	36,000	(10)	—		2.83	1/13/2027	—		—
	—		—		—		—	—	31,070	(11)	72,704	(16)
	32,300	(12)	62,700	(12)	—		1.37	3/2/2028	—		—
	—		—		—		—	—	78,374	(13)	183,395	(16)
	—		88,200	(14)	—		2.19	2/25/2029	—		—
	—				37,800	(15)	2.19	2/25/2029	—		—
Mitchell W. Pratt	50,000	(2)	—		—		13.49	12/1/2020	—		—
	50,000	(3)	—		—		14.22	1/3/2021	—		—
	75,000	(4)	—		—		13.09	12/12/2022	—		—
	60,000	(6)	—		—		6.01	2/27/2025	—		—
	70,400	(8)	—		—		5.02	11/16/2025	—		—
	17,600	(9)	—		—		3.63	1/5/2026	—		—
	60,910	(10)	29,999	(10)	—		2.83	1/13/2027	—		—
	—		—		—		—	—	25,892	(11)	60,587	(16)
	32,300	(12)	62,700	(12)	—		1.37	3/2/2028	—		—
	—		—		—		—	—	78,374	(13)	183,395	(16)
	—		88,200	(14)			2.19	2/25/2029	—		—
	—		—		37,800	(15)	2.19	2/25/2029	—		—
Barclay F. Corbus	50,000	(2)	—		—		13.49	12/1/2020	—		—
	50,000	(3)	—		—		14.22	1/3/2021	—		—
	75,000	(4)	—		—		13.09	12/12/2022	—		—
	50,000	(6)	—		—		6.01	2/27/2025	—		—
	80,000	(8)	—		—		5.02	11/16/2025	—		—
	20,000	(9)	—		—		3.63	1/5/2026	—		—
	50,878	(10)	25,058	(10)	—		2.83	1/13/2027	—		—
	—		—		—		—	—	18,277	(11)	42,768	(16)
	32,300	(12)	62,700	(12)	—		1.37	3/2/2028	—		—
	—		—		—		—	—	78,374	(13)	183,395	(16)
	—		88,200	(14)	—		2.19	2/25/2029	—		—
	—		—		37,800	(15)	2.19	2/25/2029	—		—

(1)   Except as otherwise noted, all option and RSU awards granted before May 2016 were granted under our 2006 Plan and after May 2016 were granted under our 2016 Plan, and all such awards vest as follows: 34% of the shares subject to the award vest on the first anniversary of the date of grant and 33% of the shares subject to the award vest on each subsequent anniversary until all shares are fully vested, subject to continuing service by the named executive officer on each vesting date. The treatment of these option and RSU awards upon a termination or change of control is described under “Potential Payments Upon Termination or Change in Control” below.

(2)   Represents an option award granted on December 1, 2010.

(3)   Represents an option award granted on January 3, 2011.

(4)   Represents an option award granted on December 12, 2012.

(5)   Represents an option award granted on November 4, 2014.

(6)   Represents an option award granted on February 27, 2015.

(7)   Represents an option award granted on May 12, 2015.

(8)   Represents an option award granted on November 16, 2015.

(9)   Represents an option award granted on January 5, 2016.

(10) Represents an option award granted on January 13, 2017.

(11) Represents a RSU award granted on January 13, 2017.

(12) Represents an option award granted on March 2, 2018.

(13) Represents a RSU award granted on March 2, 2018.

(14) Represents an option award granted on February 25, 2019.

(15) Represents a VVO award granted on February 25, 2019.

(16) Amount determined by multiplying the unvested stock awards by $2.34, the closing price of our common stock on December 31, 2019.

Option Exercises and Stock Vested

The following table summarizes vesting of stock awards for each of our named executive officers in 2019:

	Stock Awards
	Number of
	Shares
	Acquired on	Value Realized
	Vesting	on Vesting
Name	(#)	($)
Andrew J. Littlefair	160,202	336,559
Robert M. Vreeland	81,347	171,208
Mitchell W. Pratt	76,168	160,747
Barclay F. Corbus	66,573	141,602

Employment Agreements

On December 31, 2015, we entered into an employment agreement with each of our named executive officers. See the description under “Compensation Discussion and Analysis—Employment Agreements” and below under “—Potential Payments Upon Termination or Change in Control” for more information.

Pension Benefits, Non‑Qualified Defined Contribution and Other Deferred Compensation Plans

We do not have any defined-benefit plans that provide for payments or other benefits to our named executive officers at, following or in connection with their retirement. We also do not have any non‑qualified defined contribution plans or other deferred compensation plans that provide for the deferral of compensation on a basis that is not tax‑qualified.

Potential Payments Upon Termination or Change in Control

The narrative and tables below describe the amount of compensation to be paid to our named executive officers in the event of a termination of employment or a change in control. The amount of compensation payable to each of our named executive officers upon a voluntary termination, voluntary termination for good reason, involuntary without cause termination, failure by us to renew the named executive officer’s employment agreement upon its expiration, for-cause termination, change in control of our Company, termination in connection with a change in control and termination due to disability or death is shown in tabular format. Except as otherwise noted, the amounts shown in these tables assume that each such termination or change in control was effective as of December 31, 2019, and thus are estimates of the amounts that would be paid to our named executive officers upon an actual termination or change in control because such amounts could only be determined at the time of such an actual termination or change in control. The amounts shown in these tables are based on the terms of each named executive officer’s employment agreement with us and the terms of agreements relating to each named executive officer’s outstanding equity awards.

Severance Compensation under Employment Agreements

Pursuant to the terms of the employment agreement for each named executive officer:

•      If we terminate a named executive officer without “cause” (as such term is defined in the employment agreement), if a named executive officer resigns for “good reason” (as such term is defined in the employment agreement) or if we do not renew the employment agreement before expiration of the term or any renewal term, then the named executive officer would be entitled to (1) a lump‑sum payment of an amount equal to the sum of (A) his annual base salary earned through the date of termination and any annual cash bonus earned for the prior year to the extent not previously paid, (B) any compensation previously deferred by the named executive officer (together with any accrued interest or earnings thereon), (C) 150% of one year’s then‑current annual base salary, (D) 150% of his previous year’s annual cash bonus actually earned under our performance‑based cash bonus plan, and (E) any vacation pay accrued and not paid as of the date of termination; (2) after the end of the calendar year in which the termination occurs, a lump‑sum payment of an amount equal to the annual cash bonus that would be payable to the named executive officer under our performance‑based cash bonus plan in respect of such year (based on the criteria applicable for that year) without any pro‑rating; and (3) continuing participation, at our expense, for a period of one year from the date of termination in the benefit programs in which the named executive officer was enrolled at the time of termination.

•      If we terminate any named executive officer’s employment without cause or do not renew his employment agreement within six months before or one year after the date of a “change in control” (as such term is defined in the employment agreement), or if a named executive officer resigns for good reason within six months before or one year after the date of the change in control, then the named executive officer would be entitled to the severance compensation described above, except that the lump‑sum payment described in (1) above for all named executive officers except Mr. Littlefair would consist of 225% of his then‑current annual base salary, 225% of his previous year’s annual cash bonus actually earned under our performance‑based cash bonus plan, and the amounts described in (A), (B) and (E); and the lump‑sum payment described in (1) above for Mr. Littlefair would consist of 300% of his then‑current annual base salary, 300% of his previous year’s annual cash bonus actually earned under our performance‑based cash bonus plan, and the amounts described in (A), (B) and (E).

•      If any named executive officer ceases to be an employee due to death or disability, then the named executive officer would be entitled to the amounts described in (1)(A), (B) and (E) and (2) above, except that the amount described in (2) above would be pro‑rated based on the number of weeks during the last fiscal year during which the named executive officer was an employee.

•      If, at any time that our common stock is not listed or quoted on a national securities exchange or an over-the-counter quotation system, (i) the employment of either of Messrs. Littlefair or Pratt is terminated for cause, we would be entitled, at our option, to repurchase all or a portion of our stock owned by him, or (ii) the employment of either of these named executive officers is terminated due to death or disability, we would be required to repurchase all of our stock owned by him.

In consideration of the receipt of any of the severance compensation described above and as a precondition to their receipt, each named executive officer would be required to execute and deliver, and not revoke, a release in favor of us in the form attached to his employment agreement. For purposes of the tables below, we have assumed that the amounts described in (1)(A) and (B) above have already been paid to the applicable named executive officer or are $0.

For purposes of each such named executive officer’s employment agreement:

•      “Cause” means (1) the named executive officer committing a material act of dishonesty against us, (2) the named executive officer being convicted of a felony involving moral turpitude or (3) the named executive officer committing a material breach of his confidentiality, trade secret, non‑solicitation or invention assignment obligations under his employment agreement.

•      “Good reason” means the named executive officer resigns from his employment after we (1) have materially diminished the named executive officer’s duties, authority, responsibility, annual base salary or annual incentive compensation opportunity, (2) materially breach the employment agreement; (3) change the person to whom the named executive officer reports, or (4) change the location of the named executive officer’s principal place of employment

•      “Change in control” means (1) any “person” (as defined or referred to in Section 3(a)(9) and/or 13(d)(1), et seq. of the Exchange Act and the associated rules of the SEC promulgated thereunder), other than an existing stockholder of the Company as of January 1, 2006, is or becomes the “beneficial owner” (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of our then‑outstanding securities, or (2) a merger or consolidation of the Company in which its voting securities immediately before the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the combined voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (3) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company, or (4) individuals who, as of the date of the employment agreement, constitute the Company’s board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Company’s board of directors; provided that, other than in connection with an actual or threatened proxy contest, any individual who becomes a director subsequent to the date of the employment agreement whose election, or nomination for election by the stockholders of the Company, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

Vesting of PVUs

The terms of the PVUs granted to our named executive officers are subject to the following provisions regarding changes in the employment status of a named executive officer: (i) the PVU award will be forfeited in full if the named executive officer’s employment with the Company is terminated for cause (as defined in his employment agreement) or voluntarily by the named executive officer before the fourth anniversary of the PVU’s grant date (“Termination Date”); (ii) if the named executive officer’s employment is terminated by the Company without cause (as defined in his employment agreement) and the Stock Price Hurdle is subsequently satisfied before the Termination Date, the Time‑Vested Percentage (as defined in the PVU award agreement) of the PVUs will vest on the date the Stock Price Hurdle is satisfied; (iii) if the named executive officer ceases to be an employee due to death or disability, the Time‑Vested Percentage of the PVUs will immediately vest; and (iv) if the Company experiences a “change in control,” as defined in the Amended and Restated 2006 Equity Incentive Plan (“2006 Plan”) or the 2016 Plan, as applicable, before the Termination Date, 100% of the PVUs will vest if the per share consideration received by holders of common stock in connection with such change in control equals or exceeds the Stock Price Hurdle. For purposes of the PVU award agreements, “Time‑Vested Percentage” means (1) the quotient of (A) the number of full months that have elapsed from the PVU’s grant date up to the date of the holder’s termination of service, divided by (B) forty‑eight, multiplied by (2) one hundred, provided that the Time‑Vested Percentage shall never exceed one hundred.

For purposes of the tables below, no amounts are shown for the vesting of PVUs because none of our named executive officers held any outstanding PVUs as of December 31, 2019.

Vesting of Options, VVOs and RSUs

The terms of the option and VVO awards granted to our named executive officers provide that all unvested options and VVOs will be forfeited if the named executive officer’s employment with the Company is terminated for cause (as defined in his employment agreement) or voluntarily by the named executive officer before their applicable vesting date, that all unvested options and VVOs will vest in full if the named executive officer’s employment is terminated by the Company without cause (as defined in his employment agreement), and that all vested options and VVOs will generally continue to be exercisable for three months after the date of any such termination. The terms of the RSU awards granted to our named executive officers provide that all unvested RSUs will be forfeited if the named executive officer’s employment with the Company is terminated by the Company for cause or voluntarily by the named executive officer before their applicable vesting date, and that all unvested RSUs will vest in full if the named executive officer’s employment is terminated by the Company without cause or if the named executive officer ceases to be an employee due to death or disability before their applicable vesting date.

If the Company experiences a “change in control,” as defined in the 2006 Plan or the 2016 Plan, as applicable, then each such named executive officer’s option, VVO and RSU awards that are outstanding on the date that immediately precedes the change in control will (A) if such awards are not assumed or replaced by the successor company in the change in control, immediately vest in full and, if applicable, become fully exercisable on the date of the change in control, or (B) if such awards are assumed or replaced by the successor company in the change in control but the named executive officer’s employment is terminated by the successor company without cause or by the named executive officer for good reason within 12 months following the change in control (based on the definitions of “cause” and “good reason” in his employment agreement with us), immediately vest in full and, if applicable, become fully exercisable on the date of such termination.

For purposes of the tables below, the “spread” value (i.e., the excess of $2.34 per share, which was the closing price of our common stock on December 31, 2019, over the applicable option exercise price) of unvested option awards that were “in the money” on December 31, 2019 is presented.  For VVOs, the tables below assume that all unvested VVOs will vest.

Potential Payments to Each Named Executive Officer

Andrew J. Littlefair

The following table shows the potential cash payments or other benefits to be provided to our President and Chief Executive Officer, Andrew J. Littlefair, if a termination and/or a change in control had occurred as of December 31, 2019:

								Involuntary
							Voluntary	Without
							Termination	Cause
							for Good	Termination
							Reason in	in
		Voluntary	Involuntary	Failure to			connection	connection
		Termination	Without	Renew		Change	with a	with a	Termination	Termination
	Voluntary	for Good	Cause	Employment	For-Cause	In	Change in	Change in	Due to	Due to
Benefit and Payments	Termination	Reason	Termination	Agreement	Termination	Control	Control	Control	Disability	Death
Cash Severance Payment	—	$2,690,535	$2,690,535	$2,690,535	—	—	$4,811,659	$4,811,659	—	—
Continuation of Medical/Welfare Benefits (present value)	—	$25,608	$25,608	$25,608	—	—	$25,608	$25,608	—	—
Vacation Pay	$80,863	$80,863	$80,863	$80,863	$80,863	—	$80,863	$80,863	$80,863	$80,863
RSU Vesting(1)	—	—	$504,036	$504,036	—	—	$504,036	$504,036	$504,036	$504,036
Option Vesting(2)	—	—	$172,954	$172,954	—	—	$172,954	$172,954	$172,954	$172,954
Total:	$80,863	$2,797,006	$3,473,996	$3,473,996	$80,863	—	$5,595,120	$5,595,120	$757,853	$757,853

(1)

At December 31, 2019, Mr. Littlefair held 215,400 RSUs that had not vested. The amounts in this row were determined by multiplying the unvested RSUs by $2.34, the closing price of our common stock on December 31, 2019.

(2)

At December 31, 2019, Mr. Littlefair held 381,824 options that had not vested and have an exercise price less than $2.34, the closing price of our common stock on December 31, 2019.  The amounts in this row were determined by multiplying the total number of unvested shares underlying the options by the excess of $2.34 over the exercise price for such options.

Robert M. Vreeland

The following table shows the potential cash payments or other benefits to be provided to our Chief Financial Officer, Robert M. Vreeland, if a termination and/or a change in control had occurred as of December 31, 2019:

								Involuntary
							Voluntary	Without
							Termination	Cause
							for Good	Termination
							Reason in	in
		Voluntary	Involuntary	Failure to			connection	connection
		Termination	Without	Renew		Change	with a	with a	Termination	Termination
	Voluntary	for Good	Cause	Employment	For-Cause	In	Change in	Change in	Due to	Due to
Benefit and Payments	Termination	Reason	Termination	Agreement	Termination	Control	Control	Control	Disability	Death
Cash Severance Payment	—	$1,146,995	$1,146,995	$1,146,995	—	—	$1,620,193	$1,620,193	—	—
Continuation of Medical/Welfare Benefits (present value)	—	$11,646	$11,646	$11,646	—	—	$11,646	$11,646	—	—
Vacation Pay	$46,154	$46,154	$46,154	$46,154	$46,154	—	$46,154	$46,154	$46,154	$46,154
RSU Vesting(1)	—	—	$256,099	$256,099	—	—	$256,099	$256,099	$256,099	$256,099
Option Vesting(2)	—	—	$79,719	$79,719	—	—	$79,719	$79,719	$79,719	$79,719
Total:	$46,154	$1,204,795	$1,540,613	$1,540,613	$46,154	—	$2,013,811	$2,013,811	$381,972	$381,972

(1)

At December 31, 2019, Mr. Vreeland held 109,444 RSUs that had not vested. The amounts in this row were determined by multiplying the unvested RSUs by $2.34, the closing price of our common stock on December 31, 2019.

(2)

At December 31, 2019, Mr. Vreeland held 188,700 options that had not vested and have an exercise price less than $2.34, the closing price of our common stock on December 31, 2019.  The amounts in this row were determined by multiplying the total number of unvested shares underlying the options by the excess of $2.34 over the exercise price for such options.

Mitchell W. Pratt

The following table shows the potential cash payments or other benefits to be provided to our Chief Operating Officer and Corporate Secretary, Mitchell W. Pratt, if a termination and/or a change in control had occurred as of December 31, 2019:

								Involuntary
							Voluntary	Without
							Termination	Cause
							for Good	Termination
							Reason in	in
		Voluntary	Involuntary	Failure to			connection	connection
		Termination	Without	Renew		Change	with a	with a	Termination	Termination
	Voluntary	for Good	Cause	Employment	For-Cause	In	Change in	Change in	Due to	Due to
Benefit and Payments	Termination	Reason	Termination	Agreement	Termination	Control	Control	Control	Disability	Death
Cash Severance Payment	—	$1,411,559	$1,411,559	$1,411,559	—	—	$1,996,661	$1,996,661	—	—
Continuation of Medical/Welfare Benefits (present value)	—	$20,018	$20,018	$20,018	—	—	$20,018	$20,018	—	—
Vacation Pay	$55,531	$55,531	$55,531	$55,531	$55,531	—	$55,531	$55,531	$55,531	$55,531
RSU Vesting(1)	—	—	$243,982	$243,982	—	—	$243,982	$243,982	$243,982	$243,982
Option Vesting(2)	—	—	$79,719	$79,719	—	—	$79,719	$79,719	$79,719	$79,719
Total:	$55,531	$1,487,108	$1,810,809	$1,810,809	$55,531	—	$2,395,911	$2,395,911	$379,232	$379,232

(1)

At December 31, 2019, Mr. Pratt held 104,266 RSUs that had not vested. The amounts in this row were determined by multiplying the unvested RSUs by $2.34, the closing price of our common stock on December 31, 2019.

(2)

At December 31, 2019, Mr. Pratt held 188,700 options that had not vested and have an exercise price less than $2.34, the closing price of our common stock on December 31, 2019. The amounts in this row were determined by multiplying the total number of unvested shares underlying the options by the excess of $2.34 over the exercise price for such options.

Barclay F. Corbus

The following table shows the potential cash payments or other benefits to be provided to our Senior Vice President, Strategic Development, Barclay F. Corbus, if a termination and/or a change in control had occurred as of December 31, 2019:

							Voluntary	Involuntary
							Termination	Without
							for Good	Cause
							Reason in	Termination
		Voluntary	Involuntary	Failure to			connection	in connection
		Termination	Without	Renew			with a	with a	Termination	Termination
	Voluntary	for Good	Cause	Employment	For-Cause	Change In	Change in	Change in	Due to	Due to
Benefit and Payments	Termination	Reason	Termination	Agreement	Termination	Control	Control	Control	Disability	Death
Cash Severance Payment	—	$1,300,537	$1,300,537	$1,300,537	—	—	$1,839,619	$1,839,619	—	—
Continuation of Medical/Welfare Benefits (present value)	—	$25,608	$25,608	$25,608	—	—	$25,608	$25,608	—	—
Vacation Pay	$51,163	$51,163	$51,163	$51,163	$51,163	—	$51,163	$51,163	$51,163	$51,163
RSU Vesting(1)	—	—	$226,163	$226,163	—	—	$226,163	$226,163	$226,163	$226,163
Option Vesting(2)	—	—	$79,719	$79,719	—	—	$79,719	$79,719	$79,719	$79,719
Total:	$51,163	$1,377,308	$1,683,190	$1,683,190	$51,163	—	$2,222,272	$2,222,272	$357,045	$357,045

(1)

At December 31, 2019, Mr. Corbus held 96,651 RSUs that had not vested. The amounts in this row were determined by multiplying the unvested RSUs by $2.34, the closing price of our common stock on December 31, 2019.

(2)

At December 31, 2019, Mr. Corbus held 188,700 options that had not vested and have an exercise price less than $2.34, the closing price of our common stock on December 31, 2019.  The amounts in this row were determined by multiplying the total number of unvested shares underlying the options by the excess of $2.34 over the exercise price for such options.

Pay Ratio

We are required by applicable SEC rules to disclose the annual total compensation of our Chief Executive Officer, the median annual total compensation of all of our other employees, and the ratio of these two amounts.

In determining the median annual total compensation of our employees other than our Chief Executive Officer, we started by preparing a list of all such employees as of December 31, 2019 and each such employee's taxable earnings for 2019 as reflected in our payroll records, which generally consists of salary; regular, hourly, and overtime wages; commissions; bonuses and other miscellaneous earnings. This list includes all of our employees on such date (except solely for our Chief Executive Officer), whether employed on a full-time, part-time, seasonal or temporary basis and wherever located, resulting in 391 employees who are all located in the United States. For any such employees who are permanently employed (in other words, who are not employed on a seasonal or temporary basis) and who joined the Company after January 1, 2019, this list reflects 2019 taxable earnings on an annualized basis. We then ordered the employees in this list based on the amounts of their 2019 taxable earnings, selected the single employee at the midpoint of the re-ordered list, and calculated the amount of this single midpoint employee's annual total compensation using the methodology required by SEC rules for calculating the total compensation of our named executive officers as reported in the Summary Compensation Table above. In order to determine whether the single midpoint employee's compensation had any anomalous characteristics, we then calculated the amount of the annual total compensation, also using the methodology required by SEC rules for calculating the total compensation of our named executive officers as reported in the Summary Compensation Table above, for the six other employees nearest to the single midpoint employee in the re-ordered list, and compared the annual total compensation of all seven of these employees. Based on this comparison, we determined that the single midpoint employee's annual total compensation is not anomalous to other employees with similar compensation levels, and as a result, the amount of the single midpoint employee's annual total compensation, which is $76,087, is considered the median annual total compensation of all of our employees other than our Chief Executive Officer for 2019. Utilizing this amount, as well as the annual total compensation of our Chief Executive Officer for 2019 of $1,644,993 as shown in the Summary Compensation Table above, we estimate the ratio of the annual total compensation of our Chief Executive Officer to the median annual total compensation of all of our other employees is 22 to 1.

We believe this pay ratio is a reasonable estimate calculated in a manner consistent with applicable SEC rules. In light of the many different methodologies, exclusions, estimates and assumptions companies are permitted to use in determining an estimate of their respective pay ratios, as well as the differing employment and compensation practices and industry standards that impact these ratios, our estimated pay ratio information may not be comparable to the pay ratio information reported by other companies and we discourage the use of this information as a basis for comparison between companies. Neither our compensation committee nor our management used our pay ratio information in making compensation decisions for 2019 or 2020.

Risks Related to Compensation Policies and Practices

The compensation committee regularly monitors and considers whether our overall compensation programs, including our executive compensation program, create incentives for employees to take excessive or unreasonable risks that could materially harm our Company. Although risk-taking is a necessary part of any business, the compensation committee focuses on aligning the Company’s compensation policies with the long-term interests of the Company and its stockholders and avoiding short-term rewards for management decisions that could pose long-term risks to the Company. Although a portion of our executive compensation plan is performance-based, which could motivate risk-taking, we do not believe our overall compensation structure encourages excessive or unnecessary risk-taking. We believe our approach to goal-setting, the mix of different types of compensation, payouts at multiple levels of performance, evaluation of performance results, and allowance for compensation committee discretion in determining award types, levels and payouts assist in mitigating these risks, as follows:

•      Our compensation structure includes a combination of compensation vehicles, including a competitive base salary and benefits generally available to all of our employees, equity awards to incentivize long-term performance and align the interests of our employees with those of our stockholders, annual cash bonuses to reward executives for achieving Company objectives, and change in control and post-termination severance compensation to encourage retention of our key executives.

•      To discourage excessive or unnecessary risk-taking, for 2019, payouts to each named executive officer under our performance-based cash bonus plan were based on four distinct performance metrics, each with material weighting. Additionally, the compensation committee retains the discretion to increase or decrease payouts under this bonus plan as it deems appropriate.

•      To help mitigate risks of overpayment due to fraudulent, intentional or grossly negligent errors, our clawback policy permits us, under certain circumstances, to recover certain cash compensation in the event of a restatement of our financial statements or excess payments of performance-based compensation in the event of a restatement or other adjustment of the performance measures on which the payments are based.

We further believe that our internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing our Company to a harmful long-term business transaction in exchange for a short-term compensation benefit.

Based on the factors described above, we believe our 2019 compensation programs do not create risks that are reasonably likely to have a material adverse effect on our Company.

DIRECTOR COMPENSATION

Overview

We use cash and equity compensation to attract and retain qualified candidates to serve on our Board. The amount and type of cash and equity compensation awarded to non-employee directors is determined by the compensation committee each year in its sole discretion. In setting non‑employee director compensation, the compensation committee considers a variety of factors, including the significant amount of time that our directors spend in fulfilling their duties to our Company, as well as the level of experience and skill required of the members of the Board. We have also awarded compensation to individual non‑employee directors or directors serving in certain positions on our Board or its committees in recognition of outstanding service or efforts on the Company’s behalf. Further, in setting director compensation, our compensation committee considers that a director’s independence may be jeopardized if director compensation and perquisites exceed customary levels, if the Company makes charitable or political contributions to organizations with which a director is affiliated or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which a director is affiliated. Directors who are our employees receive no additional compensation for their services as directors. In addition, for 2019 each of Messrs. Montantême and Nguer, and for 2020 each of Messrs. Charleux and Montantême voluntarily waived his right to receive compensation for his services as a director of our Company.

After reviewing the factors described above and others that it considered relevant, the compensation committee approved the non-employee director compensation program described below for 2019 and 2020 compensation.

Cash

For 2019 and 2020, our non‑employee directors (other than Messrs. Charleux, Montantême and Nguer) received (or will receive) the following cash compensation:

•      All of our non‑employee directors receive base cash compensation of $60,000 per year;

•      Audit committee members (other than the Chairman) receive an additional $2,500 in cash compensation per year in recognition of their additional responsibilities;

•      The Chairman of the audit committee receives an additional $10,000 per year in recognition of his additional responsibilities; and

•      The Chairman of the Board receives an additional $60,000 per year in recognition of his additional responsibilities.

Equity

For 2019, each non-employee director (other than Messrs. Montantême and Nguer, and Ms. Ardisana) received an option award for a number of shares equal to a grant date fair value of approximately $54,000, all of which were fully vested upon grant.  For 2020, each non-employee director (other than Messrs. Charleux and Montantême) received an option award for a number of shares equal to a grant date fair value of approximately $63,840, all of which were fully vested upon grant. The compensation committee chose to award options (rather than RSUs or a combination of RSUs and options) in 2019 and 2020 based on, among other things, its determination that our non-employee directors preferred option awards and the compensation committee’s desire to limit depletion of the 2016 Plan’s Share Limit (as described under “Equity Compensation Plans—2016 Plan,” each share of common stock issued in respect of RSUs awarded under the 2016 Plan is counted against the Share Limit as 1.5 shares, whereas each share of common stock issued in respect of options awarded under the 2016 Plan is counted against the Share Limit as 1.0 share).

Director Compensation Table

The following table summarizes the compensation we paid to directors who are not employees of our Company for 2019:

	Fees Earned or	Option
	Paid in Cash	Awards(2)	Total
Name(1)	($)	($)	($)
Stephen A. Scully(3)	122,500	54,400	176,900
Lizabeth Ardisana	15,000	—	15,000
John S. Herrington(4)	62,500	54,400	116,900
James C. Miller III(5)	70,000	54,400	124,400
Warren I. Mitchell(6)	60,000	54,400	114,400
Philippe Montantême	—	—	—
Momar Nguer	—	—	—
James E. O’Connor(7)	60,000	54,400	114,400
Kenneth M. Socha(8)	60,000	54,400	114,400
Vincent C. Taormina(9)	62,500	54,400	116,900

(1)   Andrew J. Littlefair, our President and Chief Executive Officer, is not included in this table because he is an employee of the Company and thus receives no additional compensation for his services as a director. The compensation received by Mr. Littlefair as an employee of the Company is shown in the Summary Compensation Table above.

(2)   On February 25, 2019, each of our non‑employee directors was granted an option award for 42,500 shares of common stock. The option awards have an exercise price of $2.19 per share, and all such awards were fully vested upon grant. The amounts shown in this column represent the grant date fair value of these option awards calculated in accordance with FASB ASC 718. For a discussion about the valuation models and assumptions used to calculate the fair value of these awards, see Note 14 to the consolidated financial statements included in the Annual Report.

(3)   As of December 31, 2019, Mr. Scully had fully vested and outstanding options to purchase the following: 20,000 shares at an exercise price of $11.93; 20,000 shares at an exercise price of $5.54; 40,000 shares at an exercise price of $1.37; and 42,500 shares at an exercise price of $2.19. As of December 31, 2019, Mr. Scully had fully vested stock awards of 119,118 shares.

(4)   As of December 31, 2019, Mr. Herrington had fully vested and outstanding options to purchase the following: 20,000 shares at an exercise price of $13.49; 20,000 shares at an exercise price of $14.22; 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; 20,000 shares at an exercise price of $5.54; 40,000 shares at an exercise price of $1.37; and 42,500 shares at an exercise price of $2.19. As of December 31, 2019, Mr. Herrington had fully vested stock awards of 119,118 shares.

(5)   As of December 31, 2019, Mr. Miller had fully vested and outstanding options to purchase the following: 20,000 shares at an exercise price of $13.49; 20,000 shares at an exercise price of $14.22; 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; 20,000 shares at an exercise price of $5.54; 40,000 shares at an exercise price of $1.37; and 42,500 shares at an exercise price of $2.19. As of December 31, 2019, Mr. Miller had fully vested stock awards of 119,118 shares.

(6)   As of December 31, 2019, Mr. Mitchell had fully vested and outstanding options to purchase the following: 20,000 shares at an exercise price of $13.49; 20,000 shares at an exercise price of $14.22; 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; 20,000 shares at an exercise price of $5.54; 40,000 shares at an exercise price of $1.37; and 42,500 shares at an exercise price of $2.19. As of December 31, 2019, Mr. Mitchell had fully vested stock awards of 119,118 shares.

(7)   As of December 31, 2019, Mr. O’Connor had fully vested and outstanding options to purchase the following: 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; 20,000 shares at an exercise price of $5.54; 40,000 shares at an exercise price of $1.37; and 42,500 shares at an exercise price of $2.19. As of December 31, 2019, Mr. O’Connor had fully vested stock awards of 119,118 shares.

(8)   As of December 31, 2019, Mr. Socha had fully vested and outstanding options to purchase the following: 20,000 shares at an exercise price of $13.49; 20,000 shares at an exercise price of $14.22; 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; 20,000 shares at an exercise price of $5.54; 40,000 shares at an exercise price of $1.37; and 42,500 shares at an exercise price of $2.19. As of December 31, 2019, Mr. Socha had fully vested stock awards of 119,118 shares.

(9)   As of December 31, 2019, Mr. Taormina had fully vested and outstanding options to purchase the following: 20,000 shares at an exercise price of $13.49; 20,000 shares at an exercise price of $14.22; 25,000 shares at an exercise price of $15.11; 20,000 shares at an exercise price of $13.09; 20,000 shares at an exercise price of $11.93; 20,000 shares at an exercise price of $5.54; 40,000 shares at an exercise price of $1.37; and 42,500 shares at an exercise price of $2.19. As of December 31, 2019, Mr. Taormina had fully vested stock awards of 119,118 shares.

EQUITY COMPENSATION PLANS

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information about compensation plans under which our equity securities are authorized for issuance as of December 31, 2019:

Equity Compensation Plan Information
	Number of Securities		Weighted-Average		Number of Securities
	to be Issued upon		Exercise Price of		Remaining Available
	Exercise of		Outstanding		for Future Issuance
	Outstanding Options,		Options, Warrants		under Equity
Plan Category	Warrants and Rights		and Rights		Compensation Plans
Equity compensation plans approved by security holders	10,353,470	(1)	$6.32	(2)	4,028,686	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	10,353,470		$6.32		4,028,686

(1)   Of these shares, 4,404,645 were subject to options then outstanding under the 2006 Plan, 4,717,020 were subject to options then outstanding under the 2016 Plan, and 1,231,805 were subject to RSUs then outstanding under the 2016 Plan. The Company’s authority to grant new awards under the 2006 Plan terminated upon the adoption of the 2016 Plan in May 2016.

(2)   This weighted-average exercise price does not reflect 1,231,805 shares that will be issued upon the settlement of outstanding RSUs.

(3)   Represents (a) 2,054,993 shares available for future issuance under the 2016 Plan as of December 31, 2019, and (b) 1,973,693 shares available for future issuance under the ESPP, excluding 51,401 shares that were subject to purchase under the ESPP during the purchase period ended December 31, 2019. Shares available under the 2016 Plan may be used for any type of award authorized in that plan, as described under the “2016 Plan” above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

2019 Related Party Transactions

Except as described below, since January 1, 2019, there has not been, nor is there currently proposed, any transaction or series of similar transactions in which we were or are to be a participant, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of our common stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest. This does not include employment compensation or compensation for Board service, which are described elsewhere in this Proxy Statement.

Relationships with TOTAL and its Affiliates

Total Private Placement

On May 9, 2018, we entered into a stock purchase agreement (the “Purchase Agreement”) with Total Marketing Services for the sale and issuance to Total Marketing Services of up to 50,856,296 shares of our common stock, representing approximately 25% of the outstanding shares of our common stock and the largest ownership position of our Company, for a per share purchase price of $1.64 and an aggregate cash purchase price of $83.4 million. The Total Private Placement closed on June 13, 2018.

Pursuant to the Purchase Agreement, Total Marketing Services has the right to designate up to two individuals to serve as directors on our Board. Subject to certain limited conditions as described in the Purchase Agreement, including compliance with our governing documents and all applicable laws, rules and regulations, we will be obligated to appoint or nominate for election as directors of our Company the individuals so designated by Total Marketing Services and, from and after such appointment or election, either (1) appoint one of these individuals to serve on the audit committee of the Board and any other Board committees that may be formed from time to time for the purpose of making decisions that are strategically significant to our Company, or (2) nominate another individual as an observer of such Board committees, who is to be invited to attend all meetings of such committees in a non-voting observer capacity. Total Marketing Services’ rights and our obligations relating to these designees and observers continue until (and if) (a) with respect to Total Marketing Services’ right to designate two individuals to serve as directors on our Board and an optional observer to serve on certain Board committees, Total Marketing Services’ voting power is less than 16.7% but more than 10.0%, and (b) with respect to Total Marketing Services’ right to designate one individual to serve as a director on our Board and an optional observer to serve on certain Board committees, Total Marketing Services’ voting power is less than 10.0%, in each case measured in relation to the votes then entitled to be cast in an election of directors by our stockholders.

The Purchase Agreement also provides that, until the later of May 9, 2020 or such date when Total Marketing Services ceases to hold more than 5% of our common stock then outstanding, among other similar undertakings and subject to customary conditions and exceptions, Total Marketing Services and its affiliates are prohibited from purchasing shares of our common stock or otherwise pursuing transactions that would result in Total Marketing Services owning more than 30% of our equity securities without the approval of our Board.

In connection with the Purchase Agreement on May 9, 2018, we and all of our then-directors and officers entered into a voting agreement with Total Marketing Services. Pursuant to the voting agreement, each of our directors and officers agreed to vote all shares of our common stock presently or hereafter owned or controlled by such director or officer, in any vote of our stockholders that may be held from time to time, in favor of the election of the individuals designated by Total Marketing Services to serve as directors on our Board. Each of our directors and officers has also granted to Total Marketing Services a proxy to vote all such shares in accordance with the terms of the voting agreement. For each of our directors and officers party to the voting agreement, the voting obligations contained in the agreement continue from and after, and for so long as, Total Marketing Services’ director designation rights are in effect, as described above, and such director or officer continues to serve in such capacity for our Company (other than Mr. Pickens, one of our former directors and co-founders, who continues to be bound by these voting obligations even after he has ceased to serve as such for our Company) and continues to hold shares of our common stock.

Pursuant to the Purchase Agreement, we also entered into a registration rights agreement with Total Marketing Services on June 13, 2018. Pursuant to the registration rights agreement, we became obligated to, at our expense, (1) file one or more registration statements with the SEC to cover the resale of the shares of our common stock purchased by Total Marketing Services under the Purchase Agreement, (2) use our commercially reasonable efforts to cause all such registration statements to be declared effective in a timely manner, (3) use our commercially reasonable efforts to maintain the effectiveness of such registration statements until all such shares are sold or may be sold without restriction pursuant to applicable rules under the Securities Act, and (4) make and keep available adequate current public information and timely file with the SEC all required reports and other documents until all such shares are sold or may be sold without restriction. If such registration statements are not filed or declared effective as described above or any such effective registration statements subsequently become unavailable for more than 30 days in any 12‑month period while they are required to maintained as effective, then we would be required to pay liquidated damages to Total Marketing Services equal to 0.75% of the aggregate purchase price for the shares remaining eligible for such registration rights each month for each such failure (up to a maximum of 4.0% of the aggregate purchase price for the shares remaining eligible for such registration rights each year).

Credit Support Agreement

On January 2, 2019, we entered a credit support agreement (“CSA”) with Total Holdings USA Inc. (“THUSA”), a wholly owned subsidiary of TOTAL. Under the CSA, THUSA agreed to enter into a guaranty agreement (“Guaranty”) pursuant to which it has guaranteed our obligation to repay up to $100.0 million in term loans (“Loans”) and interest thereon in accordance with a term credit agreement we have entered into with an unaffiliated third party (the “Lender”). In consideration for the commitments of THUSA under the CSA, we are required to pay THUSA, on a quarterly basis, a guaranty fee at a rate per annum equal to 10% of the average aggregate Loan amount for the preceding calendar quarter.

Following any payment by THUSA to the Lender under the Guaranty, we would be obligated to immediately pay to THUSA the full amount of such payment plus interest on such amount at a rate equal to LIBOR plus 1.0%. In addition, we would be obligated to pay and reimburse THUSA for all reasonable out-of-pocket expenses it incurs in the performance of its services under the CSA, including all reasonable out-of-pocket attorneys’ fees and expenses incurred in connection with the payment to the Lender under the Guaranty or any enforcement or attempt to enforce any of our obligations under the CSA.

The CSA includes customary representations and warranties and affirmative and negative covenants by us. In addition, upon the occurrence of a “Trigger Event” and during its continuation, THUSA may, among other things: elect not to guarantee additional Loans; declare all or any portion of the outstanding amounts we owe THUSA under the CSA to be due and payable; and exercise all other rights it may have under applicable law. Each of the following events constitutes a Trigger Event: we default with respect to any payment obligation under the CSA; any representation or warranty made by us in the CSA was false, incorrect, incomplete or misleading in any material respect when made; we fail to observe or perform any material covenant, obligation, condition or agreement in the CSA; or we default in the observance or performance of any agreement, term or condition contained in any other agreement with THUSA or an affiliate of THUSA.

As security for our obligations under the CSA, on January 2, 2019, we entered into a pledge and security agreement with THUSA and delivered a collateral assignment of contracts to THUSA, pursuant to which we collaterally assigned to THUSA all fueling agreements we enter into with participants in our Zero Now truck financing program. In addition, on January 2, 2019, we entered into a lockbox agreement with THUSA and PlainsCapital Bank, under which we granted THUSA a security interest in the cash flow generated by the fueling agreements we enter into with participants in the Zero Now program. Until the occurrence of a Trigger Event or Fundamental Trigger Event (as described below) under the CSA, we have the freedom to operate in the normal course and there are no restrictions on the flow of funds in and out of the lockbox account established pursuant to the lockbox agreement. Upon the occurrence of a Trigger Event under the CSA, all funds in the lockbox account will be: first, used to make scheduled debt repayments of Loans and interest thereon; and second, released to us. Further, upon the occurrence of a “Fundamental Trigger Event” under the CSA and during its continuation, in addition to exercising any of the remedies available to THUSA upon the occurrence of a Trigger Event as described above: all participants in the Zero Now program would pay amounts owed under their fueling agreements with us directly into the lockbox account; under a “sweep” mechanism, all cash in the lockbox account would be used to prepay all outstanding Loans; no other disbursements from the lockbox account could be made without THUSA’s consent; and THUSA would retain dominion over the lockbox account and the funds in the account would remain as security for our payment and reimbursement obligations under the CSA. Each of the following events constitutes a Fundamental Trigger Event: we default in the observance or performance of any agreement, term or condition contained in the term credit agreement governing the Loans that would constitute an event of default thereunder, up to or beyond any grace period provided in such agreement, unless waived by the Lender; we default in the observance or performance of any agreement, term or condition contained in any evidence of indebtedness other than such term credit agreement, and the effect of such default is to cause, or permit the holders of such indebtedness to cause, acceleration of indebtedness in an aggregate amount for all such collective defaults of $20.0 million or more; voluntary and involuntary bankruptcy and insolvency events; and the occurrence of a change of control of our Company.

The CSA will terminate following the later of: the payment in full of all of our obligations under the CSA; and the termination or expiration of the Guaranty following the maturity date of the last outstanding Loan or December 31, 2023, whichever is earlier.

Commodity Swap Arrangements

In October 2018, we entered into commodity swap arrangements with Total Gas & Power North America, an affiliate of TOTAL and THUSA, intended to manage diesel price fluctuation risks related to the natural gas fuel supply commitments we expect to make in our anticipated fueling agreements with fleet operators that participate in our Zero Now truck financing program, which arrangements cover five million diesel gallons of natural gas fuel volume annually from April 2019 through June 2024.

Sales of RINs

In 2019, we sold Renewable Identification Numbers to THUSA for proceeds of $1.7 million in the ordinary course of business and at market prices.

Relationships with Mr. Pickens

On September 18, 2018, upon his retirement as a director of our Company and his appointment as Director Emeritus, we entered into an agreement with Mr. Pickens that set forth his and our obligations and responsibilities relating to his position, including, among other things, confirming Mr. Pickens’ confidentiality obligations. Mr. Pickens served as Director Emeritus until his death in September 2019. As Director Emeritus, Mr. Pickens was invited to attend meetings of the Board, but was not considered a director of the Company and was not entitled to vote on any matter presented to the Board. Further, Mr. Pickens was not an employee of the Company in his position as Director Emeritus. Pursuant to our agreement with Mr. Pickens and in consideration of the services provided by him as Director Emeritus, we compensated Mr. Pickens in a manner consistent with our compensation arrangements for our non-employee directors. These compensation arrangements are described under “Director Compensation” above.

In November 2014, we entered into a sublease with Mr. Pickens (“Sublease”), pursuant to which we occupied, as the sublessee under the Sublease, 3,769 square feet of office space located in Dallas, Texas and leased by Mr. Pickens. The Sublease terminated in November 2019 and provided that we were to paid the following approximate amounts for rent, operating expenses and electric utilities in each remaining year of such term: $145,000 from November 2017 to November 2018 and $147,000 from November 2018 to November 2019. In May 2016, we agreed to sublease an additional 3,162 square feet of adjacent space from Mr. Pickens under the Sublease until November 2019 (the “Sublease Amendment”). We paid approximately $99,000 per year for rent, operating expenses and electric utilities for the space subject to the Sublease Amendment.

Policies and Procedures for Related Party Transactions

Our audit committee charter requires that all related party transactions, as defined in applicable SEC rules, be reviewed and approved by our audit committee or another independent body of the Board, in accordance with applicable Nasdaq rules. When evaluating any such transaction, our audit committee focuses on whether the terms of the transaction are at least as favorable to us as terms we would receive on an arm’s‑length basis from an unaffiliated third party. Each of the transactions described above that was required to be reviewed and approved by the audit committee in accordance with its charter was so reviewed and approved.

AUDIT COMMITTEE REPORT

The audit committee is responsible for overseeing our accounting, auditing and financial reporting practices on behalf of the Board. Management is responsible for the preparation and presentation of our consolidated financial statements, including establishing accounting and financial reporting principles and establishing and maintaining systems of internal control over financial reporting. Our independent registered public accounting firm is responsible for expressing an opinion on our consolidated financial statements and an opinion on our internal control over financial reporting.

In performing its responsibilities, the audit committee has reviewed and discussed, with management and KPMG LLP, our independent registered public accounting firm, the audited consolidated financial statements included in the Annual Report. The audit committee has also discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

Additionally, the audit committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the audit committee concerning independence, and has discussed with KPMG LLP its independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited consolidated financial statements of Clean Energy Fuels Corp. be included in our annual report on Form 10‑K for the year ended December 31, 2019 for filing with the SEC.

Audit Committee:
James C. Miller III, Chairman
John S. Herrington
Stephen A. Scully
Vincent C. Taormina

This audit committee report shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act, other than as provided by applicable SEC rules, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. This audit committee report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.

OTHER MATTERS

Stockholder Proposals for 2021 Annual Meeting

Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials

Stockholder proposals submitted pursuant to Rule 14a‑8 under the Exchange Act and intended to be presented at our 2021 annual meeting of stockholders and considered for inclusion in our proxy materials for that meeting must be received by our Secretary at our principal executive offices no later than December 4, 2020. However, if our 2021 annual meeting of stockholders is not held between April 15, 2021 and June 14, 2021, then such proposals must be received a reasonable time before we begin to print and send our proxy materials for the 2021 annual meeting of stockholders.

Director Nominations or Stockholder Proposals to be Brought Before an Annual Meeting But Not Included in Our Proxy Materials

Our amended and restated bylaws provide that, for stockholder nominations of directors or other proposals to be considered at an annual meeting but not sought to be included in our proxy materials for the meeting, the stockholder must have given timely written notice of the director nomination or proposal to us. To be timely for our 2021 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between the close of business on February 14, 2021 and the close of business on March 16, 2021; provided, however, that if our 2021 annual meeting of stockholders is not held between April 15, 2021 and June 14, 2021, then notice will be timely if it is received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by us fewer than 70 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us. A stockholder’s notice to the Company must set forth, as to each director nominee or other proposal the stockholder proposes to bring before our 2021 annual meeting, all of the information required by our amended and restated bylaws.  We will not entertain any director nominations or other proposals at the Annual Meeting or at our 2021 annual meeting that do not meet the requirements set forth in our amended and restated bylaws. Stockholder proposals or director nominations submitted to the Company’s Secretary that do not comply with the above requirements may not be brought before the 2021 annual meeting of stockholders.

Other Business at the Annual Meeting

We have not received any notice of other business to come before the Annual Meeting as of the date of this Proxy Statement and we do not otherwise know of any other business to be submitted at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the individuals we have designated as proxies for the Annual Meeting will vote on such matters in their discretion. It is the intention of such individuals to vote the shares represented by proxy at the Annual Meeting on any such matter as recommended by the Board or, if no recommendation is given, in accordance with their judgment.

More Information About the Company

For more information about the Company, please refer to our Annual Report, which accompanies this Proxy Statement. Our annual report on Form 10‑K for the year ended December 31, 2019, which is a part of the Annual
Report, was filed with the SEC on March 10, 2020, and is accessible on our website at http://investors.cleanenergyfuels.com/financial-information/annual-reports.   You may also obtain a copy of the Annual Report at no charge and copies of any exhibit listed in the Annual Report for a fee (equal to our reasonable expenses in furnishing such exhibit) by sending a written request to the attention of Investor Relations at the address of our principal executive offices.

By order of the Board,

MITCHELL W. PRATT
Corporate Secretary

Annex A

Proposed Amended and Restated 2016 Performance Incentive Plan

CLEAN ENERGY FUELS CORP.

AMENDED AND RESTATED 2016 PERFORMANCE INCENTIVE PLAN

1.PURPOSE OF PLAN

The purpose of this Clean Energy Fuels Corp. Amended and Restated 2016 Performance Incentive Plan (this “Plan”) of Clean Energy Fuels Corp., a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and the interests of the Corporation’s stockholders by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital‑raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S‑8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.PLAN ADMINISTRATION

3.1    The Administrator.  This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

3.2    Powers of the Administrator.  Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within any express limits on the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b)grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities‑based awards), determine the other specific terms and conditions of awards consistent with the express limits of this Plan, subject to the limits of this Section 3.2, establish the installment(s) (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time‑based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance‑based exercisability or vesting requirements, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, and establish the events (if any) of termination, expiration or reversion of such awards;

(c)approve the forms of any award agreements (which need not be identical either as to type of award or among participants);

(d)construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, make any and all determinations necessary under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten‑year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g)adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

(h)determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action to grant the award (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)determine whether, and the extent to which, adjustments are required pursuant to Section 7.1 hereof and take any of the actions contemplated by Section 7.2 in connection with the occurrence of an event of the type contemplated by Section 7.2;

(j)acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

(k)determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

Notwithstanding the foregoing and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

Notwithstanding the foregoing, and except as provided in the next sentence, all awards granted under this Plan shall be subject to a minimum vesting requirement of one year, and no portion of any award may vest earlier than the first anniversary of the grant date of the award (the “Minimum Vesting Requirement”). The Minimum Vesting Requirement shall not apply to 5% of the total number of shares available under this Plan, and shall not limit or restrict the Administrator’s discretion to accelerate the vesting of any award in circumstances it determines to be appropriate.

3.3    Binding Determinations.  Any determination or other action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, nor the Corporation or any of its Subsidiaries, shall be liable for any damages of a participant should an option intended as an ISO (as defined below) fail to actually meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to ISOs, should any other award(s) fail to qualify for any intended tax treatment, should any award grant or other action with respect thereto not satisfy Rule 16b‑3 promulgated under the Securities Exchange Act of 1934, as amended, or otherwise for any tax or other liability imposed on a participant with respect to an award.

3.4    Reliance on Experts.  In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5    Delegation.  The Administrator may delegate ministerial, non‑discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1    Shares Available.  Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2    Share Limits.  The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:

(1)24,850,000 shares of Common Stock, plus

(2)the number of any shares subject to stock options granted under the Corporation’s Amended and Restated 2002 Stock Option Plan (the “2002 Plan”) or the Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”) and outstanding on the date of the original stockholder approval of this Plan (the “Stockholder Approval Date”) which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised, plus;

(3)the number of any shares subject to restricted stock and restricted stock unit awards granted under the 2002 Plan or the 2006 Plan that are outstanding and unvested on the Stockholder Approval Date that are forfeited, terminated, cancelled or otherwise reacquired by the Corporation without having become vested.

provided that in no event shall the Share Limit exceed 39,394,159 shares (which is the sum of the 24,850,000 shares set forth above, plus the aggregate number of shares subject to awards previously granted and outstanding under the 2002 Plan and the 2006 Plan as of the Effective Date).

Shares issued in respect of any “Full‑Value Award” granted under this Plan shall be counted against the foregoing Share Limit as 1.5 shares for every one share issued in connection with such award. (For example, if a stock bonus of 100 shares of Common Stock is granted under this Plan, 150 shares shall be counted against the Share Limit in connection with that award.) For this purpose, a “Full‑Value Award” means any award under this Plan that is not a stock option grant or a stock appreciation right grant.

The following limits also apply with respect to awards granted under this Plan:

(a)The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 24,850,000 shares.

(b)Awards that are granted under this Plan during any one calendar year to any person who, on the grant date of the award, is a non‑employee director are subject to the limits of this Section 4.2(b). The maximum number of shares of Common Stock subject to those awards that are granted under this Plan during any one calendar year to an individual who, on the grant date of the award, is a non‑employee director is the number of shares that produce a grant date fair value for the award that, when combined with the grant date fair value of any other awards granted under this Plan during that same calendar year to that individual in his or her capacity as a non‑employee director, is $400,000; provided that this limit is $600,000 as to (1) a non‑employee director who is serving as the Independent Chair of the Board or the Lead Independent Director at the time the applicable grant is made or (2) any new non‑employee director for the calendar year in which the non‑employee director is first elected or appointed to the Board. For purposes of this Section 4.2(b), a “non‑employee director” is an individual who, on the grant date of the award, is a member of the Board who is not then an officer or employee of the Corporation or one of its Subsidiaries. For purposes of this Section 4.2(b), “grant date fair value” means the value of the award as of the date of grant of the award and as determined using the equity award valuation principles applied in the Corporation’s financial reporting. The limits of this Section 4.2(b) do not apply to, and shall be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Corporation or one of its subsidiaries. The limits of this Section 4.2(b) apply on an individual basis and not on an aggregate basis to all non‑employee directors as a group.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3    Awards Settled in Cash, Reissue of Awards and Shares.  Except as provided in the next sentence, shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award, shall be counted against the Share Limit and shall not be available for subsequent awards under this Plan. Any shares of Common Stock repurchased with the proceeds of any option exercise price shall not be available for awards under this Plan. To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the Share Limit. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be counted against the Share Limit with respect to such exercise. In addition, shares that are exchanged by a participant or withheld by the Corporation after the Stockholder Approval Date as full or partial payment in connection with any award granted under the 2002 Plan or 2006 Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries after the Stockholder Approval Date to satisfy the tax withholding obligations related to any award granted under the 2002 Plan or 2006 Plan, shall not be available for new awards under this Plan. To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan. In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 75 shares (after giving effect to the Full‑Value Award premium counting rules) shall be counted against the Share Limit).  The Company may not increase the Share Limits by repurchasing shares of Common Stock on the market (by using cash received through the exercise of stock options or otherwise). Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards.

4.4    No Fractional Shares; Minimum Issue.  Unless otherwise expressly provided by the Administrator, no fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards (or any particular award) granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.AWARDS

5.1    Type and Form of Awards.  The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are (subject, in each case, to the no repricing provisions of Section 3.2):

5.1.1    Stock Options.  A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.4.

5.1.2    Additional Rules Applicable to ISOs.  To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. If an otherwise‑intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be a nonqualified stock option.

5.1.3    Stock Appreciation Rights.  A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years.

5.1.4    Other Awards; Dividend Equivalent Rights.  The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Stock, and any of which may vest upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted as to a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the unvested portion of a restricted stock award that is subject to performance‑based vesting requirements or the unvested portion of a stock unit award that is subject to performance‑based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable performance‑based vesting requirements are not satisfied.  In addition, any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied. This ensures that if the underlying unvested award is forfeited, the dividends and/or dividend equivalents on the unvested awards will also be forfeited.

5.2    Award Agreements.  Each award shall be evidenced by a written or electronic award agreement or notice in a form approved by the Administrator (an “award agreement”), and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require.

5.3    Deferrals and Settlements.  Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions (if any) as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.4    Consideration for Common Stock or Awards.  The purchase price (if any) for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award;
•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;
•	the delivery of previously owned shares of Common Stock;
•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or
•

subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly‑issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay any purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.5    Definition of Fair Market Value.  For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the NASDAQ Stock Market (the “Market”) for the date in question or, if no sales of Common Stock were reported on the Market on that date, the closing price (in regular trading) for a share of Common Stock on the Market for the next preceding day on which sales of Common Stock were reported on the Market. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) for a share of Common Stock on the Market on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Market as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.6    Transfer Restrictions.

5.6.1    Limitations on Exercise and Transfer.  Unless otherwise expressly provided in (or pursuant to) this Section 5.6 or required by applicable law: (a) all awards are non‑transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.6.2    Exceptions.  The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.6.3    Further Exceptions to Limits on Transfer.  The exercise and transfer restrictions in Section 5.6.1 shall not apply to:

(a)transfers to the Corporation (for example, in connection with the expiration or termination of the award),

(b)the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if received by the Administrator,

(d)if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and any limitations imposed by the Administrator.

5.7    International Awards.  One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub‑plans, if any, appended to this Plan and approved by the Administrator from time to time. The awards so granted need not comply with other specific terms of this Plan, provided that stockholder approval of any deviation from the specific terms of this Plan is not required by applicable law or any applicable listing agency.

6.EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1    General.  The Administrator shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries, is not a member of the Board, and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2    Events Not Deemed Terminations of Service.  Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of any applicable maximum term of the award.

6.3    Effect of Change of Subsidiary Status.  For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun‑off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.

7.ADJUSTMENTS; ACCELERATION

7.1    Adjustments.  Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin‑off, split‑up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then‑outstanding awards.

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then‑outstanding performance‑based awards to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then‑outstanding performance‑based awards.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code as to ISOs, Section 409A of the Code as to awards intended to comply therewith and not be subject to taxation thereunder, and Section 162(m) of the Code as to any performance based compensation) and accounting (so as to not trigger any unintended charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2    Corporate Transactions—Assumption and Termination of Awards.  Upon any event in which the Corporation does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Corporation, in any case in connection with which the Corporation does not survive or does not survive as a public company in respect of its Common Stock), then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding awards or the cash, securities or property deliverable to the holder of any or all outstanding awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence in connection with which the Administrator has made provision for the award to be terminated (and the Administrator has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the award): (1) unless otherwise provided in the applicable award agreement, each then‑outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

For purposes of this Section 7.2, an award shall be deemed to have been “assumed” if (without limiting other circumstances in which an award is assumed) the award continues after the applicable event, and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to purchase or receive, as applicable and subject to vesting and the other terms and conditions of the award, for each share of Common Stock subject to the award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Corporation for each share of Common Stock sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Administrator may provide for the consideration to be received upon exercise or payment of the award, for each share subject to the award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3    Other Acceleration Rules.  The Administrator may override the provisions of Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

8.OTHER PROVISIONS

8.1    Compliance with Laws.  This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the

Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2    No Rights to Award.  No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3    No Employment/Service Contract.  Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4    Plan Not Funded.  Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5    Tax Withholding.  Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Corporation shall be made to provide for any taxes the Corporation or any of its Subsidiaries may be required to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:

(a)The Corporation or one of its Subsidiaries shall have the right to require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.

(b)The Corporation or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.

(c)In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy any applicable withholding obligation on exercise, vesting or payment.

8.6    Effective Date, Termination and Suspension, Amendments.

8.6.1    Effective Date.  This Plan was originally effective as of February 16, 2016, the date of its original approval by the Board (the “Effective Date”). The amended version of this Plan is effective as of February 26, 2020, the date this amended version was approved by the Board (the “Amendment Date”). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Amendment Date. Unless earlier terminated by the Board and subject to any extension that may be approved by stockholders, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Amendment Date. After the termination of this Plan either upon such stated termination date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2    Board Authorization.  The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3    Stockholder Approval.  To the extent then required by applicable law or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4    Amendments to Awards.  Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2.

8.6.5    Limitations on Amendments to Plan and Awards.  No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7    Privileges of Stock Ownership.  Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8    Governing Law; Construction; Severability.

8.8.1    Choice of Law.  This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.

8.8.2    Severability.  If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.9    Captions.  Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10    Stock‑Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation.  Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock‑based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided that the awards shall reflect adjustments giving effect to the assumption or substitution consistent with any conversion applicable to the Common Stock (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11    Non‑Exclusivity of Plan.  Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12    No Corporate Action Restriction.  The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Corporation or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof, as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation), or (g) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action. Awards need not be structured so as to be deductible for tax purposes.

8.13    Other Company Benefit and Compensation Programs.  Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans, arrangements or authority of the Corporation or its Subsidiaries.

8.14    Clawback Policy.  The awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have this proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CLNE2020 CLEAN ENERGY FUELS CORP. 4675 MACARTHUR COURT, SUITE 800 NEWPORT BEACH, CA 92660 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have this proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E98142-P36709 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CLEAN ENERGY FUELS CORP. The Board of Directors recommends you vote FOR ALL of the director nominees in Proposal 1. 1.Election of directors Nominees: For Withhold For All To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. All All Except 01) Lizabeth Ardisana 02) Philippe Charleux 03) John S. Herrington 04) Andrew J. Littlefair 05) James C. Miller III 06) Philippe Montantême 07) Stephen A. Scully 08) Kenneth M. Socha 09) Vincent C. Taormina The Board of Directors recommends you vote FOR Proposals 2, 3 and 4. For Against Abstain 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. 3. Approval, on an advisory, non-binding basis, of our executive compensation. 4. To approve an amendment to our 2016 Performance Incentive Plan ("2016 Plan") to increase the aggregate number of shares available under the 2016 Plan. NOTE: To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting. Authorized Signatures. This section must be completed for your vote to be counted. Date and sign below. Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. E98143-P36709 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CLEAN ENERGY FUELS CORP. I hereby appoint Stephen A. Scully and Andrew J. Littlefair, or either of them, as proxies, with power of substitution to each, to vote all shares of common stock that I am entitled to vote at the Annual Meeting of Stockholders of Clean Energy Fuels Corp. to be held on Friday, May 15, 2020 at 9:00 a.m. PDT, or at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present at the Annual Meeting and voting such shares. My appointed proxies are authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED "FOR ALL" NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2, 3 AND 4, AND IN THE DISCRETION OF THE APPOINTED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. If you vote by phone or Internet, please do not mail your proxy card. Thank You For Voting (CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE)